   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CARDINAL HEALTH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              OHIO                               5122                            31-0958666
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT D. WALTER
                                    CHAIRMAN
                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                 WITH COPIES TO

               DAVID A. KATZ, ESQ.                                JEFFERY B. FLOYD, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                           VINSON & ELKINS LLP
               51 WEST 52ND STREET                                2300 FIRST CITY TOWER
             NEW YORK, NY 10019-6150                          1001 FANNIN STREET, SUITE 2300
                  (212) 403-1000                                  HOUSTON, TX 77002-6760
                                                                      (713) 758-2222

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

             TITLE OF EACH                               PROPOSED MAXIMUM PROPOSED MAXIMUM     AMOUNT OF
          CLASS OF SECURITIES             AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
            TO BE REGISTERED               REGISTERED      PER SHARE(1)   OFFERING PRICE(1)        FEE
------------------------------------------------------------------------------------------------------------
Common Shares, without par value........ 9,276,989 shares      $55.54      $515,232,852.88  $156,131.17(2)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $515,232,852.88, which equals the average of the high and low prices of the common stock, without par value, of Owen Healthcare, Inc. ("Owen Common Stock"), of $27.4375, as reported on the New York Stock Exchange on February 10, 1997, multiplied by the total number of shares of Owen Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Owen Common Stock) to be cancelled in the merger of a subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Owen Healthcare, Inc. (the "Merger"). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of Cardinal common shares, without par value, that could be issued in the Merger based on the highest share exchange ratio (which exchange ratio may be adjusted under certain circumstances as provided in the Merger Agreement described in the Registration Statement).

(2) $95,608.45 of which was paid in connection with the filing by Owen Healthcare, Inc. on December 24, 1996 of preliminary proxy materials on
    Schedule 14A in connection with the Merger.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [Owen Healthcare, Inc. Letterhead]

                                                               February 17, 1997

Dear Fellow Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Owen Healthcare, Inc. ("Owen") to be held at 9800 Centre Parkway, Suite 1100, Houston, Texas, on Tuesday, March 18, 1997, at 10:00 a.m., local time.

     At the Special Meeting you will be asked to vote on a proposal to approve an Agreement and Plan of Merger, dated as of November 27, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Owen. Upon consummation of the Merger, Owen will become a wholly owned subsidiary of Cardinal, and Owen shareholders will be entitled to receive for each share of Owen common stock a fraction of a common share of Cardinal equal to $27.25 divided by the average share price of the Cardinal common shares prior to the Special Meeting calculated as described in the accompanying Proxy Statement/Prospectus (the "Exchange Ratio"), provided that, except in certain limited circumstances specified in the Merger Agreement, the Exchange Ratio will be no more than 0.4974 and no less than 0.4500.

     DETAILED INFORMATION REGARDING THE MERGER, THE MERGER AGREEMENT, CARDINAL AND OWEN IS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     FOR THE REASONS SET FORTH IN THE PROXY STATEMENT/PROSPECTUS, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, OWEN AND ITS SHAREHOLDERS AND RECOMMENDS THAT OWEN SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     In connection with its approval of the transaction with Cardinal, the Board of Directors of Owen has received written opinions dated November 27, 1996, from each of its financial advisors, Smith Barney Inc. ("Smith Barney") and Rauscher Pierce Refsnes, Inc. ("RPR"), to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the Exchange Ratio was fair, from a financial point of view, to the Owen shareholders. Copies of the written opinions of Smith Barney and RPR dated November 27, 1996, each of which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, are attached to the accompanying Proxy Statement/Prospectus as Annexes B and C, respectively, and should be read carefully in their entirety.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Owen common stock. Each of the directors of Owen, who as of February 10, 1997 beneficially owned in the aggregate approximately 22% of the outstanding Owen common stock, has agreed to vote or direct the vote of all Owen common stock over which they or their affiliates have voting power or control in favor of the Merger Agreement and the Merger.

     In view of the importance of the action to be taken at this important Special Meeting of Owen shareholders, we urge you to review carefully the accompanying Proxy Statement/Prospectus. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible to ensure that your shares are voted at the Special Meeting. Failure to vote will have the same effect as a vote against approval of the Merger Agreement.

     If you have any questions about the Merger, please call Morrow & Co., which is assisting with the solicitation of the proxies, at (800) 607-0088.

                                          Sincerely,

                                          /s/ DIAN G. OWEN
                                          --------------------------------------

                                          DIAN G. OWEN
                                          Chairperson of the Board

                             OWEN HEALTHCARE, INC.

                              9800 Centre Parkway
                                   Suite 1100
                           Houston, Texas 77036-8279

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 18, 1997
                            ------------------------

To the Shareholders of
Owen Healthcare, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Owen Healthcare, Inc., a Texas corporation ("Owen"), will be held on Tuesday, March 18, 1997, at 10:00 a.m., local time, at 9800 Centre Parkway, Suite 1100, Houston, Texas, for the following purposes:

          1. To consider and vote on a proposal (the "Merger Proposal") to approve the Agreement and Plan of Merger, dated as of November 27, 1996 (the "Merger Agreement"), by and among Owen, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Owl Merger Corp., a Texas corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into Owen (the "Merger") with the result that Owen will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Owen, if any, which will be cancelled) of Owen common stock, no par value ("Owen Common Stock"), will be converted into a fraction of a Cardinal common share, without par value, as determined pursuant to the share exchange formula set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 10, 1997, as the record date for the determination of the holders of Owen Common Stock entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. A list of the shareholders entitled to vote at the Special Meeting will be kept on file for a period of 10 days prior to the Special Meeting at the principal offices of Owen, and will be available for inspection by any shareholder during normal business hours for such period and at the Special Meeting. Owen shareholders will not be entitled to dissenters' or appraisal rights under Texas law or any other statute in connection with the Merger.

     Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the Annexes thereto, which are incorporated by reference herein and form a part of this Notice.

     YOUR VOTE IS IMPORTANT. THE MERGER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF OWEN COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD (OR VOTING INSTRUCTION CARD WITH RESPECT TO ANY INTEREST IN OWEN'S EMPLOYEE STOCK OWNERSHIP PLAN) AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. FAILURE TO VOTE, HOWEVER, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     FOR THE REASONS SET FORTH IN THE PROXY STATEMENT/PROSPECTUS, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, OWEN AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                                         By Order of the Board of Directors

                                         /s/ Stephen A. Drury
                                         STEPHEN A. DRURY
                                         Executive Vice President and Corporate
                                         Secretary
Houston, Texas
February 17, 1997

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

[Cardinal Health, Inc. Logo]                        [Owen Healthcare, Inc. Logo]
                             OWEN HEALTHCARE, INC.
                                PROXY STATEMENT
                            ------------------------

                             CARDINAL HEALTH, INC.
                                   PROSPECTUS
                            ------------------------

     This Proxy Statement/Prospectus is being furnished to holders of shares of common stock, without par value ("Owen Common Stock"), of Owen Healthcare, Inc., a Texas corporation ("Owen"), in connection with the solicitation of proxies by the Board of Directors of Owen for use at the Special Meeting of Owen Shareholders to be held on Tuesday, March 18, 1997, at 9800 Centre Parkway, Suite 1100, Houston, Texas, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting").

     At the Special Meeting, holders of Owen Common Stock ("Owen Shareholders") as of the close of business on the Record Date (as hereinafter defined) will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 27, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of Owl Merger Corp. ("Subcorp"), a Texas corporation and a wholly owned subsidiary of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), with and into Owen. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) Owen will become a wholly owned subsidiary of Cardinal and (ii) Owen Shareholders will be entitled to receive a fraction of a Cardinal Common Share, without par value ("Cardinal Common Share"), for each outstanding share of Owen Common Stock held by them (with cash in lieu of fractional shares) calculated by dividing $27.25 by the average share price of the Cardinal Common Shares prior to the Special Meeting calculated as described herein (the "Exchange Ratio"), provided that, except in certain limited circumstances specified in the Merger Agreement, the Exchange Ratio will be no more than 0.4974 and no less than
0.4500. For example, if the average share price of the Cardinal Common Shares is $61.50 (the last sale price of Cardinal Common Shares on February 11, 1997), the Exchange Ratio will be 0.4500. Under the Merger Agreement, the definitive Exchange Ratio will be determinable after the close of trading on the sixth trading day prior to the Special Meeting, at which time Owen Shareholders may call Morrow & Co. at (800) 607-0088, to obtain the definitive Exchange Ratio. See "The Merger Agreement -- Merger Consideration."

     This Proxy Statement/Prospectus also constitutes the Prospectus of Cardinal with respect to the Cardinal Common Shares to be issued by Cardinal in the Merger described herein in exchange for the outstanding shares of Owen Common Stock. Cardinal Common Shares are quoted on the New York Stock Exchange (the "NYSE") under the symbol "CAH." On February 11, 1997, the last sale price of Cardinal Common Shares on the NYSE Composite Tape was $61.50. Owen Common Stock is quoted on the NYSE under the symbol "OWN." On February 11, 1997, the last sale price of Owen Common Stock on the NYSE Composite Tape was $27.375. Owen Shareholders should obtain current quotes for the Cardinal Common Shares and Owen Common Stock.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

     All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Cardinal has been supplied by Cardinal. All information contained or incorporated by reference in this Proxy
Statement/Prospectus with respect to Owen has been supplied by Owen.

     This Proxy Statement/Prospectus, the Letter to Owen Shareholders, the Notice of the Special Meeting and the form of proxy for use at the Special Meeting are first being mailed to Owen Shareholders on or about February 18, 1997.
                            ------------------------

       The date of this Proxy Statement/Prospectus is February 12, 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CARDINAL COMMON SHARES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CARDINAL OR OWEN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes and incorporates by reference forward-looking statements based on current plans and expectations of Owen, Cardinal and Subcorp, relating to, among other matters, analyses, including opinions from independent financial advisors to Owen's Board of Directors as to the fairness from a financial point of view of the Exchange Ratio to Owen Shareholders, based upon forecasts of future results, and estimates of amounts that are not yet determinable. Such forward-looking statements are contained in the sections entitled "Summary," "The Merger," "Certain Federal Income Tax Consequences," "The Companies" and other sections of this Proxy Statement/Prospectus. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from that suggested in this Proxy Statement/Prospectus, including, among others, fluctuations in Owen's and Cardinal's quarterly operating results, Owen's and Cardinal's dependence on their current managements, potential conflicts of interests of certain persons, competition in the pharmacy management industry, as well as other factors described elsewhere in this Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

     Each of Cardinal and Owen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by either Cardinal or Owen with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or, with respect to certain of such material, through the Commission's World Wide Web site (http://www.sec.gov). The Cardinal Common Shares and the Owen Common Stock are listed on the NYSE, and such reports, proxy statements and other information concerning Cardinal or Owen should also be available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Cardinal has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Cardinal Common Shares to be issued in the Merger (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Cardinal and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete and, in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     OWEN SHAREHOLDERS WHO HAVE ANY QUESTIONS ABOUT CALCULATING THE EXCHANGE RATIO OR ABOUT EXECUTING, CHANGING OR REVOKING A PROXY SHOULD CONTACT MORROW & CO., INC. AT (800) 607-0088.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Cardinal with the Commission pursuant to the Exchange Act (Commission File No. 0-12591) are hereby incorporated by reference in this Proxy Statement/Prospectus:

          1. The description of Cardinal Common Shares contained in Cardinal's Registration Statement on Form 8-A dated August 19, 1994, and any amendment or report filed for the purpose of updating such description;

          2. Cardinal's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, filed with the Commission on August 26, 1996 (the "1996 Cardinal Form 10-K");

          3. The information contained in Cardinal's Proxy Statement dated September 27, 1996 for its Annual Meeting of Shareholders held on October 29, 1996 that has been incorporated by reference in the 1996 Cardinal Form 10-K and was filed with the Commission on Schedule 14A on October 5, 1996; and

          4. Cardinal's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996.

     The following documents filed by Owen with the Commission pursuant to the Exchange Act (Commission File No. 0-26416) are hereby incorporated by reference in this Proxy Statement/Prospectus:

          1. The description of Owen Common Stock contained in Owen's Registration Statement on Form 8-A filed with the Commission on May 21, 1996, and any amendment or report filed for the purpose of updating such description;

          2. Owen's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, filed with the Commission on February 11, 1997 (the "1996 Owen Form 10-K"); and

          3. The information contained in Owen's Proxy Statement dated March 8, 1996 for its Annual Meeting of Shareholders held on April 9, 1996 that has been incorporated by reference in the 1996 Owen Form 10-K and was filed with the Commission on Schedule 14A on March 13, 1996.

     All reports and other documents filed with the Commission by Cardinal or Owen pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CARDINAL AND OWEN THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE
FOLLOWING:

              CARDINAL DOCUMENTS                             OWEN DOCUMENTS
    ---------------------------------------      ---------------------------------------
    Cardinal Health, Inc.                        Owen Healthcare, Inc.
    5555 Glendon Court                           9800 Centre Parkway, Suite 1100
    Dublin, Ohio 43016                           Houston, Texas 77036-8279
    Attention: David Bearman                     Attention: Stephen A. Drury
               Executive Vice President          Executive Vice President
               and Chief Financial Officer       and Corporate Secretary

     IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY MARCH 11, 1997.

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
FORWARD-LOOKING STATEMENTS............      i
AVAILABLE INFORMATION.................      i
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................     ii
SUMMARY...............................      1
  The Companies.......................      1
  The Special Meeting.................      2
  The Merger..........................      2
  Certain Federal Income Tax
     Consequences.....................      9
  Comparison of Shareholder Rights....      9
  Recent Developments.................      9
  Summary Historical and Unaudited Pro
     Forma Financial Information......     10
COMPARATIVE PER SHARE DATA............     15
MARKET PRICE AND DIVIDEND DATA........     17
THE SPECIAL MEETING...................     18
  General.............................     18
  Matters to Be Considered at the
     Special Meeting..................     18
  Record Date; Vote Required; Voting
     at the Meeting...................     18
  Voting of Proxies...................     18
  Solicitation of Proxies.............     19
  Recommendation of the Owen Board of
     Directors........................     19
  Appraisal Rights....................     20
THE MERGER............................     20
  Background of the Merger............     20
  Reasons for the Merger;
     Recommendations of the Boards of
     Directors........................     22
  Opinions of Owen's Financial
     Advisors.........................     23
  Interests of Certain Persons in the
     Merger...........................     28
  Accounting Treatment................     29
  Regulatory Approvals................     30
  Federal Securities Law
     Consequences.....................     30
  Stock Option Agreement..............     31
  Support/Voting Agreements...........     33
THE MERGER AGREEMENT..................     34
  The Merger..........................     34
  Merger Consideration................     34
  Exchange Procedures.................     35
  Representations, Warranties and
     Covenants........................     35
  No Negotiations or Solicitations....     38
  Conditions..........................     40

                                        PAGE
                                        -----
  Owen Stock Options..................     41
  Employee Benefits...................     41
  Termination; Effect of
     Termination......................     41
  Amendment and Waiver................     42
  Expenses............................     42
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES........................     43
THE COMPANIES.........................     44
  Business of Cardinal................     44
  Subcorp.............................     45
  Business of Owen....................     45
COMPARISON OF SHAREHOLDER RIGHTS......     45
  Amendment of Charter Documents......     45
  Amendment and Repeal of Bylaws and
     Regulations......................     46
  Removal of Directors................     46
  Vacancies on the Board..............     46
  Right to Call Special Meeting of
     Shareholders.....................     47
  Shareholder Action Without a
     Meeting..........................     47
  Class Voting........................     47
  Cumulative Voting...................     47
  Provisions Affecting Control Share
     Acquisitions and Business
     Combinations.....................     47
  Shareholder Notice Procedures.......     48
  Mergers, Acquisitions and Certain
     Other Transactions...............     49
  Consideration of Constituencies.....     49
  Rights of Dissenting Shareholders...     49
  Director Liability and
     Indemnification..................     50
DESCRIPTION OF CARDINAL CAPITAL
  STOCK...............................     51
LEGAL MATTERS.........................     52
EXPERTS...............................     52
OTHER MATTERS.........................     53
SHAREHOLDER PROPOSALS.................     53

ANNEXES:
A -- Agreement and Plan of Merger,
     dated as of November 27, 1996,
     among Cardinal Health, Inc., Owl
     Merger Corp. and Owen Healthcare,
     Inc.
B -- Opinion of Smith Barney Inc.
     dated November 27, 1996
C -- Opinion of Rauscher Pierce
     Refsnes, Inc. dated November 27,
     1996

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto (the "Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Owen Shareholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Proxy Statement/Prospectus, including the Annexes.

                                 THE COMPANIES

CARDINAL AND SUBCORP

     Cardinal is a leading health care service provider which offers an array of value-added pharmaceutical distribution services to a broad base of customers. It is one of the nation's largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Through its Pyxis Corporation subsidiary ("Pyxis"), Cardinal develops and manufactures unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and alternate care facilities. Cardinal is also the largest franchisor of independent retail pharmacies in the United States through its Medicine Shoppe International, Inc. subsidiary ("MSI"). In addition, through its Allied Pharmacy Service subsidiary ("Allied"), Cardinal provides pharmacy management services to hospitals. PCI Services, Inc., one of Cardinal's subsidiaries, is also a leading international provider of integrated packaging services to pharmaceutical manufacturers.

     On December 16, 1996, Cardinal paid to the holders of record of Cardinal Common Shares at the close of business on December 2, 1996 three Cardinal Common Shares for every two Cardinal Common Shares then outstanding (the "Stock Split"). Unless otherwise provided herein, the information in this Proxy Statement/Prospectus reflects the Stock Split.

     Subcorp is a newly formed, wholly owned subsidiary of Cardinal formed for the purpose of effecting the Merger.

     The principal executive offices of Cardinal and Subcorp are located at 5555 Glendon Court, Dublin, Ohio 43016, and its telephone number is (614) 717-5000. See "The Companies -- Business of Cardinal."

OWEN

     Owen is the nation's leading provider of fully integrated pharmacy management and information services to hospitals, with more than 320 hospital pharmacies under management in 43 states as of November 30, 1996. Owen typically manages all aspects of its hospital clients' pharmacy operations, including staffing, purchasing, inventory control, medication dispensing, capturing patient charges, administration, quality control and information technology. Through its subsidiary, Meditrol Automation Systems, Inc., Owen also manufactures, sells and services its Meditrol(R) system, which is comprised of one or more computer-controlled, automated dispensing cabinets capable of being linked to the hospital's central information system. A Meditrol(R) unit located in patient care units, under pharmacy control, allows authorized nursing personnel rapid access to medications, enhances the accuracy of dispensing and patient charging, reduces drug waste and diversion, and eliminates many time-consuming drug distribution and record-keeping functions. In addition to its pharmacy management operations and Meditrol(R) automated medication management, Owen manages 26 healthcare materials outsourcing agreements, offers a proprietary materials numbering and classification system and a healthcare supply price database on a subscription basis. Hospital pharmacy management accounted for approximately 88% of Owen's revenues in fiscal 1996. The principal executive offices of Owen are located at 9800 Centre Parkway, Suite 1100, Houston, Texas 77036-8279, and its telephone number is (713) 777-8173. See "The Companies -- Business of Owen."

                              THE SPECIAL MEETING

     Date, Time and Place of the Special Meeting. The Special Meeting will be held at 9800 Centre Parkway, Suite 1100, Houston, Texas, on Tuesday, March 18, 1997, at 10:00 a.m., local time, to consider and vote upon (i) a proposal to approve the Merger Agreement (the "Merger Proposal"); and (ii) such other matters as may properly come before the Special Meeting.

     Record Date. Only Owen Shareholders of record at the close of business on February 10, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 17,147,084 shares of Owen Common Stock outstanding held by approximately 2,600 holders of record. See "The Special Meeting -- Record Date; Vote Required; Voting at the Meeting."

     Required Vote. Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the shares of Owen Common Stock outstanding and entitled to vote thereon. As of the Record Date, the directors and executive officers of Owen and certain of their affiliates may be deemed to be beneficial owners of approximately 22% of the outstanding Owen Common Stock. Each of the directors of Owen, who as of the Record Date beneficially owned in the aggregate approximately 22% of the outstanding Owen Common Stock, has agreed to vote or direct the vote of all Owen Common Stock over which such person or such person's affiliates have voting power or control in favor of the Merger Proposal. See "The Special Meeting -- Record Date; Vote Required; Voting at the Meeting."

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of Owen, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Special Meeting and voting in person. Owen Shareholders who require assistance in changing or revoking a proxy should contact Owen's proxy solicitor, Morrow & Co. at (800) 607-0088.

     Recommendation of the Board of Directors. The Board of Directors of Owen has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Owen and the Owen Shareholders. Accordingly, the Owen Board of Directors recommends that Owen Shareholders vote FOR the approval of the Merger Agreement.

     Appraisal Rights. Owen Shareholders will not be entitled to any appraisal or dissenters' rights in connection with the Merger. See "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

                                   THE MERGER

GENERAL; EXCHANGE RATIO; ADJUSTMENT ELECTION

     Pursuant to the Merger Agreement (a copy of which is attached hereto as Annex A), each share of Owen Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of Owen, if any, which will be cancelled, will be converted into and represent a fraction of a Cardinal Common Share equal to the Exchange Ratio.

     The Exchange Ratio (rounded to the nearest ten-thousandth of a share and as adjusted pursuant to the terms of the Merger Agreement to reflect the Stock Split) is equal to (i) the quotient obtained by dividing (a) $27.25 by (b) the average of the closing prices per share of the Cardinal Common Shares as reported on the NYSE Composite Tape on each of the last ten trading days ending on the sixth trading day prior to the Special Meeting (the "Average Share Price"); provided, however, that (x) if the Average Share Price is less than $54.7833, then the Exchange Ratio will be equal to 0.4974, or (y) if the Average Share Price is greater than $60.5500, then the Exchange Ratio will be equal to 0.4500; or (ii) if Cardinal has made an Adjustment Election (as defined below), then the Exchange Ratio will be the product of (a) 0.4974 and (b) the quotient obtained by dividing $46.1333 by the Average Share Price. Pursuant to the Merger Agreement, Owen has the right to terminate the Merger Agreement if the Average Share Price is less than $46.1333 if Cardinal has not given written notice to Owen in the manner provided in the Merger Agreement that the Exchange Ratio shall be calculated pursuant to clause (ii) above (an "Adjustment Election"). Therefore, if the Average Share Price is less than $46.1333, then, prior to Owen exercising its right to terminate the Merger Agreement, Cardinal would have the right to make an Adjustment Election, which, if made, would increase the Exchange Ratio above 0.4974 and would mean that Owen could not terminate the Merger Agreement because the Average Share Price is less than $46.1333. If, however, the Average Share Price is less than $46.1333 and Cardinal opts not to make an Adjustment Election, thereby leaving the Exchange Ratio at 0.4974, then Owen would have the right to terminate the Merger Agreement. The Board of Directors of Cardinal and Owen, respectively, have not determined what actions they would take or what factors they would consider if circumstances changed such that the Average Share Price was less than $46.1333. If the Average Share Price falls below $46.1333 and an Adjustment Election has not been made by Cardinal, the Owen Board would need to consider, in exercising their fiduciary duties to Owen Shareholders, if the Merger Agreement is not terminated whether to resolicit the votes of Owen Shareholders with respect to approval of the Merger Agreement to provide Owen Shareholders with an opportunity to reconsider their vote and/or investment decision. Consummation of the Merger and the conversion of Owen Common Stock into Cardinal Common Shares as described above are subject to the satisfaction or waiver of certain conditions (see "The Merger Agreement -- Conditions") and the right of one or both of Owen and Cardinal to terminate the Merger Agreement under certain circumstances as described under the caption "The Merger
Agreement -- Termination; Effect of Termination."

     The following table sets forth the Exchange Ratio and the "value" of the consideration to be received by Owen Shareholders for each share of Owen Common Stock, assuming various Average Share Prices between $54.7833 and $60.5500:

                                                    "VALUE" PER SHARE
                                                           OF
       AVERAGE SHARE PRICE*     EXCHANGE RATIO     OWEN COMMON STOCK**
       --------------------     --------------     -------------------
             $54.7833               0.4974               $ 27.25
              55.0000               0.4955                 27.25
              56.0000               0.4866                 27.25
              57.0000               0.4781                 27.25
              58.0000               0.4698                 27.25
              59.0000               0.4619                 27.25
              60.0000               0.4542                 27.25
              60.5500               0.4500                 27.25

---------------

* The Average Share Price is defined as the average of the closing prices per share of the Cardinal Common Shares as reported on the NYSE Composite Tape on each of the last ten trading days ending on the sixth trading day prior to the Special Meeting.
** Calculated by multiplying the Average Share Price by the Exchange Ratio. The actual value of the Cardinal Common Shares on the closing date of the Merger, which will be based upon the market value on a particular date of the Cardinal Common Shares received, may be higher or lower than the value indicated above, which is based on the average market value of the Cardinal Common Shares over a period of several days prior to the Special Meeting. The last sale price of the Cardinal Common Shares of the NYSE Composite Tape was $61.50 on February 11, 1997. Owen Shareholders should obtain current quotes for the Cardinal Common Shares.

     For example, if the average share price of the Cardinal Common Shares is $61.50 (the last sale price of Cardinal Common Shares on February 11, 1997), the Exchange Ratio will be 0.4500. If the Average Share Price is greater than $60.5500, the Exchange Ratio would remain at 0.4500, which effectively would increase the "value" of the consideration to be received by Owen Shareholders per share of Owen Common Stock as the Average Share Price increases. If the Average Share Price is less than $54.7833, the Exchange Ratio would remain at 0.4974, which effectively would decrease the "value" of the consideration to be received by Owen Shareholders per share of Owen Common Stock as the Average Share Price decreases. If the Average Share Price is less than $46.1333, Owen may terminate the Merger Agreement unless Cardinal makes an Adjustment Election. If Cardinal makes an Adjustment Election under such circumstances, the Exchange

Ratio would be increased to equal (i) 0.4974 multiplied by (ii) the quotient obtained by dividing $46.1333 by the Average Share Price. Based on the recent closing prices of Cardinal Common Shares on the NYSE Composite Tape, and on the fact that the Average Share Price, if calculated as of the Record Date, currently is significantly higher than $46.1333, neither Cardinal nor Owen has reason to believe that the Adjustment Election will be triggered, although there can be no assurance.

     As described above, the definitive Exchange Ratio will be determinable after the close of trading on the sixth trading day prior to the Special Meeting, at which time Owen Shareholders may call Morrow & Co. at (800) 607-0088, to obtain the definitive Exchange Ratio.

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Effective Time") when articles of merger are filed with the Texas Secretary of State or at such later time as is specified in the articles of merger. This filing will be made on a date (the "Closing Date") specified by Cardinal and Owen, which date will be as soon as practicable, but in any event within three business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as Cardinal and Owen may mutually agree. It is currently contemplated that the Closing Date will occur on the date of the Special Meeting, subject to satisfaction or waiver of each of the conditions to consummation of the Merger. See "The Merger
Agreement -- Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to, among other things, (i) approval by Owen Shareholders of the Merger Proposal; (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger having been issued and remaining in effect, and no statute, rule or regulation having been enacted by any governmental authority which prevents the consummation of the Merger; (iii) expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the Commission having declared the Registration Statement effective, and at the Effective Time, no stop order or similar restraining order having been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger; (v) receipt by each of Owen and Cardinal of legal opinions to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (vi) receipt by Cardinal of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP with respect to qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes; and (vii) no action having been instituted by any governmental authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated by the Merger Agreement which, in each case, continues to be outstanding.

     In addition, consummation of the Merger by either party to the Merger Agreement is conditioned upon the representations and warranties of the other party being true and correct on and as of the Closing Date (except for those made as of a specified time), except for such inaccuracies which have not had and could not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on the representing or warranting party, and performance in all material respects of each obligation and agreement and compliance in all material respects with each covenant to be performed and complied with by the other party thereto. See "The Merger -- Accounting Treatment," "The Merger -- Interests of Certain Persons in the Merger," "The Merger -- Regulatory Approvals," "The Merger Agreement -- Representations, Warranties and Covenants" and "The Merger Agreement -- Conditions."

NO SOLICITATION

     Pursuant to the Merger Agreement, Owen has agreed not to, and to cause its affiliates and representatives not to, solicit proposals from or provide information to or engage in discussions with third parties with respect to specified business combinations or similar transactions, subject to certain exceptions that would permit discussions with third parties regarding such transactions if necessary to comply with the fiduciary duties of the Board of Directors of Owen. See "The Merger Agreement -- No Negotiations or Solicitations."

TERMINATION OF THE MERGER AGREEMENT

     Under specified circumstances, the Merger Agreement may be terminated prior to the Effective Time, before or after approval of the Merger Agreement by the Owen Shareholders. See "The Merger Agreement -- Termination; Effect of Termination."

TERMINATION FEES

     If the Merger Agreement is terminated for specified reasons involving a competing business transaction relating to Owen, Owen would be required to pay Cardinal a termination fee and expenses aggregating up to $14.8 million. See "The Merger Agreement -- Termination; Effect of Termination."

OWEN OPTIONS

     At the Effective Time, each unexpired and unexercised option under stock option plans of Owen in effect on the date of the Merger Agreement which has been granted to current or former directors, officers or employees of Owen by Owen (each, an "Owen Option") will be automatically converted into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Owen Common Stock issuable immediately prior to the Effective Time upon exercise of the Owen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Owen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Owen Option immediately before the Effective Time; provided that with respect to any Owen Option that is an "incentive stock option" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. As of the Record Date, 1,503,879 shares of Owen Common Stock were issuable upon the exercise of outstanding Owen Options, which options, assuming an Exchange Ratio of 0.4500 (assuming an Average Share Price equal to the closing price of Cardinal Common Shares on February 11, 1997 of $61.50), will be converted to become approximately 676,745 Cardinal Exchange Options at the Effective Time. The average exercise price per share of all Owen Options outstanding as of the Record Date is $6.2431 per share. Following the Merger and assuming an Exchange Ratio of 0.4500, the average exercise price per share of Cardinal Exchange Options will be approximately $13.8736 per share. Each of the executive officers and directors of Owen currently holds Owen Options which will become Cardinal Exchange Options. Pursuant to the terms of the stock option agreements under which the Owen Options were issued to nonemployee directors of Owen, the unvested portion of each such Owen Option will vest upon consummation of the Merger.

EMPLOYEE BENEFITS

     Cardinal has agreed that, for a period of one year from and after the Effective Time, it will cause Owen, as the surviving corporation in the Merger (the "Surviving Corporation") to provide for the employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of Owen immediately prior to the date of the Merger Agreement. In the event Cardinal satisfies such obligations by adding employees of Owen to Cardinal's medical plan (the "Cardinal Medical Plan"), then eligibility of such employees for medical benefits under the Cardinal Medical Plan will not be subject to standard exclusions for pre-existing conditions.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on, among other matters, Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP to the effect that the Merger will qualify as a pooling-of-interests. See "The
Merger -- Accounting Treatment."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Owen. The Owen Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including among others: (i) the Owen Board's view that larger diversified companies will be better able to compete effectively in the rapidly changing and increasingly competitive health care industry, (ii) the opportunity the Merger will afford to accelerate the growth in sales of existing and new products and services through the companies' combined operations, (iii) the terms and conditions of the proposed Merger, including the premium to be paid and the tax-free nature of the transaction to the Owen Shareholders, (iv) information regarding historical market prices and other information with respect to the common stock of each of Owen and Cardinal,
(v) the prospects for positive long-term performance of Cardinal Common Shares,
(vi) the financial presentation of Owen's financial advisors, Smith Barney Inc. ("Smith Barney") and Rauscher Pierce Refsnes, Inc. ("RPR" and, together with Smith Barney, the "Financial Advisors"), and the opinions dated November 27, 1996 of Smith Barney and RPR to the Owen Board of Directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the Exchange Ratio was fair, from a financial point of view, to the Owen Shareholders (see "The Merger -- Opinions of Owen's Financial Advisors"),
(vii) the opportunity for shareholders of Owen to maintain a continuing equity interest in the combined company, (viii) the increase in market capitalization and liquidity for Owen Shareholders afforded by the combination of Owen and Cardinal, (ix) the compatibility of the business and operating strategies of Owen and Cardinal, and (x) the Owen Board's assessment of Owen's strategic alternatives to the Merger, including remaining an independent company, conducting acquisitions, and merging or consolidating with a party or parties other than Cardinal. For additional information, see "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Owen."

     THE BOARD OF DIRECTORS OF OWEN HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, OWEN AND THE OWEN SHAREHOLDERS. ACCORDINGLY, THE OWEN BOARD OF DIRECTORS RECOMMENDS THAT OWEN SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Cardinal consulted with Cardinal's legal and financial advisors as well as with Cardinal's management, and considered a number of factors, including among others (i) Owen's leadership role in reducing overall pharmacy costs and delivering superior clinical results as more hospitals explore pharmacy outsourcing in response to the health care industry's focus on cost containment;
(ii) the transaction's impact on Cardinal's continued development as a value-added provider of logistical, information, packaging, marketing and other health care services that distinguish Cardinal from its distribution competitors; (iii) potential synergies associated with combining Cardinal's Allied pharmacy management operation with Owen, allowing Owen to leverage its fixed investments over a larger customer base and provide hospital customers with better, more cost-effective services; (iv) the high quality of Owen's management team and service organization; (v) the financial return anticipated by Cardinal management after the Merger due to several factors, including the higher return on committed capital and return on sales Owen has historically earned relative to Cardinal; (vi) the ability to achieve the benefits of scale and efficiencies with respect to investments in new technology, systems and services; (vii) Owen's clinical information database regarding product efficacy and treatment cost, which complement Cardinal's existing sources of data and provide the platform for creation of potential new information businesses;
(viii) Owen's Meditrol(R) automated dispensing technology, which represents a potential product extension opportunity to Cardinal's Pyxis units for those hospitals with a focus on pharmacist control; and (ix) the fact that it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore, adding no goodwill relating to this transaction to Cardinal's balance sheet. For additional information, see "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Cardinal."

OPINIONS OF OWEN'S FINANCIAL ADVISORS

     Smith Barney and RPR have acted as financial advisors to Owen in connection with the proposed Merger and have delivered to the Board of Directors of Owen separate written opinions dated November 27, 1996 to the effect that, as of the dates of such opinions and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the Owen Shareholders. Copies of the written opinions of Smith Barney and RPR dated November 27, 1996, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Annexes B and C, respectively, to this Proxy Statement/Prospectus and should be read carefully in their entirety. The opinions of the Financial Advisors are directed to the Board of Directors of Owen and relate only to the fairness of the Exchange Ratio from a financial point of view, do not address any other aspect of the Merger or related transactions and do not constitute a recommendation to any shareholder as to how such shareholder should vote at the Owen Special Meeting. See "The Merger -- Opinions of Owen's Financial Advisors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Owen's Board of Directors with respect to the Merger Agreement, Owen Shareholders should be aware that certain officers and directors of Owen (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Owen Shareholders generally. These interests include, but are not limited to, the fact that (i) each of the executive officers and directors of Owen currently hold Owen Options, which will be converted into Cardinal Exchange Options in the Merger based on the Exchange Ratio which applies to the Owen Common Stock and vesting will be accelerated in the case of nonemployee directors; (ii) Owen and Cardinal have agreed to enter into employment agreements with certain officers or directors of Owen, including Dian G. Owen, Chairman, Carl E. Isgren, President and CEO, Harlan C. Stai, Executive Vice President, and Stephen A. Drury, Executive Vice President and Corporate Secretary, each at the Effective Time;
(iii) certain other officers of Owen may enter into employment agreements with Owen and Cardinal in contemplation of the Merger; and (iv) Cardinal has agreed, from and after the Effective Time, to cause Owen, as the surviving corporation (the "Surviving Corporation"), to indemnify and hold harmless present and former officers and directors of Owen in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation of Owen (the "Owen Articles") and the Bylaws of Owen (the "Owen Bylaws") in effect on the date of the Merger Agreement, and has agreed to maintain in effect after the Effective Time Owen's current policies of directors' and officers' liability insurance through the remainder of its term, which ends in June 1997. The Board of Directors of Owen was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger -- Support/Voting Agreements."

STOCK OPTION AGREEMENT

     Concurrently with the execution of the Merger Agreement, Cardinal and Owen entered into a Stock Option Agreement (the "Stock Option Agreement"), pursuant to which Owen granted to Cardinal an irrevocable option (the "Option") to purchase up to 3,396,750 shares of Owen Common Stock (representing 19.9% of the outstanding shares of Owen Common Stock as of the date of the Merger Agreement) at an exercise price per share equal to the lower of (x) $27.25 or (y) the Exchange Ratio multiplied by the average closing price of Cardinal Common Shares as reported on the NYSE Composite Tape during the five trading days immediately preceding the date of delivery to Owen of written notice of Cardinal's exercise of the Option. The Option is exercisable only upon the occurrence of certain events and provides Cardinal the right to require Owen to, or permits Owen at its election to, under certain circumstances, purchase for cash the unexercised portion of the Option and all shares of Owen Common Stock purchased pursuant to the Option. The Option, which was required by Cardinal as a condition to Cardinal's entering into the Merger Agreement, may deter proposals to acquire Owen by other parties and increase the likelihood of consummation of the Merger. See "The Merger -- Stock Option Agreement."

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, each of the directors of Owen, who as of the Record Date beneficially owned in the aggregate approximately 22% of the outstanding Owen Common Stock (each a "Supporting Shareholder" and, together, the "Supporting Shareholders"), executed separate Support/Voting Agreements with Cardinal pursuant to which each Supporting Shareholder agreed, among other things, to vote or direct the vote of all shares of Owen Common Stock beneficially owned by the Supporting Shareholder or its affiliates, or over which the Supporting Shareholder or any of its affiliates has voting power or control, directly or indirectly, to approve the Merger and the Merger Agreement and the transactions contemplated thereby. Each Supporting Shareholder also thereby agreed, among other things, not to and not to permit any company, trust or other entity controlled by the Supporting Shareholder or any of its affiliates to, (i) contract to sell, sell or otherwise transfer or dispose of any shares of Owen Common Stock, other than pursuant to the Merger, without Cardinal's prior written consent or (ii) solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Owen, or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of Owen, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Support/Voting Agreement prevents any Supporting Shareholder from taking any action or omitting to take any action (I) as a member of the Board of Directors of Owen necessary so as not to violate such Supporting Shareholder's fiduciary obligations as a director of Owen or (II) as an officer of Owen at the direction or request of the Board of Directors of Owen so long as such direction or request was not made in violation of any of the terms of the Merger Agreement. Each Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) the termination of the Merger Agreement and (ii) the Effective Time. See "The Merger -- Support/Voting Agreements."

REGULATORY APPROVALS

     On December 11, 1996, Cardinal and Owen completed the required filings under the HSR Act, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") in respect of the Merger, together with requests for early termination of the waiting period under the HSR Act. Expiration or early termination of the applicable waiting period under the HSR Act is a condition to the obligations of Cardinal and Owen to consummate the Merger. On January 10, 1997, the parties received second requests from the FTC for additional information and documents, and the parties submitted responses to such requests on February 11, 1997. See "The Merger -- Regulatory Approvals." Neither Cardinal nor Owen is aware of any other governmental or regulatory non-action approval required for consummation of the Merger, other than compliance with applicable securities laws.

EXCHANGE PROCEDURES

     If the Merger Proposal is approved and the Merger is consummated, as soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each Owen Shareholder to be used in forwarding certificates evidencing such holder's shares of Owen Common Stock for surrender and exchange for certificates evidencing Cardinal Common Shares to which such holder has become entitled and, if applicable, cash in lieu of fractional Cardinal Common Shares. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of Owen Common Stock should surrender such certificates to Boatmen's Trust Company, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Cardinal Common Shares to which he is entitled and any cash which may be payable in lieu of fractional Cardinal Common Shares. See "The Merger Agreement -- Merger Consideration." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. OWEN SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Owen expects to receive an opinion from Vinson & Elkins L.L.P. to the effect that if the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized for federal income tax purposes by Cardinal, Owen or the Owen Shareholders (except to the extent such holders receive cash in lieu of fractional Cardinal Common Shares). Such opinion is based upon and is subject to, among other things, customary representations made to Vinson & Elkins L.L.P. See "Certain Federal Income Tax Consequences."

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, shares of Owen Common Stock, the rights of which are governed by Texas law and Owen's Articles of Incorporation and Bylaws, will be converted into the right to receive Cardinal Common Shares, the rights of which are governed by Ohio law and Cardinal's Articles of Incorporation and Code of Regulations. There are differences between the rights of Owen Shareholders and the rights of holders of Cardinal Common Shares. These differences result from differences between Ohio and Texas law and differences between the governing instruments of Owen and Cardinal. For a discussion of the various differences between the rights of Owen Shareholders and Cardinal Shareholders, see "Comparison of Shareholder Rights."

                              RECENT DEVELOPMENTS

     On January 27, 1997, Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts 02109, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036, Putnam Investment Management, Inc., One Post Office Square, Boston, Massachusetts 02109, and The Putnam Advisory Company, Inc., One Post Office Square, Boston, Massachusetts 02109, jointly filed a report on Schedule 13G under the Exchange Act, reporting that Putnam Investments, Inc. and Putnam Investment Management, Inc. together beneficially owned 6,231,800 Cardinal Common Shares (or approximately 6.2% of the issued and outstanding Cardinal Common Shares as of the date of such filing).

     On February 11, 1997, Massachusetts Financial Services Company, 500 Boylston Street, Boston, Massachusetts 02116, filed an amendment to its report on Schedule 13G under the Exchange Act, reporting that it beneficially owned, as of such date, 1,620,005 shares of Owen Common Stock (or approximately 9.4% of the issued and outstanding shares of Owen Common Stock as of the Record Date).

                      SUMMARY HISTORICAL AND UNAUDITED PRO
                          FORMA FINANCIAL INFORMATION

CARDINAL SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Cardinal set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information of Cardinal incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                    FISCAL YEAR ENDED(1)                        SIX MONTHS ENDED
                                 ----------------------------------------------------------     DECEMBER 31,(1)
                                 MARCH 31,   MARCH 31,    JUNE 30,    JUNE 30,    JUNE 30,   ----------------------
                                    1992      1993(2)     1994(2)       1995      1996(2)     1995(3)     1996(3)
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net revenues.................... $3,739,700  $4,734,636  $5,963,280  $8,022,108  $8,862,425  $4,285,464  $5,116,996
Earnings available for Common
  Shares before cumulative
  effect of change in accounting
  principle.....................     38,560      65,086      79,825     137,534     111,864      58,458      78,251
Earnings per Common Share before
  cumulative effect of change in
  accounting principle (4):
    Primary..................... $     0.56  $     0.79  $     0.87  $     1.43  $     1.15  $     0.60  $     0.79
    Fully diluted...............       0.55        0.77        0.87        1.43        1.15        0.60        0.79
Cash dividends declared per
  Common Share (4).............. $     0.04  $     0.05  $     0.07  $     0.08  $     0.08  $     0.04  $     0.05
BALANCE SHEET DATA:
Total assets.................... $1,023,485  $1,265,861  $1,636,382  $2,160,961  $2,681,095  $2,386,568  $3,150,837
Long-term obligations, less
  current portion...............    306,066     276,748     210,196     209,214     265,144     211,633     297,909
Redeemable preferred stock......     19,560      20,400          --          --          --          --          --
Shareholders' equity............    281,651     395,762     567,345     799,559     930,710     864,149   1,097,589

---------------
(1) Amounts reflect business combinations in fiscal 1992, 1994, 1995, 1996 and 1997. The most significant of these business combinations have been accounted for as poolings-of-interests transactions and, accordingly, prior period amounts have been restated to retroactively reflect these combinations. For those business combinations which were accounted for as purchase transactions, the pro forma effect as if these transactions had occurred at the beginning of the respective periods would not have been significantly different.

(2) In fiscal 1996, Cardinal recorded charges of approximately $67.3 million ($47.8 million, net of tax) primarily in connection with the business combinations of Cardinal with MSI in November 1995 (the "MSI Merger") and Pyxis in May 1996 (the "Pyxis Merger"). In fiscal 1994, Cardinal recorded a charge to reflect estimated merger costs of approximately $35.9 million ($28.2 million, net of tax) in connection with the business combination of Cardinal with Whitmire Distribution Corporation ("Whitmire") in February 1994 (the "Whitmire Merger"). During fiscal 1993, Cardinal received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal. During fiscal 1993, Cardinal also recorded charges totaling approximately $13.7 million, primarily related to the closing of certain non-core operations and the restructuring of certain distribution operations. In addition, the modification of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge of approximately $5.2 million. Collectively, these items are referred to as "unusual items." See Note 2 of "Notes to Consolidated Financial Statements" in the 1996 Cardinal Form 10-K, which is incorporated by reference in this Proxy Statement/Prospectus.

(3) During the six months ended December 31, 1995 and 1996, Cardinal recorded a charge of approximately $17.6 million ($12.5 million, net of tax) in connection with the MSI Merger and $17.4 million ($12.7 million, net of tax) in connection with the business combination of Cardinal with PCI in October 1996 (the "PCI Merger"), respectively.

     The following supplemental information, presented for purposes of facilitating meaningful comparisons to ongoing operations and to other companies, summarizes the results of operations of Cardinal, adjusted to reflect the elimination of the effect of the unusual items discussed above and the redemption of Whitmire's preferred stock pursuant to the terms of the Whitmire Merger. Solely for purposes of the summary presented below, such redemption is assumed to have been funded from the liquidation of investments in tax-exempt marketable securities.

                                                        FISCAL YEAR ENDED          SIX MONTHS ENDED
                                                 -------------------------------     DECEMBER 31,
                                                 MARCH 31,   JUNE 30,   JUNE 30,   -----------------
                                                   1993        1994       1996      1995      1996
                                                 ---------   --------   --------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
    Earnings available for Common Shares before
      cumulative effect of change in accounting
      principle, excluding unusual items.......   $70,280    $108,938   $159,697   $70,953   $90,906
    Earnings per Common Share before cumulative
      effect of change in accounting principle,
      excluding unusual items:
         Primary...............................   $  0.86    $   1.18   $   1.65   $  0.73   $  0.91
         Fully diluted.........................      0.83        1.18       1.64      0.73      0.91

     Earnings as presented above are reconciled to the amounts in the preceding table as follows:

                                                        FISCAL YEAR ENDED          SIX MONTHS ENDED
                                                 -------------------------------     DECEMBER 31,
                                                 MARCH 31,   JUNE 30,   JUNE 30,   -----------------
                                                   1993        1994       1996      1995      1996
                                                 ---------   --------   --------   -------   -------
                                                                   (IN THOUSANDS)
    Earnings available for Common Shares as
      reported, before cumulative effect of
      change in accounting principle...........   $65,086    $ 79,825   $111,864   $58,458   $78,251
    Supplemental adjustments:
      Unusual items, primarily merger costs....                28,180     47,833    12,495    12,655
      Preferred stock redemptions..............     2,876       1,205
      Interest adjustment on preferred stock...      (575)       (272)
      Termination fee..........................    (7,163)
      Restructuring charge.....................     7,265
      Stock option charge......................     2,791
                                                  -------    --------   --------   -------   -------
    Earnings as supplementally adjusted........   $70,280    $108,938   $159,697   $70,953   $90,906
                                                  =======    ========   ========   =======   =======

(4) Earnings and cash dividends per share have been adjusted to give retroactive effect for stock splits, including the three-for-two split paid on December 16, 1996.

OWEN SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Owen set forth below has been derived from and should be read in conjunction with the audited consolidated financial statements and other financial information of Owen incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                         FISCAL YEAR ENDED NOVEMBER 30,
                                              ----------------------------------------------------
                                                1992       1993     1994(1)    1995(5)      1996
                                              --------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Revenues....................................  $256,605   $290,277   $320,409   $383,995   $449,331
Net income..................................     2,583      4,803      5,191      8,110     10,907
Earnings per share(2):
  Primary...................................  $   0.30   $   0.56   $   0.53   $   0.62   $   0.60
  Fully diluted(3)..........................      0.27       0.48       0.46       0.56       0.60

BALANCE SHEET DATA:
Total assets................................  $ 70,040   $ 76,867   $106,415   $147,730   $169,168
Long-term debt, less current portion........    17,012     22,759     31,255          2         --
ESOP Common Stock(4)........................    15,575     16,986     21,046         --         --
Shareholders' equity(4).....................     4,297      7,997     20,311    110,300    120,222

---------------
(1) Amounts reflect the business combination with Meditrol, Inc. in April 1994, which was accounted for using the purchase method. See Note 9 of "Notes to Consolidated Financial Statements" in the 1996 Owen Form 10-K, which is incorporated by reference in this Proxy Statement/Prospectus.

(2) Earnings per share have been adjusted to give retroactive effect to a five-for-two stock split paid by Owen in June 1995.

(3) Includes the effect of Owen's convertible subordinated notes prior to their conversion into shares of Owen Common Stock in August 1995.

(4) Represents Owen's obligations to repurchase shares of Owen Common Stock owned by Owen's ESOP. Upon completion of the public offering in August 1995, this obligation terminated and such amount was reclassified as shareholders' equity. See Note 7 of "Notes to Consolidated Financial Statements" in the 1996 Owen Form 10-K, which is incorporated by reference in this Proxy Statement/Prospectus.

(5) In August 1995, Owen completed a secondary offering of common stock which yielded $50.7 million in net proceeds to Owen for the 4,598,400 shares sold by Owen, with which Owen repaid its long-term debt and amounts outstanding under its revolving credit line. In addition, the holders of $10 million in convertible subordinated notes of Owen converted such notes into 2,380,952 shares of Owen Common Stock. See Note 4 of "Notes to Consolidated Financial Statements" in the 1996 Owen Form 10-K, which is incorporated by reference in this Proxy Statement/Prospectus.

UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION

     The unaudited pro forma combined summary financial information of Cardinal and Owen set forth below gives effect to the Merger under the pooling-of-interests accounting method, and assumes that the Merger had occurred at the beginning of the periods presented. The pro forma data presents the consolidated statement of earnings for Cardinal for the fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996, and the six months ended December 31, 1995 and December 31, 1996, combined with the statement of earnings of Owen for the twelve months ended May 31, 1994, May 31, 1995 and May 31, 1996, and the six months ended November 30, 1995 and November 30, 1996. The unaudited pro forma balance sheet information presents the balance sheet of Cardinal at June 30, 1996 and December 31, 1996, combined with the balance sheet of Owen as of May 31, 1996 and November 30, 1996, respectively. Owen's fiscal year ends on November 30. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position.

                                         FISCAL YEAR ENDED(1)                  SIX MONTHS ENDED(1)
                               ----------------------------------------           DECEMBER 31,
                                JUNE 30,       JUNE 30,       JUNE 30,      -------------------------
                                1994(2)          1995         1996(2)        1995(2)        1996(2)
                               ----------     ----------     ----------     ----------     ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net revenues.................  $6,267,348     $8,368,641     $9,273,818     $4,482,412     $5,351,882
Earnings available for Common
  Shares, excluding Owen
  merger expenses............      84,827        143,003        122,448         62,887         83,003
Earnings per Common Share,
  excluding Owen merger
  expenses(3)(4):
  Primary....................  $     0.88     $     1.41     $     1.17     $     0.60     $     0.77
  Fully diluted..............        0.88           1.40           1.16           0.60           0.77
Cash dividends declared per
  Common Share(5)............  $     0.07     $     0.08     $     0.08     $     0.04     $     0.05

BALANCE SHEET DATA:
Total assets.................                                $2,833,501                    $3,320,005
Long-term obligations, less
  current portion............                                   265,144                       297,909
Shareholders' equity(6)......                                 1,047,201                     1,217,811

---------------
(1) Amounts reflect business combinations in fiscal 1994, 1995, 1996 and 1997.

(2) Amounts reflect the effect of unusual items recorded by Cardinal in the fiscal years ended June 30, 1994 and June 30, 1996 and the six months ended December 31, 1995 and December 31, 1996. The following pro forma supplemental information summarizes the pro forma results of Cardinal and Owen, adjusted to reflect the elimination of the effect of the unusual items discussed in Notes 2 and 3 of "Summary -- Summary Historical and Unaudited Pro Forma Financial Information -- Cardinal Summary Historical Financial Information."

                                                      FISCAL YEAR ENDED          SIX MONTHS ENDED
                                                ------------------------------     DECEMBER 31,
                                                JUNE 30,   JUNE 30,   JUNE 30,   -----------------
                                                  1994       1995       1996      1995      1996
                                                --------   --------   --------   -------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
    Pro forma earnings available for Common
      Shares, excluding Owen merger expenses
      and unusual items.......................  $113,940   $143,003   $170,281   $75,382   $95,658
    Pro forma earnings per Common Share,
      excluding Owen merger expenses and
      unusual items:
      Primary.................................  $   1.18   $   1.41   $   1.62   $  0.72   $  0.89
      Fully diluted...........................      1.17       1.40       1.62      0.72      0.88

(3) Earnings per Common Share have been adjusted to give retroactive effect to all stock splits (a five-for-four stock split paid by Cardinal in June 1994, a five-for-two stock split paid by Owen in June 1995 and a three-for-two stock split paid by Cardinal in December 1996).

(4) Earnings per Common Share amounts assume the conversion of each share of Owen Common Stock into 0.4725 Cardinal Common Shares (assuming an Exchange Ratio based on an Average Share Price equal to the closing price of Cardinal Common Shares on November 26, 1996 of $57.67). See "The Merger
    Agreement -- Merger Consideration."

(5) Cash dividends declared per Common Share represent the historical dividends of Cardinal for all periods presented and exclude all dividends paid by entities with which Cardinal has merged. Owen paid no dividends during these periods. Cash dividends declared per Common Share have been adjusted to give retroactive effect to a five-for-four stock split paid by Cardinal in June 1994 and a three-for-two stock split paid by Cardinal in December 1996.

(6) Amount does not reflect the pro forma effect of expenses related to the Merger. Upon consummation of the merger, the combined company will record a one-time charge to reflect transaction and other costs incurred as a result of the Merger. While an estimate of such costs is not currently available, Cardinal and Owen do not anticipate that these costs will have a significant effect on the combined company's financial condition.

                           COMPARATIVE PER SHARE DATA

     Set forth below are earnings, cash dividends declared and book value per share data for Cardinal and Owen on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Owen. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this Proxy Statement/Prospectus, which gives effect to the Merger under the pooling-of-interests accounting method. Pro forma combined cash dividends declared per share reflect Cardinal cash dividends per share declared in the periods indicated and exclude all dividends paid by all entities with which Cardinal has merged. Book value per share for the pro forma combined presentation is based upon outstanding Cardinal Common Shares, adjusted to include estimated Cardinal Common Shares to be issued in the Merger for outstanding shares of Owen Common Stock at the Effective Time. The per share equivalent pro forma combined data for shares of Owen Common Stock is based on the assumed conversion of each share of Owen Common Stock into 0.4725 Cardinal Common Shares (based on an Exchange Ratio calculated with an assumed Average Share Price equal to the closing price of Cardinal Common Shares on November 26, 1996 of $57.67). See "The Merger Agreement -- Merger Consideration." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Cardinal and Owen incorporated by reference or contained in this Proxy Statement/ Prospectus and the "Unaudited Pro Forma Combined Summary Financial Information" and the notes thereto presented in the "Summary" hereto. See "Incorporation of Certain Documents by Reference."

                                                                          FISCAL YEAR ENDED
                                                                            NOVEMBER 30,
                                                                      -------------------------
                                                                      1994      1995      1996
                                                                      -----     -----     -----
OWEN -- HISTORICAL
Earnings per share:
  Primary...........................................................  $0.53     $0.62     $0.60
  Fully diluted.....................................................   0.46      0.56      0.60
Book value per share................................................                       7.04

                                                                                  SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED JUNE 30,       DECEMBER 31,
                                                   --------------------------     ----------------
                                                   1994      1995       1996      1995       1996
                                                   -----     -----     ------     -----     ------
CARDINAL -- HISTORICAL(1)
Earnings per Common Share:
  Primary........................................  $0.87     $1.43      $1.15     $0.60      $0.79
  Fully diluted..................................   0.87      1.43       1.15      0.60       0.79
Cash dividends declared per Common Share.........   0.07      0.08       0.08      0.04       0.05
Book value per share.............................                        9.70                10.95

CARDINAL AND OWEN -- PRO FORMA COMBINED(1)(2):
Earnings per Common Share, excluding the Merger
  expenses(3):
  Primary........................................  $0.88     $1.41      $1.17     $0.60      $0.77
  Fully diluted..................................   0.88      1.40       1.16      0.60       0.77
Cash dividends declared per Common Share.........   0.07      0.08       0.08      0.04       0.05
Book value per share, excluding the
  Merger expenses(3).............................                       10.07                11.24

                                                                                  SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED JUNE 30,       DECEMBER 31,
                                                   --------------------------     ----------------
                                                   1994      1995       1996      1995       1996
                                                   -----     -----     ------     -----     ------
EQUIVALENT PRO FORMA COMBINED PER OWEN
  SHARE(1)(2):
Earnings per Common Share, excluding the Merger
  expenses(3):
  Primary........................................  $0.42     $0.67      $0.55     $0.28      $0.36
  Fully diluted..................................   0.42      0.66       0.55      0.28       0.36
Cash dividends declared per Common Share.........   0.03      0.04       0.04      0.02       0.02
Book value per share, excluding the Merger
  expenses(3)....................................                        4.76                 5.31

---------------
(1) Cardinal's historical earnings per Common Share, the pro forma combined earnings per Common Share, and the equivalent pro forma combined earnings per Common Share reflect the effect of unusual items recorded by Cardinal in the fiscal years ended June 30, 1994 and June 30, 1996 and the six months ended December 31, 1995 and December 31, 1996. See a discussion of these items in Notes 2 and 3 of "Summary -- Summary Historical and Unaudited Pro Forma Financial Information -- Cardinal Summary Historical Financial Information." Excluding the impact of the unusual items, the amounts would be as follows:

                                                                                 SIX MONTHS
                                                  FISCAL YEAR ENDED JUNE            ENDED
                                                            30,                 DECEMBER 31,
                                                 -------------------------     ---------------
                                                 1994      1995      1996      1995      1996
                                                 -----     -----     -----     -----     -----
    Cardinal -- historical earnings per Common
      Share, excluding unusual items:
      Primary..................................  $1.18     $1.43     $1.65     $0.73     $0.91
      Fully diluted............................   1.18      1.43      1.64      0.73      0.91
    Pro forma combined earnings per Common
      Share, excluding the Merger expenses and
      unusual items:
      Primary..................................  $1.18     $1.41     $1.62     $0.72     $0.89
      Fully diluted............................   1.17      1.40      1.62      0.72      0.88
    Equivalent pro forma combined earnings per
      Common Share, excluding the Merger
      expenses and unusual items:
      Primary..................................  $0.56     $0.67     $0.77     $0.34     $0.42
      Fully diluted............................   0.55      0.66      0.77      0.34      0.42

(2) The pro forma combined and the equivalent pro forma combined information (excluding the book value information which is calculated based on the balance sheets of Cardinal as of June 30, 1996 and Owen as of May 31, 1996 for fiscal year ended June 30, 1996, and Cardinal as of December 31, 1996 and Owen as of November 30, 1996, for the six months ended December 31,
    1996) present the combination of Cardinal for the fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996 and the six months ended December 31, 1995 and December 31, 1996, combined with the statement of earnings of Owen for the twelve months ended May 31, 1994, May 31, 1995 and May 31, 1996 and the six months ended November 30, 1995 and November 30, 1996, respectively.

(3) Upon consummation of the Merger, the combined company will record a one-time charge to reflect transaction and other costs incurred as a result of the Merger. While an estimate of such costs is not currently available, Cardinal and Owen do not anticipate that these costs will have a significant effect on the combined company's financial condition.

                         MARKET PRICE AND DIVIDEND DATA

     The following table reflects (i) the range of the reported high and low closing prices of Cardinal Common Shares on the NYSE Composite Tape and the per share dividends paid thereon and (ii) the range of the reported high and low closing prices of Owen Common Stock on the NYSE Composite Tape since May 24, 1996 and the range of the reported high and low bid prices of Owen Common Stock on the National Quotation Bureau, Inc. OTC Bulletin Board from May 12, 1994 to August 4, 1995 and on the Nasdaq National Market from August 5, 1995 to May 24, 1996, in each case for the calendar quarters indicated. Owen has not paid dividends on the Owen Common Stock for the periods indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                                                CARDINAL                  OWEN
                                                              COMMON SHARES           COMMON STOCK
                                                       ---------------------------   ---------------
                   CALENDAR YEAR                        HIGH     LOW     DIVIDENDS    HIGH     LOW
---------------------------------------------------    ------   ------   ---------   ------   ------
1994:
  First quarter....................................    $27.06   $22.20    $ 0.016    $   --   $   --
  Second quarter...................................     27.20    22.94      0.016      6.00     6.00
  Third quarter....................................     28.09    24.42       0.02      7.20     6.00
  Fourth quarter...................................     32.17    27.42       0.02      7.80     7.20
1995:
  First quarter....................................    $33.92   $29.50    $  0.02    $ 8.00   $ 7.20
  Second quarter...................................     31.67    28.17       0.02     14.50     7.40
  Third quarter....................................     37.67    29.17       0.02     17.63    13.63
  Fourth quarter...................................     38.59    34.09       0.02     27.63    15.50
1996:
  First quarter....................................    $42.83   $35.00    $  0.02    $26.00   $20.00
  Second quarter...................................     50.17    40.17       0.02     25.75    13.13
  Third quarter....................................     55.08    44.67       0.02     13.88    11.00
  Fourth quarter...................................     58.38    51.92       0.02     26.50    11.63
1997:
  First quarter (through February 11, 1997)........    $64.00   $57.50    $ 0.025    $28.13   $26.00

     On November 26, 1996, the last full trading day prior to the public announcement of the Merger Agreement, the last sale price of Cardinal Common Shares was $57.67 per share and the last sale price of Owen Common Stock was $16.75 per share, as reported on the NYSE Composite Tape. The implied value of Owen Common Stock at November 27, 1996, on an equivalent per share basis, was $27.25. On February 11, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last sale prices of Cardinal Common Shares and Owen Common Stock were $61.50 per share and $27.375 per share, respectively, as reported on the NYSE Composite Tape. Owen Shareholders are encouraged to obtain current market quotations for Cardinal Common Shares and Owen Common Stock.

     Cardinal has applied for the listing of the Cardinal Common Shares to be issued in the Merger on the NYSE.

     Cardinal anticipates that it will continue to pay quarterly cash dividends. However, the timing and amount of any future dividends remain within the discretion of the Cardinal Board of Directors and will depend on Cardinal's future earnings, financial condition, capital requirements and other factors.

     Owen has not declared any dividends on the Owen Common Stock in the past three years. Pursuant to the Merger Agreement, Owen has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Owen will not make, declare or pay any dividend or distribution on the Owen Common Stock.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to Owen Shareholders in connection with the solicitation of proxies by the Board of Directors of Owen for use at the Special Meeting to be held on Tuesday, March 18, 1997, at 9800 Centre Parkway, Suite 1100, Houston, Texas, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     This Proxy Statement/Prospectus, the Letter to Owen Shareholders, the Notice of the Special Meeting and the form of proxy for use at the Special Meeting are first being mailed to Owen Shareholders on or about February 18, 1997.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, Owen Shareholders will consider and vote on:

          1. The Merger Proposal to approve the Merger Agreement (a copy of which is included as Annex A to this Proxy Statement/Prospectus).

          2. Such other business as may properly come before the Special
     Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETING

     The Board of Directors of Owen has fixed February 10, 1997, as the Record Date for determination of Owen Shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of Owen Common Stock of record at the close of business on February 10, 1997, will be entitled to notice of and to vote at the Special Meeting. Each holder of record of Owen Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Special Meeting. As of the Record Date, there were 17,147,084 shares of Owen Common Stock outstanding and entitled to vote which were held by approximately 2,600 holders of record.

     Pursuant to the Owen Articles, the Owen Bylaws and applicable law, the affirmative vote of the holders of two-thirds of the shares of Owen Common Stock outstanding and entitled to vote thereon is required to approve the Merger Proposal. As of the Record Date, the directors and executive officers of Owen and certain of their affiliates may be deemed to be beneficial owners of 22% of the outstanding shares of Owen Common Stock. In addition, each of the directors of Owen and certain of their affiliates, who as of the Record Date beneficially owned in the aggregate approximately 22% of the outstanding Owen Common Stock, has agreed to vote or direct the vote of all Owen Common Stock over which such person or such person's affiliates have voting power or control in favor of the Merger Proposal.

VOTING OF PROXIES

     All properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Merger Proposal.

     If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Owen is not aware of any matters expected to be presented at the meeting other than the Merger Proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Owen, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Owen before the taking of the vote at the Special Meeting, or
(iii) attending the Special Meeting and voting in person. In order to vote in person at the Special Meeting, Owen Shareholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting to Owen Healthcare, Inc., 9800 Centre Parkway, Suite 1100, Houston, Texas 77036,
Attention: Stephen A. Drury, Executive Vice President and Corporate Secretary. Owen Shareholders who require assistance in changing or revoking a proxy should contact Owen's proxy solicitor, Morrow & Co. at (800) 607-0088.

     Pursuant to the Owen Articles and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Merger Proposal. Since the Merger Proposal requires the affirmative vote of two-thirds of the outstanding Owen Common Stock, abstentions and broker non-votes will have the same effect as votes against such proposal.

     The trustee of the Owen Health, Inc. Employee Stock Ownership Plan (the "ESOP") has the sole right to exercise any voting rights relating to the Owen Common Stock held for participants in such plan. Participants of the ESOP, however, have the right to direct the trustee as to the manner in which voting rights, including the right to vote on the Merger Proposal, will be exercised with respect to the number of whole shares of Owen Common Stock allocated to their accounts and shown on the voting instruction cards which they will receive from the administrator of the ESOP. In the absence of such voting instructions by a participant of the ESOP, the shares of Owen Common Stock allocated to such participant's account will be voted by the trustee in the same proportion as the shares for which voting instruction cards are returned by other participants in the ESOP. Fractional shares of Owen Common Stock held by the ESOP will be aggregated into whole shares and voted by the trustee to the extent possible to reflect the voting directions of the participants with respect to the number of whole shares of Owen Common Stock in their account.

     No participant of the Owen Healthcare, Inc. 401(k) Savings Plan (as amended, the "401(k) Plan") has the right to request, direct or demand that the trustee or the administrative committee thereof exercise in his behalf rights or privileges to vote shares of Owen Common Stock allocated to his account. The trustee of the 401(k) Plan will vote the shares of Owen Common Stock held by such plan in the manner directed by the administrative committee thereof.

SOLICITATION OF PROXIES

     The expenses of the solicitation of proxies for the Special Meeting will be borne by Owen, except that expenses incurred in connection with filing, printing and mailing the Registration Statement and this Proxy Statement/Prospectus will be shared equally by Cardinal and Owen, subject to each party's obligation to reimburse the other for its expenses under certain circumstances. See "The Merger Agreement -- Termination; Effect of Termination." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Owen in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by Owen with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Owen will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     Owen has retained Morrow & Co. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Owen Shareholders. The fee for such firm's services is estimated not to exceed $7,500 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

RECOMMENDATION OF THE OWEN BOARD OF DIRECTORS

     The Board of Directors of Owen has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Owen and the Owen

Shareholders. Accordingly, the Owen Board of Directors recommends that Owen Shareholders vote FOR the approval of the Merger Agreement.

APPRAISAL RIGHTS

     Owen Shareholders will not be entitled to any appraisal rights under Texas law or any other statute in connection with the Merger. See "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

                                   THE MERGER

BACKGROUND OF THE MERGER

     The healthcare industry is undergoing a period of rapid consolidation. Owen recognizes that a result of this consolidation is that its potential clients are becoming larger and demanding the services of a larger organization. Owen's competitors have aligned themselves with larger organizations that give them better access to the new healthcare market, and Owen believes that its smaller size increasingly puts it at a competitive disadvantage when competing for business from large hospitals and integrated health networks. Accordingly, Owen decided to seek out a strong partner to assist in meeting new market opportunities. Between September 1996 and November 1996, Owen engaged in discussions with several third parties, each of which contacted Owen expressing interest in pursuing a strategic merger with Owen. In connection with these expressions of interest and the ensuing discussions, in September 1996, Owen engaged Smith Barney and RPR as its financial advisors.

     As part of its growth strategy, Cardinal continuously evaluates and maintains a variety of contacts with potential candidates for business combinations. On October 16, 1996, Cardinal's Chairman and CEO telephoned Owen's President and CEO and raised the subject of Cardinal pursuing a possible acquisition of Owen. On October 25, 1996, a second telephone conversation between these individuals took place during which a possible transaction was further discussed.

     At a regularly scheduled meeting of the Cardinal Board of Directors held on October 29, 1996, the Cardinal Board was advised of the contacts with Owen and the subject matter of the initial discussions. Also at a regularly scheduled meeting of the Owen Board of Directors held on the same day, the Owen Board was advised of the contacts with Cardinal and the status of the exploratory discussions to date. At this meeting, the Owen Board authorized members of Owen management to further investigate the interest expressed by Cardinal as well as several other potential acquirors. After the Owen Board meeting, Owen's President and CEO indicated to Cardinal's Chairman that he would be willing to meet to further discuss a potential business combination between the two companies.

     Throughout November 1996, Owen engaged in serious discussions concerning a possible business combination with two potential acquirors, including Cardinal. Each of Cardinal and the other party ultimately submitted a proposal to Owen.

     On November 4, 1996, representatives of Cardinal and Owen, including Cardinal's Chairman and Owen's President and CEO, met in Houston to discuss a potential business combination. After these conversations, a representative of Owen indicated to a representative of Cardinal that Owen would not be interested in pursuing any additional discussions unless Cardinal and Owen entered into a mutually acceptable confidentiality agreement that would permit Owen and Cardinal to exchange information about their respective businesses. During the ensuing days, representatives of Owen and Cardinal negotiated the terms of a confidentiality agreement, and, on November 12, 1996, Cardinal and Owen entered into the confidentiality agreement.

     In mid-November 1996, representatives of Owen and Cardinal and their respective advisors discussed the possibility of a business combination and conducted substantial due diligence of each other's businesses and operations. As a result of these discussions, on November 20, 1996, representatives of Cardinal delivered to representatives of Owen a written proposal indicating that Cardinal would be willing to consider a business combination with Owen in which all outstanding shares of Owen Common Stock would be exchanged for

Cardinal Common Shares in a transaction structured to qualify as a tax-free reorganization under the Code and accounted for under the pooling-of-interests method in which Owen Shareholders would receive, for each share of Owen Common Stock, a fraction of a Cardinal Common Share having a fixed value while the price of Cardinal stock remains within a certain range, all of which would be subject to final due diligence by Cardinal and to further negotiations.

     On November 22, 1996, the Owen Board met to receive a preliminary presentation on Owen's due diligence review on Cardinal and to discuss the terms of a possible transaction as indicated by representatives of Owen as well as to receive a presentation on possible transactions with other parties. At the meeting, the Owen Board considered the terms of a possible transaction with Cardinal, including the terms of a stock option agreement with Owen and support/voting agreements (the execution of each of which Cardinal had indicated would be a condition to its entering into a definitive agreement to effect a combination with Owen), as well as the terms of a proposed stock option agreement between Cardinal and the Chairman of Owen, which had been discussed between the representatives of Owen and Cardinal and the terms of a termination fee in the range of 2%-5% of the transaction value. Based on its review at the meeting, the Owen Board authorized its representatives to continue to pursue a potential business combination with Cardinal and the other party.

     The Owen Board met again telephonically on November 23, 1996, at which meeting counsel reviewed for the Owen Board the proposed terms of the merger agreement and related documents that had been provided by Cardinal. The sense of the meeting was that negotiations should be continued with both Cardinal and the other potential acquiror, pending receipt and review of the terms of the other party's proposed transaction documents. Proposed transaction documents were received from the other party and reviewed by Owen and its counsel on November 24, 1996. The Owen Board met telephonically on November 25, 1996 to review the status of the competing proposals. At that time, because the Owen Board determined that the other party's proposal was not likely to provide superior value to the Owen Shareholders than the Cardinal proposal, the Owen Board determined to notify the other party that, based on the terms of the proposals received thus far, Owen was inclined to proceed with a transaction with Cardinal, subject to satisfactory negotiation of the definitive terms of an agreement. Owen did not receive an increase in the other party's proposal in response.

     From November 22 to November 26, senior members of Owen management, together with Owen's representatives who had been authorized by the Owen Board to negotiate with Cardinal, conferred with representatives of Cardinal and Cardinal's senior management and negotiated the detailed terms, provisions and conditions of the Merger Agreement, and of the Stock Option Agreement and the Support/Voting Agreements. At the same time, representatives of Cardinal and Owen completed their due diligence of each other's businesses. Late in these discussions, the terms of the Exchange Ratio and the termination fee were negotiated.

     A special meeting of the Cardinal Board was held after the close of business on November 26, 1996 to consider the terms of the proposed transaction with Owen. At this meeting, the Cardinal Board discussed in detail the terms of the possible transaction with Owen, approved the transaction subject to negotiation of definitive documentation and authorized Cardinal management to continue due diligence and to negotiate definitive documentation, subject to approval of the Exchange Ratio by the Executive Committee of the Cardinal Board. After further negotiations between management and advisors of both companies, the Executive Committee of the Cardinal Board acted by written consent to approve the final Exchange Ratio.

     At a special meeting held on November 27, 1996, the Owen Board received detailed reports of the status of the continuing negotiations with Cardinal and the terms and provisions of the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements as negotiated by Owen's representatives, including the Exchange Ratio and the termination fee. After receiving presentations from Owen's financial and legal advisors, the Owen Board received the oral opinions of Smith Barney and RPR (which opinions were subsequently confirmed by delivery of written opinions dated November 27, 1996) to the effect that, as of November 27, 1996 and based upon and subject to certain matters stated in such opinions, the Exchange Ratio was fair, from a financial point of view, to the Owen Shareholders. The Owen Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, Owen and its shareholders, and accordingly, the Owen Board unanimously approved the

Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements and resolved to recommend that the Owen Shareholders vote for the approval and adoption of the Merger Agreement at a special meeting of Owen Shareholders to be held for that purpose. See "-- Reasons for the Merger; Recommendations of the Boards of Directors -- Owen."

     Later that day, after the Owen Board special meeting, the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreements were executed, and the parties issued a joint press release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Owen. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Owen consulted with Owen's legal and financial advisors as well as with Owen's management, and considered a number of factors, including (i) the Owen Board's view that larger diversified companies will be better able to compete effectively in the rapidly changing and increasingly competitive health care industry, (ii) the opportunity the Merger will afford to accelerate the growth in sales of existing and new products and services through the companies' combined operations, (iii) the terms and conditions of the proposed Merger, including the premium to be paid (approximately 63% based on the closing price of the Owen Common Stock on the day prior to announcement of the Merger) and the tax-free nature of the transaction to the Owen Shareholders, (iv) information regarding historical market prices and other information with respect to the common stock of each of Owen and Cardinal, (v) the prospects for positive long-term performance of Cardinal Common Shares, (vi) the financial presentation of Owen's financial advisors, Smith Barney and RPR, and the opinions dated November 27, 1996 of Smith Barney and RPR to the Owen Board of Directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the Exchange Ratio was fair, from a financial point of view, to the Owen Shareholders (see "The Merger -- Opinions of Owen's Financial Advisors), (vii) the opportunity for shareholders of Owen to maintain a continuing equity interest in the combined company, (viii) the increase in market capitalization and liquidity for Owen Shareholders afforded by the combination of Owen and Cardinal, (ix) the compatibility of the business and operating strategies of Owen and Cardinal, and (x) the Owen Board's assessment of Owen's strategic alternatives to the Merger, including remaining an independent company, conducting acquisitions, and merging or consolidating with a party or parties other than Cardinal.

     The foregoing discussion of the factors considered by the Owen Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Owen Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF OWEN HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, OWEN AND ITS SHAREHOLDERS. ACCORDINGLY, THE OWEN BOARD OF DIRECTORS RECOMMENDS THAT OWEN SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Cardinal consulted with Cardinal's legal and financial advisors as well as with Cardinal's management, and considered a number of factors, including among others (i) Owen's leadership role in reducing overall pharmacy costs and delivering superior clinical results as more hospitals explore pharmacy outsourcing in response to the health care industry's focus on cost containment;
(ii) the transaction's impact on Cardinal's continued development as a value-added provider of logistical, information, packaging, marketing and other health care services that distinguish Cardinal from its distribution competitors; (iii) potential synergies associated with combining Cardinal's Allied pharmacy management operation with Owen, allowing Owen to leverage its fixed investments over a larger customer base and provide hospital customers with better, more cost-effective services; (iv) the high quality of Owen's management team and service organization; (v) the financial return anticipated by Cardinal management after the Merger due to several factors, including the higher return on committed capital and return on sales Owen has historically earned relative to Cardinal; (vi) the ability to achieve the benefits of scale and efficiencies with respect to investments in new technology, systems and services; (vii) Owen's clinical information database regarding product efficacy and treatment cost, which complement Cardinal's existing sources of data and provide the platform for creation of potential new information businesses; and
(viii) Owen's Meditrol(R) automated dispensing technology, which represents a potential product extension opportunity to Cardinal's Pyxis units for those hospitals with a focus on pharmacist control.

     The Cardinal Board also considered the fact that it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore, adding no goodwill relating to this transaction to Cardinal's balance sheet.

     The foregoing discussion of the factors considered by the Cardinal Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Cardinal Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

OPINIONS OF OWEN'S FINANCIAL ADVISORS

     The Financial Advisors were retained by Owen to act as Owen's financial advisors in connection with the proposed Merger. In connection with such engagement, Owen requested that the Financial Advisors evaluate the fairness, from a financial point of view, to the Owen Shareholders of the consideration to be received by such shareholders in the Merger. On November 27, 1996, at a meeting of the Board of Directors of Owen held to evaluate the proposed Merger, the Financial Advisors each delivered oral opinions (subsequently confirmed by delivery of written opinions dated November 27, 1996) to the Board of Directors of Owen to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the Owen Shareholders.

     Smith Barney Opinion. In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Owen and certain senior officers and other representatives of Cardinal concerning the businesses, operations and prospects of Owen and Cardinal. Smith Barney examined certain publicly available business and financial information relating to Owen and Cardinal as well as certain financial forecasts and other information and data for Owen and Cardinal which were provided to or otherwise discussed with Smith Barney by the respective managements of Owen and Cardinal, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger, as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Owen Common Stock and Cardinal Common Shares; the respective companies' historical and projected earnings and other operating data; and the capitalization and financial condition of Owen and Cardinal. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Owen and Cardinal. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Cardinal. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of Owen. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of Owen and Cardinal advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Owen and Cardinal and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of Owen, that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion, as set forth therein, relates to the relative values of Owen and Cardinal. Smith Barney did not express any opinion as to what the value of the Cardinal Common Shares actually will be when issued to Owen Shareholders pursuant to the Merger or the price at which the Cardinal Common Shares will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Owen or Cardinal nor did Smith Barney make any physical inspection of the properties or assets of Owen or Cardinal. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Owen and Cardinal. No other limitations were imposed by Owen on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     RPR Opinion. In connection with its opinion, RPR reviewed publicly available business and financial information relating to Owen and Cardinal. RPR also, among other things, reviewed the Merger Agreement and discussed with certain members of senior management of Owen and Cardinal the past and current business operations, financial condition and future prospects of Owen and Cardinal. RPR reviewed certain financial analyses and forecasts of Owen and Cardinal which were provided to or otherwise discussed with RPR by the respective managements of Owen and Cardinal. RPR reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Owen Common Stock and Cardinal Common Shares; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Owen and Cardinal. RPR compared certain financial and stock market information for Owen and Cardinal with similar information for certain other companies the securities of which are publicly traded and reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally whose operations RPR considered relevant in evaluating those of Owen and Cardinal. RPR also evaluated the potential pro forma financial impact of the Merger on Cardinal. In connection with its engagement, RPR was requested to approach, and prior to the date of the Merger Agreement held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Owen.

     In addition, RPR considered such other information and financial, economic and market criteria which RPR deemed relevant, and conducted such other analyses as RPR deemed appropriate under the circumstances. In connection with its review, RPR relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to RPR by Owen and Cardinal or their representatives. RPR did not independently verify the accuracy or completeness of such information. With respect to the financial forecasts provided to or otherwise reviewed by or discussed with RPR, RPR assumed that such forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future performance of Owen and Cardinal, respectively. In addition, RPR did not make an independent evaluation or appraisal of the assets of Owen and Cardinal, nor was RPR furnished with any such appraisals. RPR assumed, with the consent of the Board of Directors of Owen, that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. RPR did not express any opinion as to what the value of the Cardinal Common Shares actually will be when issued to Owen Shareholders pursuant to the Merger or the price at which the Cardinal Common Shares will trade subsequent to the Merger. Although RPR evaluated the Exchange Ratio from a financial point of view, RPR was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between Owen and Cardinal. No other limitations were imposed by Owen on RPR with respect to the investigations made or procedures followed by RPR in rendering its opinion.

     COPIES OF THE WRITTEN OPINIONS OF SMITH BARNEY AND RPR DATED NOVEMBER 27, 1996, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, ARE ATTACHED HERETO AS ANNEXES B AND C, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE. OWEN SHAREHOLDERS ARE URGED TO READ THESE OPINIONS CAREFULLY IN THEIR ENTIRETY. THE OPINIONS OF THE FINANCIAL ADVISORS ARE DIRECTED TO THE

BOARD OF DIRECTORS OF OWEN AND RELATE ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE OWEN SPECIAL MEETING. THE SUMMARY OF THE OPINIONS OF THE FINANCIAL ADVISORS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS.

     Financial Analyses of the Financial Advisors. In preparing their respective opinions, the Financial Advisors performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the Financial Advisors' opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, the Financial Advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinions. In their analyses, the Financial Advisors made numerous assumptions with respect to Owen, Cardinal, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Owen and Cardinal. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Financial Advisors' opinions and analyses were only one of many factors considered by the Board of Directors of Owen in its evaluation of the Merger and should not be viewed as determinative of the views of Owen's Board of Directors or management with respect to the Exchange Ratio or the proposed Merger.

     Selected Company Analysis. Using publicly available information, the Financial Advisors analyzed, among other things, the market values and trading multiples of Owen, Cardinal and eight selected publicly traded companies in the pharmaceutical services industry, consisting of: (i) four hospital management/outsourcing companies: Value Health, Inc., Emcare Holdings, Inc., Horizon Medical Health Management, Inc., and Servicemaster Limited Partnership (the "Hospital Management/Outsourcing Companies") and (ii) four institutional pharmacy companies: Capstone Pharmacy Services, Inc., NCS Healthcare, Inc., Omnicare, Inc., and Vitalink Pharmacy Services, Inc. (the "Institutional Pharmacy Companies" and, together with the Hospital Management/Outsourcing Companies, the "Selected Companies"). With respect to the Selected Companies, the Financial Advisors focused primarily on the Hospital Management/Outsourcing Companies, the operations of which the Financial Advisors considered to be the most comparable to Owen. The Financial Advisors compared market values as multiples of, among other things, latest 12 months and estimated calendar 1996 and 1997 net income, and adjusted market values (equity market value, plus total debt, minority interest and the book value of preferred stock, less cash and cash equivalents) as multiples of, among other things, latest 12 months revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Net income projections of Owen, Cardinal and the Selected Companies were based on estimates of selected investment banking firms. All multiples were based on closing stock prices as of November 22, 1996. Applying a range of multiples for the Hospital Management/Outsourcing Companies of latest 12 months net income and estimated calendar 1996 and 1997 net income of 15.5x to 17.5x, 12.8x to 18.2x and 11.5x to 15.0x, respectively, and latest 12 months revenue, EBITDA and EBIT of 0.4x to 1.3x, 6.0x to 11.6x and 7.4x to 14.7x, respectively, to corresponding financial data for Owen resulted in an equity reference range for Owen of approximately $9.08 to $16.07 per share, as compared to the equity value implied by the Exchange Ratio of approximately $27.25 per share based on a closing stock price of Cardinal Common Shares on November 22, 1996.

     The Financial Advisors also analyzed, among other things, the market values and trading multiples of Cardinal and the following four selected publicly traded companies in the drug distribution industry:

AmeriSource Health Corporation, Bergen Brunswig Corporation, Bindley Western Corporation and McKesson Corporation (the "Drug Distribution Companies"). The Financial Advisors compared market values as multiples of, among other things, latest 12 months and estimated calendar 1996 and 1997 net income, and adjusted market values as multiples of, among other things, latest 12 months net revenue, EBITDA and EBIT. Net income projections for Cardinal and the Drug Distribution Companies were based on estimates of selected investment banking firms. All multiples were based on closing stock prices as of November 22, 1996. Mean and median multiples of latest 12 months and estimated calendar 1996 and 1997 net income and latest 12 months net revenues, EBITDA and EBIT for the Drug Distribution Companies were as follows: (i) latest 12 months net income: 30.0x
(mean) and 21.8x (median); (ii) estimated calendar 1996 and 1997 net income:
28.1x (mean) and 19.8x (median) and 24.3x (mean) and 17.1x (median), respectively; (iii) latest 12 months net revenue: 0.3x (mean) and 0.2x (median);
(iv) latest 12 months EBITDA: 14.3x (mean) and 11.8x (median); and (v) latest 12 months EBIT: 16.5x (mean) and 12.7x (median). The multiples of latest 12 months and estimated calendar 1996 and 1997 net income and latest 12 months net revenue, EBITDA and EBIT for Cardinal were 36.6x, 31.6x, 25.4x, 0.7x, 18.7x and 20.8x, respectively.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, the Financial Advisors reviewed the purchase price and implied transaction multiples paid or proposed to be paid in the following three selected transactions in the pharmaceutical services industry (acquiror/target):
Vitalink Pharmacy Services, Inc./TeamCare Pharmacy, Inc. (the "Vitalink/TeamCare Transaction"), Capstone Pharmacy Services, Inc./Symphony Pharmacy Services, Inc. (the "Capstone/Symphony Transaction"), and Cardinal/Pyxis Corporation (the "Cardinal/Pyxis Transaction" and, together with the Vitalink/TeamCare Transaction and the Capstone/Symphony Transaction, the "Selected Transactions"). With respect to the Selected Transactions, the Financial Advisors focused primarily on the Cardinal/Pyxis Transaction, which the Financial Advisors considered to be the most comparable to the Merger. Applying a range of adjusted multiples for the Cardinal/Pyxis Transaction of latest 12 months net income, estimated calendar 1996 net income and latest 12 months EBITDA and EBIT of 24.7x to 30.1x, 19.5x to 23.9x, 14.1x to 17.3x and 15.0x to 18.4x, respectively, to corresponding financial data for Owen resulted in an equity reference range for Owen of approximately $16.19 to $19.09 per share, as compared to the equity value implied by the Exchange Ratio of approximately $27.25 per share based on a closing stock price of Cardinal Common Shares on November 22, 1996.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Owen, Cardinal or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, the Selected Transactions or the business segment, company or transaction to which they are being compared.

     Discounted Cash Flow Analysis. The Financial Advisors performed a discounted cash flow analysis of the projected free cash flow of Owen for the fiscal years 1997 through 2000, based on internal estimates of the management of Owen. The stand-alone discounted cash flow analysis of Owen was determined by
(i) adding (x) the present value of projected free cash flows over the four-year period from 1997 to 2000 and (y) the present value of Owen's estimated terminal value in year 2000 and (ii) subtracting the current net debt of Owen. The range of estimated terminal values for Owen at the end of the four-year period was calculated by applying terminal multiples ranging from 13.0x to 17.0x to Owen's projected 2001 unlevered net income, representing Owen's estimated value beyond the year 2000. The cash flows and terminal values of Owen were discounted to present value using discount rates ranging from 12.0% to 16.0%, with particular focus on a discount rate of 14.0%. Based on such terminal value multiples and a discount rate of 14.0%, this analysis resulted in an equity reference range for Owen of approximately $24.54 to $31.57 per share.

     Contribution Analysis. The Financial Advisors analyzed the respective contributions of Owen and Cardinal to the estimated revenue, EBITDA, EBIT and net income of the combined company for fiscal years 1997 and 1998 based, in the case of Owen, on internal estimates of the management of Owen and, in the case of Cardinal, on estimates of selected investment banking firms. This analysis indicated that (i) in fiscal year 1997, Owen would contribute approximately 4.9% of revenue, 7.7% of EBITDA, 5.5% of EBIT and 5.9% of net income, and Cardinal would contribute approximately 95.1% of revenue, 91.7% of EBITDA, 93.8% of

EBIT and 93.4% of net income of the combined company, and (ii) in fiscal year 1998, Owen would contribute approximately 5.3% of revenue, 9.0% of EBITDA, 6.9% of EBIT and 7.1% of net income, and Cardinal would contribute approximately 94.7% of revenue, 90.0% of EBITDA, 92.0% of EBIT and 91.9% of net income, of the combined company. The contribution analysis assumed certain cost savings and other potential synergies that were not allocated to either Owen or Cardinal and represented approximately 0.6%, 0.7% and 0.7% of EBITDA, EBIT and net income, respectively, of the combined company in fiscal 1997 and approximately 1.0%, 1.1% and 1.1% of EBITDA, EBIT and net income, respectively, of the combined company in fiscal 1998. Immediately following consummation of the Merger, shareholders of Owen and Cardinal would own approximately 7.8% and 92.2%, respectively, of the combined company.

     Pro Forma Merger Analysis. The Financial Advisors analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on Cardinal's projected EPS for fiscal years 1997 through 2000 based, in the case of Owen, on internal estimates of the management of Owen and, in the case of Cardinal, on estimates of selected investment banking firms for fiscal years 1997 and 1998 and extrapolated for subsequent fiscal years based on analysts' growth rate estimates for Cardinal. The results of the pro forma merger analysis suggested that the Merger could be neutral to Cardinal's EPS in fiscal years 1997 through 1999 and accretive thereafter, assuming certain cost savings and other potential synergies anticipated by the management of Owen to result from the Merger were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. The Financial Advisors compared the Exchange Ratio with the historical ratio of the daily closing prices of Owen Common Stock and Cardinal Common Shares during the six-month and 12-month periods preceding November 22, 1996. The exchange ratios of the daily closing prices of one share of Owen Common Stock to one Cardinal Common Share during the six-month and 12-month periods preceding November 22, 1996 were 0.1822 and 0.2801, respectively, as compared to the Exchange Ratio of 0.3169 based on the closing stock price of Cardinal Common Shares on November 22, 1996.

     Other Factors and Comparative Analyses. In rendering their opinions, the Financial Advisors considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) preliminary indications of interest received from third parties other than Cardinal; (ii) the history of trading prices and value for Owen Common Stock and Cardinal Common Shares and the relationship between movements of such Common Stock, movements of the common stock of the Selected Companies and movements in the S&P 500 Index; (iii) selected published analysts' reports on Owen and Cardinal, including analysts' estimates as to the earnings growth potential of Owen and Cardinal and historical earnings performance of the respective companies relative to earnings estimates of selected investment banking firms; (iv) the premiums paid in selected transactions having a transaction value of $250 million to $1.0 billion; and (v) the pro forma ownership of the combined company.

     Pursuant to the terms of the Financial Advisors' engagement, Owen has agreed to pay the Financial Advisors for their services in connection with the Merger an aggregate financial advisory fee equal to 1% of the total consideration (including liabilities assumed) payable in connection with the Merger. Owen has also agreed to reimburse the Financial Advisors for reasonable travel and other out-of-pocket expenses incurred by the Financial Advisors in performing their services, including the reasonable fees and expenses of their legal counsel, and to indemnify the Financial Advisors and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of the Financial Advisors' engagement.

     In the ordinary course of business, the Financial Advisors and their respective affiliates may actively trade or hold the securities of Owen and Cardinal for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided investment banking and financial advisory services to Owen and Cardinal unrelated to the proposed Merger, and RPR has in the past provided investment banking and financial advisory services to Owen unrelated to the proposed Merger, for which services Smith Barney and RPR have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Owen and Cardinal.

     The Financial Advisors are nationally recognized investment banking firms and were selected by Owen based on their experience, expertise and familiarity with Owen and its business. The Financial Advisors regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Owen Board with respect to the Merger Agreement, Owen Shareholders should be aware that certain officers and directors of Owen (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Owen Shareholders generally. The Board of Directors of Owen was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

     Owen Options. Prior to the Effective Time, Cardinal and Owen will take all such actions as may be necessary to cause each unexpired and unexercised Owen Option under stock option plans of Owen in effect on the date of the Merger Agreement which has been granted to current or former directors, officers or employees of Owen by Owen to be automatically converted at the Effective Time into a Cardinal Exchange Option to purchase that number of Cardinal Common Shares equal to the number of shares of Owen Common Stock issuable immediately prior to the Effective Time upon exercise of the Owen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Owen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Owen Option immediately before the Effective Time; provided that with respect to any Owen Option that is an "incentive stock option" within the meaning of
Section 422 of the Code, the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. As of the Record Date, 1,503,879 shares of Owen Common Stock were issuable upon the exercise of outstanding Owen Options, which options, assuming an Exchange Ratio of 0.4500 (assuming an Average Share Price equal to the last sale price of Cardinal Common Shares on February 11, 1997 of $61.50), will be converted to become approximately 676,745 Cardinal Exchange Options at the Effective Time. The average exercise price per share of all Owen Options outstanding as of the Record Date is $6.2431 per share. Following the Merger and assuming an Exchange Ratio of 0.4500, the average exercise price per share of Cardinal Exchange Options will be approximately $13.8736 per share. Assuming the exercise of all Cardinal Exchange Options immediately after the Effective Time and assuming an Exchange Ratio of 0.4500, the holders thereof would hold approximately 0.7% of all Cardinal Common Shares issued and outstanding immediately after the Effective Time (without including any Cardinal Common Shares otherwise held by such holders). Each of the executive officers and directors of Owen currently hold Owen Options which will become Cardinal Exchange Options. Pursuant to the terms of the stock option agreements under which the Owen Options were issued to nonemployee directors of Owen, the unvested portion of each such Owen Option will automatically vest upon consummation of the Merger.

     Cardinal has agreed under the Merger Agreement to file with the Commission, within ten business days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

     Employment Agreements. In connection with the Merger, Carl E. Isgren, Harlan C. Stai and Stephen A. Drury of Owen have agreed to enter into employment agreements with Owen and Cardinal at the Effective Time. In addition, it is expected that Dian G. Owen will enter into an employment agreement with Owen and Cardinal at the Effective Time (the "Owen Employment Agreement"). Such agreements (the "New Employment Agreements") provide for base salary, incentive compensation, and other benefits.

     The Owen Employment Agreement will be for a term of three years. Under this agreement, Ms. Owen will receive a base salary of $225,000, payable over three years, plus health benefits. In addition, during the first year of the Owen Employment Agreement, Owen will provide her with continued use of the office she currently occupies.

     Mr. Isgren's New Employment Agreement will be for a term ending on August 31, 2000. The agreement provides that Mr. Isgren will receive health benefits and a base salary of $28,750 per month until August 31, 1997, which base salary will be $16,667 per month from August 31, 1997 until the end of the term of the agreement.

     The New Employment Agreements with Messrs. Stai and Drury will be for a term of 18 months beginning at the Effective Time. These agreements provide for annual salaries of $225,700 for Mr. Stai and $220,000 for Mr. Drury. Each of these agreements also provides that the employee in question will continue to be entitled to his annual bonus under Owen's annual bonus program in effect from time to time during the term of the respective agreements.

     Under each of the New Employment Agreements, if the employee's employment is terminated by Owen without "cause" (as defined in the New Employment Agreement) or by the executive for "good reason" (as defined in the New Employment Agreement), Owen will be obligated to continue to pay the employee's base salary and to provide the employee with health benefits for the remaining term of the New Employment Agreement; but any earnings or health benefits the employee obtains from other employment will reduce Owen's obligations to provide the employee with continued base salary or health benefits, as applicable.

     Under each of the New Employment Agreements, the employee is subject to a confidentiality covenant, a covenant not to solicit employees of Owen, Cardinal and their affiliates, and a covenant not to compete with Owen, Cardinal and their affiliates. The noncompetition covenant will remain in effect until one year after the end of the employment period in the case of Messrs. Stai and Drury, and until two years after the end of the employment period in the case of Ms. Owen and Mr. Isgren.

     Indemnification; Insurance. In the Merger Agreement, Cardinal has agreed that, from and after the Effective Time, it will cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to indemnify and hold harmless the present and former officers and directors of Owen in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Owen Articles and Owen Bylaws in effect on the date of the Merger Agreement. Cardinal has also agreed to maintain in effect after the Effective Time the policies of directors' and officers' liability insurance in effect on the date of the Merger Agreement through the remainder of its term, which ends in June 1997.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP, independent auditors of Cardinal, confirming at the Effective Time its letter dated the date of this Proxy Statement/Prospectus to the effect that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes.

     Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Cardinal and Owen will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of Owen and Cardinal for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. Cardinal has agreed in the Merger Agreement to use its best efforts to prepare and publicly release as soon as practicable (but in any event within fifteen days) following the end of the first full calendar month completed after the Effective Time, a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Cardinal and Owen for a period of at least 30 days of combined operations of Cardinal and Owen following the Effective Time. See "The Merger Agreement -- Conditions" and "Summary -- Summary Historical and Unaudited Pro Forma Combined Financial Information."

     Owen and Cardinal have each agreed in the Merger Agreement to obtain written undertakings ("Affiliate Letters") at least 30 days prior to the Special Meeting from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of such party for purposes of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Owen Common Stock or Cardinal Common Shares or Owen Options beneficially owned thereby during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Cardinal Common Shares or Cardinal Exchange Options (or Cardinal Common Shares issuable upon exercise thereof) beneficially owned thereby as a result of the Merger or otherwise until after such time as Cardinal shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Cardinal and Owen for a period of at least 30 days of combined operations of Cardinal and Owen following the Effective Time. See "The Merger Agreement -- Representations, Warranties and Covenants."

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the FTC, the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Cardinal and Owen completed the required filings to the FTC and the Antitrust Division on December 11, 1996. On January 10, 1997, the parties received second requests from the FTC for additional information and documents, and the parties filed responses to such requests on February 11, 1997.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Owen or Cardinal. Owen and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     Other than as described in this Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any Federal or state agency.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Cardinal Common Shares issued in connection with the Merger will be freely transferable, except that any Cardinal Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Cardinal or Owen prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Cardinal or Owen, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Cardinal, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cardinal or Owen generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal shareholders of such person.

     Affiliates may not sell their Cardinal Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Cardinal) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell Cardinal Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a

"market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Cardinal Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. With the exception of Dian Owen, no affiliate of Owen is expected to receive Cardinal Common Shares in the Merger which exceed 1% of the outstanding Cardinal Common Shares. Rule 145 under the Securities Act will remain available to affiliates if Cardinal remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without being subject to such manner of sale or volume limitations provided that Cardinal is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Cardinal. Three years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without any restrictions so long as such affiliate had not been an affiliate of Cardinal for at least three months prior to the date of such sale. See "-- Accounting Treatment."

     Pursuant to the Affiliate Letters, Cardinal has agreed that, for so long as any affiliate party to an Affiliate Letter holds any Cardinal Common Shares as to which such affiliate is subject to the limitations of Rule 145, Cardinal will use its reasonable efforts to file all reports required to be filed by it pursuant to the Exchange Act and the rules and regulations thereunder so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Cardinal, and to that extent to make available to such affiliate the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the Cardinal Common Shares. See "-- Accounting Treatment."

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and Owen entered into the Stock Option Agreement pursuant to which Owen granted to Cardinal an irrevocable Option to purchase up to 3,396,750 shares of Owen Common Stock (representing, without giving effect to the exercise of the Option, 19.9% of the outstanding shares of Owen Common Stock as of the date of the Merger Agreement) at an exercise price per share equal to the lower of (x) $27.25 or
(y) the Exchange Ratio multiplied by the average of the closing prices of Cardinal Common Shares as reported on the NYSE Composite Tape during the five consecutive trading days ending on (and including) the trading day immediately prior to the date of exercise. Cardinal may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of certain "Purchase Events" which are described below. No Purchase Event has occurred as of the date of this Proxy Statement/Prospectus.

     The Option terminates upon the earliest to occur of (i) the Effective Time,
(ii) 5:00 p.m. Houston time, on the date which is one year following the occurrence of a Purchase Event, and (iii) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, if the Option cannot be exercised before its date of termination as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option will expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

     Under the Stock Option Agreement, a "Purchase Event" is defined as the occurrence of any of the following: (i) any person (other than Cardinal or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Owen Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding Owen Common Stock; (ii) Owen or any of its subsidiaries shall or shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Cardinal or any of its subsidiaries) to, or any person (other than Cardinal or any of its subsidiaries) shall have publicly announced an intention to, (A) effect any Competing Transaction, (B) purchase, lease or otherwise acquire 10% or more of the assets of Owen or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or similar transaction) beneficial ownership (as defined in

Rule 13d-3 under the Exchange Act) of securities representing 10% or more of the voting power of Owen or any of its subsidiaries; (iii) any person (other than Cardinal or any subsidiary of Cardinal, and other than Dian G. Owen) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the voting power of Owen; (iv) the Board of Directors of Owen shall have withdrawn, modified or changed in a manner adverse to Cardinal, or refused to reaffirm within two business days of any written request from Cardinal, its recommendation of the Merger Agreement or the Merger; (v) if Dian
G. Owen shall have breached any of her obligations under her Support/Voting Agreement with Cardinal; (vi) if at the Special Meeting (including any adjournment or postponement thereof) the requisite vote of the Owen Shareholders to approve the Merger Proposal shall not have been obtained; or (vii) the Merger Agreement shall have been terminated by either Cardinal or Owen pursuant to
Section 7.1 thereof (other than a termination pursuant to Sections 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) of the Merger Agreement if Owen's or Owen's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before May 31, 1997), or 7.1(g)).

     At the request of Cardinal, at any time commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Cardinal Repurchase Period"), Owen (or any successor entity thereof) is required to repurchase the Option from Cardinal together with all (but not less than all) shares of Owen Common Stock purchased by Cardinal pursuant thereto with respect to which Cardinal then has beneficial ownership, at a price (when calculated on a per share basis, the "Per Share Repurchase Price") equal to the sum of: (i) the difference between (A) the "Market/Tender Offer Price" for shares of Owen Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Owen Common Stock or (y) the highest closing price per share of Owen Common Stock as reported by the NYSE Composite Tape for any day within that portion of the Cardinal Repurchase Period which precedes the date Cardinal gives notice of the required repurchase) and
(B) the exercise price, as adjusted pursuant to the Stock Option Agreement, multiplied by the number of shares of Owen Common Stock with respect to which the Option has not been exercised, but only if such Market/Tender Offer Price is greater than such exercise price; (ii) the exercise price paid by Cardinal for any shares of Owen Common Stock acquired pursuant to the Option; (iii) the difference between the Market/Tender Offer Price and the exercise price paid by Cardinal for any shares of Owen Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if such Market/Tender Offer Price is greater than such exercise price; and (iv) Cardinal's out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, less any amounts previously paid by Owen to Cardinal solely in reimbursement for costs pursuant to the Merger Agreement.

     Except to the extent that Cardinal shall have previously exercised its rights described in the preceding paragraph, at the request of Owen during the six-month period commencing 180 days following the first occurrence of a Purchase Event, Owen may repurchase from Cardinal, and Cardinal is required to sell to Owen, all (but not less than all) of the Owen Common Stock acquired by Cardinal pursuant to the Option and with respect to which Cardinal has beneficial ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share (calculated in the manner described above but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date Owen exercises its repurchase right), (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase by Cardinal to the date of repurchase at the highest rate of interest announced by Bank One, Columbus, NA as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Cardinal's out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, less any amounts previously paid by Owen to Cardinal solely in reimbursement for costs pursuant to the Merger Agreement, which sum shall be divided by the number of shares of Owen Common Stock to be repurchased by Owen.

     Pursuant to the Stock Option Agreement, at any time after a Purchase Event, Owen will be obligated, under certain circumstances, to file a registration statement under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Owen Common Stock that have been acquired upon exercise of the Option. Owen is not required to file more than one such registration statement under the Stock Option Agreement.

     The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

SUPPORT/VOTING AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Cardinal and each Supporting Shareholder executed separate Support/Voting Agreements pursuant to which each Supporting Shareholder agreed that, among other things, such Supporting Shareholder (i) will not, will not permit any company, trust or other entity controlled by such Supporting Shareholder to, and will not permit any of its affiliates to, contract to sell, sell or otherwise transfer or dispose of any of the shares of the capital stock of Owen of which such Supporting Shareholder or its affiliates is the record or beneficial owner ("Supporting Shareholder Shares") or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (x) pursuant to the Merger or (y) with Cardinal's prior written consent (except, solely in the case of Ms. Owen, with respect to up to 25,000 shares of Owen Common Stock that may be transferred to charitable organizations qualified under Section 501(c)(3) of the
Code); (ii) will not, will not permit any such company, trust or other entity to, and will not permit any of its affiliates to, directly or indirectly (including through its officers, directors, employees, or other representatives), solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in any Support/Voting Agreement prevents any Supporting Shareholder from taking any action or omitting to take any action (x) as a member of the Board of Directors of Owen necessary so as not to violate such Supporting Shareholder's fiduciary obligations as a Director or (y) as an officer of Owen at the direction or request of the Board of Directors of Owen so long as such direction or request was not made in violation of any of the terms of the Merger Agreement; and (iii) will vote all of such Supporting Shareholder Shares beneficially owned by such Supporting Shareholder or its affiliates, or over which such Supporting Shareholder or any of its affiliates has voting power or control, directly or indirectly (including any Owen Common Stock acquired after the date of the Support/Voting Agreement), at the record date for any meeting of shareholders of Owen called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby in favor thereof and neither Supporting Shareholder nor any of its affiliates will vote such Supporting Shareholder Shares in favor of any Competing Transaction. Each Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) termination of the Merger Agreement and (ii) the Effective Time.

     Each Supporting Shareholder and the number of shares of Owen Common Stock beneficially owned by it or over which it had voting control as of the Record Date are as follows: Dian G. Owen (2,513,605 shares); Stephen A. Drury (39,263 shares); J.D. Epstein (2,500 shares); Carl E. Isgren (393,852 shares); Donald M. Jones (86,530 shares); Hugh M. Morrison (1,000 shares); Diane Peterson (0 shares); Robert M. Rutledge (35,016 shares); Harlan C. Stai (175,603 shares); Robert L. Williams (445,073 shares). Such numbers include shares allocated to the respective accounts of such individuals who are participants in the ESOP but do not include shares in the ESOP for which such person may be deemed to have voting control solely because he or she acts as a trustee for the ESOP (to which none of the Support/Voting Agreement applies).

     The foregoing is a summary of the material provisions of the Support/Voting Agreements, a form of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the form of Support/Voting Agreement which is incorporated herein by reference.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is included as Annex A to this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

     The Merger Agreement provides that Subcorp will be merged with and into Owen with the result that Owen as the Surviving Corporation becomes a wholly owned subsidiary of Cardinal, subject to the requisite approval of Owen Shareholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective at the Effective Time upon the filing of duly executed articles of merger with the Texas Secretary of State or at such later time as shall be agreed upon by Cardinal and Owen and specified in the articles of merger. This filing is to be made on the Closing Date specified by Cardinal and Owen, which date will be as soon as possible, but in any event within three business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as the parties may mutually agree. It is currently anticipated that the Effective Time will occur shortly after the later of the date of the Special Meeting, assuming the Merger Agreement and the Merger are approved at such meeting and all other conditions to the Merger have been satisfied or waived.

MERGER CONSIDERATION

     Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, each share of Owen Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Owen, if any, which will be cancelled) will be converted into and represent a fraction of a Cardinal Common Share equal to the Exchange Ratio. The Exchange Ratio (rounded to the nearest ten-thousandth of a share and as adjusted pursuant to the Merger Agreement to reflect the Stock Split) is equal to (i) the quotient obtained by dividing (a) $27.25 by (b) the Average Share Price; provided, however, that (x) if the Average Share Price is less than $54.7833, then the Exchange Ratio will be equal to 0.4974, or (y) if the Average Share Price is greater than $60.5500, then the Exchange Ratio will be equal to 0.4500; or (ii) if Cardinal has made an Adjustment Election, then the Exchange Ratio will be equal to the product of (a)
0.4974 and (b) the quotient obtained by dividing $46.1333 by the Average Share Price. For additional information regarding an Adjustment Election, see
"Summary -- The Merger -- General; Exchange Ratio; Adjustment Election."

     The definitive Exchange Ratio will be determinable after the close of trading on the sixth trading day prior to the Special Meeting, at which time Owen Shareholders may call Morrow & Co. at (800) 607-0088, to obtain the definitive Exchange Ratio.

     Fractional Shares. No certificates for fractional Cardinal Common Shares will be issued in the Merger, and to the extent that an outstanding share of Owen Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate of Owen Common Stock to the exchange agent designated by Cardinal as described under "-- Exchange Procedures", will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest.

     Conversion of Subcorp Common Stock. Each share of common stock, $0.01 par value per share, of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, $0.01 par value per share, of Owen as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     HOLDERS OF SHARES OF OWEN COMMON STOCK SHOULD NOT SEND IN THEIR OWEN STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Owen Common Stock whose shares were converted into the right to receive Cardinal Common Shares. This letter of transmittal must be used in forwarding Certificates for surrender in exchange for certificates evidencing Cardinal Common Shares to which a holder of shares of Owen Common Stock prior to the Effective Time has become entitled and, if applicable, cash in lieu of any fractional Cardinal Common Share. Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to Boatmen's Trust Company, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor a certificate evidencing the whole number of Cardinal Common Shares to which he is entitled and a check representing the amount of cash payable in lieu of any fractional Cardinal Common Share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of Certificates. Certificates surrendered for exchange by any person constituting an "affiliate" of Owen for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Cardinal has received an executed Affiliate Letter from such person as prescribed under the Merger Agreement.

     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Cardinal having a record date on or after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     The Merger Agreement contains various representations, warranties and covenants of Cardinal and Owen. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each party's obligations under the Merger Agreement that the other parties' representations and warranties be true and correct except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on the representing or warranting party.

     Pursuant to the Merger Agreement, each of Cardinal and Owen has agreed that it will (i) use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by the Merger Agreement (including, without limitation, satisfying their respective conditions precedent to the Merger); (ii) (A) file any Notification and Report Forms and related materials required to be filed with the FTC and the Antitrust Division under the HSR Act with respect to the Merger (which filings required to date have been made) and promptly make any further filings pursuant thereto that may be necessary, proper or advisable, (B) cooperate with respect to, and cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts to contest and resist, any suit, claim, action, proceeding or investigation (an "Action"), including legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any governmental authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by the Merger Agreement, including, without limitation, by pursuing all available avenues of administrative and judicial appeal and all available legislative action; and (C) upon the terms and subject to the conditions set forth in the Merger Agreement, in connection with the HSR Act, take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority; provided, however, that a party will not be obligated to take any action pursuant to this clause (C) if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger or (y) to result in an Order (1) prohibiting or limiting the ownership or operation by Cardinal of any material portion of the business or assets of Owen or compelling Cardinal to dispose of or hold separate any of the business or assets of Cardinal or any material portion of the business or assets of Owen as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (2) imposing limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Owen, including, without limitation, the right to vote such capital stock on all matters properly presented to the Owen Shareholders, or (3) prohibiting Cardinal from effectively controlling in any material respect the business or operations of Owen; (iii) use its reasonable efforts to obtain early termination of the applicable waiting period; (iv) use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any governmental authority that it may be required to give, make or obtain; (v) permit representatives of the other party to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers; (vi) unless otherwise required by applicable laws or requirements of the NYSE (and in that event only if time does not permit) at all times prior to the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms, to consult with the other before issuing any press release with respect to the Merger and not to issue any such press release prior to such consultation; and (vii) use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes and to constitute a tax free "reorganization" under Section 368(a) of the Code and to permit Owen's legal counsel and Cardinal's legal counsel to issue their respective opinions to that effect.

     Cardinal has agreed in the Merger Agreement (i) to prepare this Proxy Statement/Prospectus for filing by Owen with the Commission on a confidential basis as soon as is reasonably practicable, to prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of this Proxy Statement/Prospectus by the Commission and use all reasonable efforts to have the Registration Statement to be declared effective by the Commission as promptly as practicable, to advise Owen in writing if, at any time prior to the Effective Time, Cardinal shall have obtained knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or this Proxy Statement/Prospectus and to promptly take such action as shall be required to amend or supplement the Registration Statement, to maintain the effectiveness of the Registration Statement through the Effective Time, to take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger; (ii) from and after the Effective Time, to cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to indemnify and hold harmless the present and former officers and directors of Owen in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Owen Articles and Owen Bylaws in effect on the date of the Merger Agreement;
(iii) from and after the Effective Time, to maintain the policies of directors' and officers' liability insurance of Owen in effect on the date of the Merger Agreement through the remainder of their terms which end in June 1997; (iv) for a period of one year from and after the Effective Time, to cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of Owen immediately prior to the date of the Merger Agreement; (v) to give prompt notice to Owen of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (y) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; (vi) use its best efforts to prepare and publicly release as soon as practicable (but in any event within fifteen days) following the end of the first full calendar month completed after the Effective Time, a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Cardinal and Owen for a period of at least 30 days of combined operations of Cardinal and Owen following the Effective Time; (vii) that, prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by the Merger Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Cardinal) or any material liabilities; (viii) to use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time; and (ix) to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Cardinal for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 30 days prior to the date of the Special Meeting, the written undertakings set forth in an exhibit to the Merger Agreement.

     Owen covenants in the Merger Agreement (i) to take all action in accordance with the federal securities laws, the Texas Law (as defined under the caption "Comparison of Shareholder Rights") and the Owen Articles and Owen Bylaws necessary to convene the Special Meeting for the Owen Shareholders to consider and vote upon approval of the Merger Proposal; (ii) (A) to promptly furnish Cardinal with all information concerning Owen as may be required for inclusion in the Registration Statement, (B) to cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable, (C) if at any time prior to the Effective Time, any information pertaining to Owen contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, to promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading, (D) to use all reasonable efforts to cooperate with Cardinal in the preparation and filing of this Proxy Statement/Prospectus with the Commission, and (E) to use all reasonable efforts to mail at the earliest practicable date to Owen Shareholders this Proxy Statement/Prospectus, which shall include all information required under applicable law to be furnished to Owen Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of the Owen Board in favor of the Merger unless the Owen Board concludes in good faith on the basis of the advice of its outside legal counsel that the failure to withdraw such recommendation is reasonably likely to result in a breach of the fiduciary obligations of the Owen Board under applicable law; (iii) during the period from the date of the Merger Agreement to the Effective Time, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby and use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect; (iv) to use its best efforts consistent with past practice to preserve its ownership rights to its intellectual property free and clear of any liens, claims or encumbrances; (v) to cause each such person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Owen for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 30 days prior to the date of the Special Meeting, the written undertakings set forth in an exhibit to the Merger Agreement, and on or prior to such date to provide, with the advice of the outside counsel, Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who may be deemed to be "affiliates" of Owen as provided above; (vi) to give prompt notice to Cardinal of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Owen representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (y) any material failure of Owen to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; and (vii) to consult with Cardinal prior to making publicly available its financial results for any period.

     Owen also covenants in the Merger Agreement that, during the period from the date of the Merger Agreement to the Effective Time, Owen will not, except as otherwise expressly contemplated by the Merger Agreement and the transactions contemplated thereby or as set forth therein (including the schedules thereto), without the prior written consent of Cardinal: (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase Owen Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business; (iii) make or propose any changes in the Owen Articles or Owen Bylaws; (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person except to the extent permitted under the Merger Agreement; (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice not in excess of $8 million in the aggregate; (vi) create any subsidiaries; (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law or in the ordinary course of business consistent with past practice; (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable law; (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles; (x) settle any Actions, whether pending as of the date of the Merger Agreement or thereafter made or brought involving, individually or in the aggregate, an amount in excess of $500,000; (xi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $250,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied; (xii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $3 million; (xiii) pay (or agree to become obligated to pay) any fees and expenses to attorneys, accountants and investment bankers in connection with the Merger in excess of the amount set forth in the Merger Agreement; (xiv) take any action to exempt or make not subject to the provisions of Article 10 of the Owen Articles any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; (xv) take any action that could likely result in Owen's representations and warranties set forth in the Merger Agreement becoming false or inaccurate in any material respect; (xvi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or (xvii) agree in writing or otherwise to take any of the foregoing actions.

NO NEGOTIATIONS OR SOLICITATIONS

     Pursuant to the Merger Agreement, Owen agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that, at any time prior to the approval of the Merger Proposal by the Owen Shareholders, Owen may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of the Merger Agreement if and so long as the Owen Board determines in good faith by a majority vote, based upon consultation and advice of its outside legal counsel, that failing to take such action is reasonably likely to constitute a breach of the fiduciary duties of the Owen Board under applicable law and such a proposal is, after consulting with Smith Barney or RPR (or any other nationally recognized investment banking firm), more favorable to Owen Shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transactions proposed by Cardinal in response to such Competing Transaction). Further, pursuant to the Merger Agreement, Owen agreed to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing, and agreed in the event that prior to the approval of the Merger Proposal by the Owen Shareholders the Owen Board receives advice of outside legal counsel that failure to do so is reasonably likely to result in breach of the fiduciary duties of the Owen Board under applicable law, the Owen Board may (subject to this and the following sentences) withdraw or modify its recommendation in favor of the Merger and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction, provided that it gives Cardinal two business days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate the Merger Agreement pursuant to its terms). Any such withdrawal or modification of such recommendation by the Owen Board shall not change the approval of the Owen Board for purposes of causing either the provisions of Article 10 of the Owen Articles or any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger, the Stock Option Agreement or the Support/Voting Agreements or change the obligation of Owen to present the Merger for approval at the Special Meeting. Owen has also agreed under the Merger Agreement, from and after the execution of this Agreement, to immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and to promptly furnish to Cardinal a copy of any such written proposal in addition to any information provided to or by any third party relating thereto.

     Under the Merger Agreement, if prior to the approval of the Merger Proposal by the Owen Shareholders, the Owen Board shall determine in good faith, after consultation with its financial and legal advisors, that any written proposal from a third party for a Competing Transaction received after the date of the Merger Agreement that was not solicited or encouraged by Owen or any of its subsidiaries or affiliates in violation of the Merger Agreement is more favorable to the Owen Shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Owen Shareholders and Owen has received (x) advice of its outside legal counsel that failure to enter into such a Competing Transaction is reasonably likely to constitute a breach of the Owen Board's fiduciary duties under applicable law and (y) a written opinion (a copy of which has been delivered to Cardinal) from Smith Barney or RPR that the Competing Transaction is more favorable from a financial point of view to the Owen Shareholders than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Owen may terminate the Merger Agreement (the "Fiduciary Termination Right") and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction, provided that, prior to any such termination, (i) Owen has provided Cardinal written notice that it intends to terminate the Merger Agreement pursuant to this provision, identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and (ii) at least two full business days after Owen has provided the notice referred to in clause

(i) above (provided that the opinions referred to in clauses (x) and (y) above shall continue in effect without revision or modification), Owen delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to this provision, (B) a check in the amount of Cardinal's costs (as defined in the Merger Agreement) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such costs), plus the amount of the termination fee provided in the Merger Agreement and described below under "-- Termination; Effect of Termination", (C) a written acknowledgment from Owen that (x) the termination of the Merger Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and (y) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of Owen's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by Owen.

CONDITIONS

     The obligations of Cardinal and Owen to consummate the Merger are subject to fulfillment of the following conditions, among others: (i) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any governmental authority which prevents the consummation of the Merger; (ii) all waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) the Merger and the transactions contemplated by the Merger Agreement shall have been approved by the Owen Shareholders in the manner required by any applicable law; (iv) the Commission shall have declared the Registration Statement effective, and at the Effective Time, no stop order or similar restraining order prohibiting the Merger shall have been threatened by the Commission or entered by the Commission or any state securities administrator; (v) no Action shall be instituted by any governmental authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated by the Merger Agreement which continues to be outstanding; and (vi) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Proxy Statement/Prospectus and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board.

     The obligations of Owen to consummate the Merger and the transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions: (i) the representations and warranties of each of Cardinal and Subcorp shall be true and correct on and as of the Closing Date (except for those made as of a specified date), except for such inaccuracies which have not had and could not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Cardinal; (ii) each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; (iii) the Cardinal Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; and (iv) Owen shall have received the opinion of Vinson & Elkins L.L.P., dated on or prior to the effective date of the Registration Statement, to the effect that (a) the Merger will constitute a reorganization under section 368(a) of the Code, (b) Owen, Cardinal and Subcorp will each be a party to that reorganization, and (c) no gain or loss will be recognized by the shareholders of Owen upon the receipt of Cardinal Common Shares in exchange for shares of Owen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

     The obligations of Cardinal to consummate the Merger and the other transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions: (i) the representations and warranties of Owen shall be true and correct on and as of the Closing Date (except for those made as of a specified date), except for such inaccuracies which have not had and could not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Owen; (ii) Owen shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; (iii) Cardinal shall have received the opinion of Wachtell, Lipton, Rosen & Katz, dated on or prior to the effective date of the Registration Statement, to the effect that (a) the Merger will constitute a reorganization under section 368(a) of the Code, (b) Cardinal, Subcorp and Owen will each be a party to that reorganization, and (c) no gain or loss will be recognized by Cardinal, Subcorp or Owen by reason of the Merger; and (iv) there shall not have been a breach of the Stock Option Agreement.

OWEN STOCK OPTIONS

     Cardinal and Owen covenant in the Merger Agreement to cause unexpired and unexercised Owen Options granted to current or former directors, officers or key employees of Owen by Owen to be automatically converted at the Effective Time into Cardinal Exchange Options. See "The Merger -- Interests of Certain Persons in the Merger -- Owen Options." Cardinal further covenants to use its reasonable efforts to file with the Commission, within ten business days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

EMPLOYEE BENEFITS

     Cardinal has agreed that, for a period of one year from and after the Effective Time, it will cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of Owen immediately prior to the date of the Merger Agreement. In the event Cardinal satisfies such obligations by adding employees of Owen to Cardinal's medical plan (the "Cardinal Medical Plan"), then eligibility of such employees for medical benefits under the Cardinal Medical Plan will not be subject to standard exclusions for pre-existing conditions.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by Owen Shareholders (i) by mutual consent of Cardinal and Owen; (ii) by either Cardinal or Owen if any permanent injunction or other order of a court or other competent governmental authority preventing the consummation of the Merger becomes final and non-appealable; (iii) by either Cardinal or Owen if the Merger is not consummated before May 31, 1997, unless that deadline is extended by the Boards of Directors of both Cardinal and Owen (provided that a party shall not have a right to so terminate the Merger Agreement if such party's failure or such party's affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (iv) by Cardinal if the Owen Board of Directors of Owen shall withdraw, modify or change its recommendation in favor of the Merger in a manner adverse to Cardinal, or if the Owen Board shall have refused to affirm such recommendation within two business days of any written request from Cardinal; (v) by Cardinal or Owen if at the Special Meeting (including any adjournment or postponement thereof) the requisite vote of the Owen Shareholders to approve the Merger Proposal shall not have been obtained;
(vi) by Owen, pursuant to the Fiduciary Termination Right; (vii) by Owen, no earlier than the fifth trading day or later than the third full trading day immediately preceding the date of the Special Meeting, if the Average Share Price is less than $46.1333, provided that Owen will have no right to terminate pursuant to this clause (vii) unless (x) Owen shall have given, during the three trading day period referred to above, one full trading day's prior written notice of its intention to terminate pursuant to this clause (vii) and (y) Cardinal during such one full trading day notice period shall not have made an Adjustment Election; or (viii) by Cardinal if Owen shall have breached any of its obligations under the Stock Option Agreement or if Dian G. Owen shall have breached any of her obligations under her Voting/Support Agreement with Cardinal.

     The Merger Agreement provides that if the Merger Agreement is terminated and it is judicially determined that termination was caused by an intentional breach of the Merger Agreement, the breaching party shall indemnify and hold harmless the other parties thereto for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and shareholders' meetings and consents ("Costs"). If the Merger Agreement is terminated for any of the reasons set forth in the preceding paragraph (other than a termination pursuant to clauses (i) (prior to the public announcement of a Competing Transaction), (ii), (iii) (other than a termination by Cardinal pursuant to clause (iii) if Owen's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before May 31, 1997), (v), (vii) of the preceding paragraph) or the Merger Agreement is terminated pursuant to clause
(v) of the preceding paragraph and within 12 months after the date of termination Owen enters into an Acquisition Agreement for a Business Combination (as defined below) or consummates a Business Combination Owen will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Owen, (except in each case, if the termination is pursuant to clause (v) of the preceding paragraph, then, prior to consummation of a Business Combination) or execution of the definitive agreement with respect thereto) concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1.8 million in the aggregate and (ii) a termination fee in an amount equal to $13 million. For the purposes of the immediately preceding sentence, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Owen as a result of which the Owen Shareholders prior to such transaction in the aggregate cease to own at least a majority of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of Owen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or
(iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Owen Common Stock whether by tender or exchange offer or otherwise.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of the Merger Proposal by Owen Shareholders, but after each such approval, no amendment shall be made which by law requires further approval or authorization by Owen Shareholders without such further approval or authorization.

     At any time prior to the Effective Time, Cardinal (with respect to Owen) or Owen (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein; provided that such waiver or extension is set forth in a written instrument signed on behalf of such party.

EXPENSES

     Except as otherwise provided in the Merger Agreement and the Stock Option Agreement (as described above), Cardinal and Owen will pay their own Costs and expenses associated with the transactions contemplated by the Merger Agreement, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and this Proxy Statement/Prospectus (including filing fees related thereto) will be shared equally by Cardinal and Owen.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of Owen Common Stock and is based upon current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "IRS") and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF OWEN COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     Owen has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that for federal income tax purposes the merger will constitute a reorganization within the meaning of section 368(a) of the Code, that Cardinal, Subcorp and Owen will each be a party to that reorganization, and that the Owen Shareholders will not recognize any gain or loss upon the receipt of Cardinal Common Shares in exchange for their Owen Common Stock except with respect to cash received in lieu of a fractional interest in Cardinal Common Shares. The Merger Agreement provides that Owen is not obligated to consummate the Merger unless Owen shall have received such opinion. Such opinion is subject to certain assumptions and based on certain representations of Cardinal, Subcorp and Owen. Owen Shareholders should be aware that such opinion is not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

     Assuming the Merger qualifies as a reorganization under section 368(a) of the Code, the following federal income tax consequences will occur:

          (a) no gain or loss will be recognized by Cardinal, Subcorp or Owen by reason of the Merger;

          (b) no gain or loss will be recognized by a holder of Owen Common Stock upon the exchange of all of such holder's shares of Owen Common Stock solely for Cardinal Common Shares pursuant to the Merger;

          (c) the aggregate basis of the Cardinal Common Shares received by a holder of Owen Common Stock (including any fractional share interest deemed received) will be the same as the aggregate basis of the shares of Owen Common Stock surrendered in exchange therefor;

          (d) the holding period of the Cardinal Common Shares received by a holder of Owen Common Stock (including any fractional share interest deemed received) will include the holding period of the shares of Owen Common Stock surrendered in exchange therefor, provided that such shares of Owen Common Stock are held as capital assets at the Effective Time; and

          (e) a holder of Owen Common Stock who receives cash in lieu of a fractional interest in Cardinal Common Shares will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the Owen Common stock is held by such shareholders as a capital asset at the Effective Time and the holding period for the fractional share (as described in paragraph (d) above) is more than one year.

     THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF COUNSEL IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH OWEN SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF

THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                                 THE COMPANIES

BUSINESS OF CARDINAL

     Cardinal is a leading health care service provider, offering an array of value-added pharmaceutical distribution services to a broad base of customers, and is a holding company operating through a number of separate operating subsidiaries. It is one of the nation's largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Through its Pyxis subsidiary, Cardinal develops and manufactures unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and alternate care facilities. Cardinal is also the largest franchisor of independent retail pharmacies in the United States through its Medicine Shoppe subsidiary. In addition, through its Allied division, Cardinal provides pharmacy management services to hospitals. PCI Services, Inc., one of Cardinal's subsidiaries, is also a leading international provider of integrated packaging services to pharmaceutical manufacturers.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs, and monitor their purchases which are covered by group contract purchasing arrangements.

     Cardinal operates several specialty health care businesses which offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     In February 1994, Cardinal combined with Whitmire, a Folsom, California-based drug wholesaler. The majority of Whitmire's sales were concentrated in the western and central United States, complementing Cardinal's former concentration of sales in the eastern United States and positioning the combined company to service both customers and suppliers on a national basis. As a result of the Whitmire Merger, Cardinal now maintains a network of pharmaceutical distribution centers enabling it to routinely serve the entire population of the continental U.S. on a next-day basis.

     Cardinal has completed several additional business combinations since the Whitmire Merger. On July 1, 1994, Cardinal acquired Humiston-Keeling, Inc., a Calumet City, Illinois-based drug wholesaler serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal completed a merger with Behrens Inc., a Waco, Texas-based drug wholesaler serving customers located primarily in Texas and adjoining states. On November 13, 1995, Cardinal completed a merger with MSI, a St. Louis, Missouri-based franchisor of independent apothecary-style retail pharmacies in the United States and abroad. On May 7, 1996, Cardinal completed a merger with Pyxis, a San Diego, California-based designer, manufacturer, marketer and servicer of unique, point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and other healthcare facilities. Pyxis had previously acquired Allied in August 1995. Finally, on October 11, 1996, Cardinal completed a merger with PCI, a Philadelphia, Pennsylvania-based provider of integrated packaging services to pharmaceutical manufacturers.

     Additional information concerning Cardinal and its subsidiaries is included in the Cardinal documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

SUBCORP

     Subcorp is a newly formed, wholly owned subsidiary of Cardinal formed for the purpose of effecting the Merger.

BUSINESS OF OWEN

     Owen is the nation's leading provider of fully integrated pharmacy management and information services to hospitals, with more than 320 hospital pharmacies under management in 43 states as of November 30, 1996. Owen typically manages all aspects of its hospital clients' pharmacy operations, including staffing, purchasing, inventory control, medication dispensing, capturing patient charges, administration, quality control and information technology. Through its subsidiary, Meditrol Automation Systems, Inc., Owen also manufactures, sells and services its Meditrol(R) system, which is comprised of one or more computer-controlled, automated dispensing cabinets capable of being linked to the hospital's central information system. A Meditrol(R) unit located in patient care units, under pharmacy control, allows authorized nursing personnel rapid access to medications, enhances the accuracy of dispensing and patient charging, reduces drug waste and diversion and eliminates many time-consuming drug distribution and record keeping functions. In addition to its pharmacy management operations and Meditrol(R) automated medication management, Owen manages 26 healthcare materials outsourcing agreements and offers a proprietary materials numbering and classification system and a healthcare supply price database on a subscription basis. Hospital pharmacy management accounted for approximately 88% of Owen's revenues in fiscal 1996.

     Additional information concerning Owen and its subsidiaries is included in the Owen documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, Owen Shareholders will receive Common Shares of Cardinal, an Ohio corporation, in exchange for their shares of Common Stock in Owen, a Texas corporation. The following is a summary of certain material differences between the rights of holders of Owen Common Stock and the rights of holders of Cardinal Common Shares. These differences arise in part from the differences between the Texas Business Corporation Act (the "Texas Law") and the Ohio Revised Code (the "Ohio Law"). Additional differences arise from the governing instruments of the two companies (in the case of Owen, the Owen Articles and the Owen Bylaws, and, in the case of Cardinal, the Cardinal Articles and the Cardinal Regulations). Although it is impractical to compare all of the aspects in which the Texas Law and the Ohio Law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes certain significant differences between them.

AMENDMENT OF CHARTER DOCUMENTS

     The Texas Law requires the affirmative vote of two-thirds of the outstanding shares of Owen Common Stock entitled to vote thereon in order to amend the Owen Articles, unless any class or series of shares is entitled to vote thereon as a class, in which event the Texas Law requires the affirmative vote of the holders of at least two-thirds of the shares within each such class or series of outstanding shares and of at least two-thirds of the total outstanding shares entitled to vote thereon. The Owen Articles provide that certain provisions described below under "-- Provisions Affecting Control Share Acquisitions and Business Combinations" may only be amended upon approval by the holders of 75% of the outstanding Owen Common Stock. To amend an

Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of each class, unless otherwise specified in such corporation's articles of incorporation. The Cardinal Articles specify that the holders of a majority of the voting power of Cardinal or, when appropriate, any class of shareholders, may amend the Cardinal Articles.

AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

     Under the Texas Law, holders of a majority of the voting power of a corporation and, unless reserved exclusively to the shareholders in whole or in part in the articles of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation. The Owen Articles grant the Directors of Owen such power. In addition, the Owen Bylaws require that any adoption, amendment or repeal by the Owen Shareholders be approved by at least two-thirds of the voting power of the outstanding shares entitled to vote in the election of directors.

     The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal that corporation's code of regulations. The Cardinal Regulations require that such amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on such matter, except that the affirmative vote of the holders of not less than 75% of the shares having voting power is required to amend, change, adopt any provision inconsistent with, or repeal the provisions of the Cardinal Regulations dealing with the number and classification of directors, the term of office of directors or the removal of directors, or the provision relating to amendments to the Cardinal Regulations.

REMOVAL OF DIRECTORS

     The Texas Law provides that directors may be removed from office in accordance with the provisions of the bylaws or articles of incorporation of the corporation. The Owen Bylaws provide that directors may be removed with or without cause, by the holders of 75% of the outstanding shares entitled to vote at a shareholders meeting called expressly for that purpose.

     The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, as a result of the provision for cumulative voting described below, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. The Cardinal Regulations provide that such removal requires the affirmative votes of holders of at least 75% of such voting power. In addition, the Cardinal Regulations provide that any director may be removed by the Board of Directors for certain causes specified in Section 1701.58(B) of the Ohio Law (if a director is found by order of court to be of unsound mind, if he is adjudicated a bankrupt or if he fails to meet any qualifications for office).

VACANCIES ON THE BOARD

     The Texas Law provides that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. In addition, the Owen Bylaws provide that such vacancies shall be filled for the unexpired portion of the term by a majority of the remaining directors.

     The Ohio Law provides that unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The Cardinal Regulations provide that vacancies may be filled by the Board of Directors until Cardinal Shareholders hold a meeting to fill such vacancy. In addition, Cardinal Shareholders may elect a director to fill a vacancy (including any vacancy that previously has been filled by the Board of Directors) at any meeting of Cardinal Shareholders called for that purpose.

RIGHT TO CALL SPECIAL MEETING OF SHAREHOLDERS

     The Texas Law permits special meetings of shareholders to be called by (i) the president, the board of directors or such other person or persons as the articles of incorporation or bylaws may provide or (ii) by the holders of at least 10% of all the shares entitled to vote at the proposed special meeting (which percentage may be raised by the articles of incorporation but not to exceed 50%). The Owen Bylaws provide that special meetings may be called by the president or the majority of the Owen Board or by holders of at least 10% of the outstanding shares entitled to vote at such meeting.

     Under the Ohio Law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's regulations specify another percentage, which may in no case be greater than 50%, the directors by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president's death or disability, the vice president authorized to exercise the authority of the president have the authority to call special meetings of shareholders. The Cardinal Regulations expressly provide that special meetings of Cardinal Shareholders may be called by the Chairman of the Board, the president, a majority of the directors acting with or without a meeting or the holders of at least 25% of the outstanding Cardinal Common Shares.

SHAREHOLDER ACTION WITHOUT A MEETING

     Under both the Texas Law and the Ohio Law, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote at such meeting.

CLASS VOTING

     The Texas Law requires that the holders of the outstanding shares of a class shall be entitled to vote as a class, and the holders of the outstanding shares of a series shall be entitled to vote as a class, upon amendments to a corporation's articles of incorporation that increase or decrease the aggregate number of authorized shares or the par value of the shares of any such class or series or that affect the rights and preferences of such class or series are affected in certain respects. Under the Ohio Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

CUMULATIVE VOTING

     Under the Texas Law, shareholders have the right to cumulate their votes for the election of directors unless such right is expressly prohibited in the articles of incorporation. The Owen Articles expressly prohibits cumulative voting. Under the Ohio Law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Cardinal Articles have not been amended to eliminate the rights of Cardinal Shareholders to vote cumulatively in the election of directors.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     The Owen Articles require the approval by the holders of 75% of the voting power of the outstanding capital stock of Owen entitled to vote generally in the election of directors (the "Owen Voting Stock") as a condition to mergers and certain other Business Transactions (as defined below) involving Owen and an Interested Shareholder (as defined below) unless the transaction is approved by a majority of the members of the Owen Board who are Disinterested Directors (as defined below). An "Interested Shareholder" is defined generally as anyone who is the beneficial owner of more than 10% of the Owen Voting Stock and includes any person who is an assignee of or has succeeded to any shares of Voting Stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an Interested Shareholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. A "Business Transaction" generally includes the following transactions: (i) a merger or consolidation of Owen or any subsidiary thereof with an Interested Shareholder or with any corporation or entity which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder; (ii) the sale or other disposition by Owen or a subsidiary thereof of assets of $20 million or more if an Interested Shareholder (or an affiliate thereof) is a party to the transaction; (iii) the issuance of stock or other securities of Owen or a subsidiary thereof to an Interested Shareholder (or an affiliate thereof) in exchange for cash or property with a fair market value of $20 million or more;
(iv) the adoption of any plan or proposal for the liquidation or dissolution of Owen proposed by or on behalf of any Interested Shareholder (or an affiliate thereof); or (v) any reclassification of securities, recapitalization, merger with a subsidiary or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of outstanding stock (or securities convertible into stock) of Owen or a subsidiary owned by an Interested Shareholder. A "Disinterested Director" is any member of the Owen Board who (i) is not affiliated with an Interested Shareholder and (ii) was a director prior to September 1, 1992, or was a newly-elected or appointed director who was recommended by a majority of the Disinterested Directors then on the Owen Board.

     The Owen Articles also provide that a vote of the holders of 75% or more of the voting power of the Owen Voting Stock is required to amend, alter or repeal, or adopt any provision inconsistent with, the above provisions.

     Chapter 1704 of the Ohio Law prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by the Owen Articles. However, under Chapter 1704, an interested shareholder includes a shareholder who directly or indirectly exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances including, but not limited to, the following (i) if directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 shall not be applicable to the corporation. No such amendment has been adopted by Cardinal.

     Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, any "control share acquisition" of an "issuing public corporation" can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more. The Cardinal Regulations expressly provide that the provisions of Section 1701.831 of the Ohio Law shall not apply. Neither the Texas Law nor the Owen Articles or Owen Bylaws have similar control share acquisition provisions.

SHAREHOLDER NOTICE PROCEDURES

     The Owen Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Owen Board of Directors or a committee thereof, of candidates for election as directors as well as for shareholder proposals to be considered at meetings of shareholders (the "Shareholder Notice Procedure"). Notice of shareholder proposals and director nominations must be given timely in writing to the Secretary of Owen prior to the meeting at which such matters are to be acted upon or directors are to be elected. Under the Shareholder Notice Procedure, for notice of shareholder proposals or director nominations to be timely, such notice must be received by the Secretary of Owen at Owen's principal executive offices, with respect to shareholder proposals and elections to be held at the annual meeting, not later than the close of business on the 70th day prior to the anniversary of the immediately preceding annual meeting (or, if the date of the annual meeting is advanced by more than 20 days, not later than the close of business on the 10th day after the first public announcement of the date of such meeting), and with respect to an election to be held at a special meeting, not later than the close of business on the 10th day following the first public announcement of the date of the special meeting. Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Owen Board made by Owen at least 80 days prior to the anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by Owen not later than the close of business on the 10th day after such public announcement is first made by Owen.

     The Shareholder Notice Procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Owen and its shareholders.

     The Cardinal Articles and the Cardinal Code do not contain similar provisions.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     Under the Texas Law, a Texas corporation must have a plan of merger or exchange approved by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote thereon unless any class or series of shares of any such corporation is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of at least two-thirds of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least two-thirds of the outstanding shares otherwise entitled to vote thereon, unless the board of directors conditions its submission to shareholders of a plan of merger or exchange by requiring a greater vote or a vote by class or series. The Owen Articles does not provide for a different percentage except with respect to Interested Shareholders. See "-- Provisions Affecting Control Share Acquisitions and Business Combinations."

     The Ohio Law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called parent-subsidiary mergers), by two-thirds of the voting power of the corporation, unless the articles of incorporation specify a different proportion (not less than a majority). The Cardinal Articles provide that the vote of a majority of the voting power of Cardinal is required to approve such actions.

CONSIDERATION OF CONSTITUENCIES

     Section 1701.59 of the Ohio Law permits a director, in determining what he reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following (i) the interests of the corporation's employees, suppliers, creditors, and customers, (ii) the economy of the state and nation, (iii) community and societal considerations and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. The Texas Law contains no comparable provision.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the Texas Law, appraisal rights are available to dissenting shareholders in connection with certain plans of merger, certain plans of exchange, and any sale, lease, exchange or other disposition of all or substantially all the property and assets of the corporation requiring special authorization of the shareholders under the Texas Law. However, the Texas Law does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (ii) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (1) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or
(2) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. The Owen Articles do not provide otherwise.

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer, or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition (a "majority share acquisition") involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction.

     Under the Texas Law, among other procedural requirements, a shareholder's written demand for appraisal of shares must be filed with the corporation before the meeting to take such action that would give rise to such appraisal rights. Under the Ohio Law, a shareholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The Owen Bylaws provide that, subject to certain limitations, its officers and directors will be indemnified by Owen against judgments, penalties, fines, settlements and reasonable expenses actually incurred by such persons, to the fullest extent permitted under the Texas Law. Generally, the Texas Law permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer of the corporation if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the Texas Law requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

     In addition, the Owen Articles provide that a director of Owen will not be liable to Owen for monetary damages for an act or omission in the director's capacity as a director, except in the case of (i) a breach of the director's duty of loyalty to the corporation or the shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an action or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend. The Owen Articles further excuse a director from liability to the fullest extent permitted by the Texas Law.

     There is under the Ohio Law no comparable provision limiting the liability of officers, employees or agents of the corporation and the Cardinal Articles contain no such provision. However, under the Ohio Law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     Under the Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations, or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnifica-tion is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

     The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Cardinal Articles provide for indemnification by Cardinal to the fullest extent expressly permitted by the Ohio Law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee, or agent of Cardinal or of any other corporation for which he was serving as a director, officer, employee, or agent at the request of Cardinal. See also "The Merger -- Interests of Certain Persons in the Merger."

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Cardinal Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee or agent of Cardinal or at the request of Cardinal as a director, officer, employee or agent of another corporation or enterprise.

                     DESCRIPTION OF CARDINAL CAPITAL STOCK

     As of February 10, 1997, the authorized capital stock of Cardinal consisted of: (i) 150,000,000 Cardinal Common Shares, of which 100,454,578 were issued and outstanding, 229,567 were issued and held in treasury, and 4,186,213 were reserved for issuance pursuant to options outstanding under stock incentive plans (with approximately 2,092,199 additional Cardinal Common Shares available for issuance under such plans), (ii) 5,000,000 Class B common shares, without par value, none of which was outstanding or reserved for issuance, (iii) 500,000 Nonvoting Preferred Shares, without par value ("Preferred Shares"), none of which has been issued or reserved for issuance.

     The holders of Cardinal Common Shares do not have preemptive rights and have no rights to convert their shares into any other security. All Cardinal Common Shares are entitled to participate equally, and ratably in dividends on Cardinal Common Shares as may be declared by Cardinal's Board of Directors. In the event of the liquidation of Cardinal, holders of Cardinal Common Shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Holders of Cardinal Common Shares are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote. Cardinal Shareholders are afforded the right to vote their shares cumulatively for the election of the nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

     The Cardinal Articles provide that the Cardinal Board is authorized to approve the issuance of the Preferred Shares from time to time in one or more series without future authorization of its shareholders. The Board of Directors is authorized to adopt amendments to the Cardinal Articles from time to time fixing or changing the terms and designations of the Preferred Shares, including
(i) division of such shares into series and the designation and authorized number of shares of each series, (ii) dividend rate, (iii) dates of payment of dividends and the dates from which they are cumulative, (iv) liquidation price,
(v) redemption rights and price, (vi) sinking fund requirements, (vii) conversion rights, and (viii) restrictions on the issuance of such shares. Holders of Preferred Shares will have no voting rights, except as required by law. Holders of Preferred

Shares will have no preemptive rights to subscribe to or for any additional capital shares of Cardinal. Cardinal has no present plans to issue any Preferred Shares.

     The Cardinal Regulations provide that the Board of Directors shall consist of that number of directors as determined by action of the Board of Directors, but in no case fewer than nine or more than fourteen members, divided into three classes, and require that any proposal to either remove a director during his term of office or to further amend the Cardinal Regulations relating to the classification, number, or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The Board of Directors may fill any vacancy with a person who shall serve until the Cardinal Shareholders hold an election to fill the vacancy. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by Cardinal Shareholders. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of Cardinal Common Shares held) the amount of time required for an acquiror to obtain control of Cardinal by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

     Although Cardinal continually evaluates possible candidates for acquisition and intends to seek additional acquisition opportunities in the health care field, as of the date of this Proxy Statement/Prospectus no material acquisition has been agreed upon or become the subject of a letter of intent or agreement in principle.

                                 LEGAL MATTERS

     The validity of the Cardinal Common Shares to be issued in the Merger will be passed upon for Cardinal by Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal.

     Vinson & Elkins L.L.P. has rendered the opinion referred to under the caption "Certain Federal Income Tax Consequences." J.D. Epstein, a director of Owen, is a partner in Vinson & Elkins L.L.P. As of the Record Date, Mr. Epstein owned beneficially an aggregate of 2,500 shares of Owen Common Stock.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Cardinal and its consolidated subsidiaries as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, have been incorporated in this Proxy Statement/Prospectus by reference from the 1996 Cardinal Form 10-K. Such consolidated financial statements and the related financial statement schedule of Cardinal and its subsidiaries, except Pyxis, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference. The financial statements of Pyxis (consolidated with those of Cardinal in the consolidated financial statements) have been audited by Ernst & Young LLP, as stated in their report which is incorporated herein by reference from the 1996 Cardinal Form 10-K.

     The consolidated financial statements of Owen and its consolidated subsidiaries as of November 30, 1996 and 1995, and for each of the three years in the period ended November 30, 1996, have been incorporated in this Proxy Statement/Prospectus by reference from the 1996 Owen Form 10-K. Such consolidated financial statements of Owen and its subsidiaries have been audited by Price Waterhouse LLP as stated in their report which is incorporated herein by reference.

     Such consolidated financial statements of Cardinal and its consolidated subsidiaries and Owen and its consolidated subsidiaries are incorporated by reference or contained herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

                                 OTHER MATTERS

     Representatives of each of Deloitte & Touche LLP and Price Waterhouse LLP are expected to be present at the Special Meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Owen Shareholder proposals in respect of the 1997 Annual Meeting of Owen Shareholders were required to have been submitted to Owen by January 28, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting. If the Merger is consummated, there will be no 1997 Annual Meeting of Owen Shareholders.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             CARDINAL HEALTH, INC.

                                 ("CARDINAL"),

                                OWL MERGER CORP.
                  A WHOLLY OWNED DIRECT SUBSIDIARY OF CARDINAL
                                  ("SUBCORP"),

                                      AND

                             OWEN HEALTHCARE, INC.
                                    ("OWEN")

                               November 27, 1996

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
AGREEMENT AND PLAN OF MERGER..............................................................   A-1
PRELIMINARY STATEMENTS....................................................................   A-1
AGREEMENT.................................................................................   A-1

  ARTICLE I: THE MERGER...................................................................   A-1
      1.1   The Merger....................................................................   A-1
      1.2   Effective Time................................................................   A-1
      1.3   Effects of the Merger.........................................................   A-2
      1.4   Certificate of Incorporation and Bylaws.......................................   A-2
      1.5   Directors and Officers........................................................   A-2
      1.6   Additional Actions............................................................   A-2

  ARTICLE II: CONVERSION OF SECURITIES....................................................   A-2
      2.1   Conversion of Capital Stock...................................................   A-2
      2.2   Exchange Ratio; Fractional Shares.............................................   A-2
      2.3   Exchange of Certificates......................................................   A-3
            (a)  Exchange Agent...........................................................   A-3
            (b)  Exchange Procedures......................................................   A-3
            (c)  Distributions with Respect to Unexchanged Shares.........................   A-4
            (d)  No Further Ownership Rights in Owen Common Stock.........................   A-4
            (e)  Termination of Exchange Fund.............................................   A-4
            (f)  No Liability.............................................................   A-4
            (g)  Investment of Exchange Fund..............................................   A-5
      2.4   Treatment of Stock Options....................................................   A-5

  ARTICLE III: REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP.....................   A-5
      3.1   Organization and Standing.....................................................   A-5
      3.2   Corporate Power and Authority.................................................   A-5
      3.3   Capitalization of Cardinal and Subcorp........................................   A-6
      3.4   Conflicts; Consents and Approval..............................................   A-6
      3.5   Brokerage and Finder's Fees...................................................   A-7
      3.6   Accounting Matters; Reorganization............................................   A-7
      3.7   Cardinal SEC Documents........................................................   A-7
      3.8   Registration Statement........................................................   A-7
      3.9   No Material Adverse Change....................................................   A-8

  ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF OWEN......................................   A-8
      4.1   Organization and Standing.....................................................   A-8
      4.2   Subsidiaries..................................................................   A-8
      4.3   Corporate Power and Authority.................................................   A-8
      4.4   Capitalization of Owen........................................................   A-9
      4.5   Conflicts; Consents and Approvals.............................................   A-9
      4.6   No Material Adverse Change....................................................   A-9
      4.7   Owen SEC Documents............................................................  A-10
      4.8   Taxes.........................................................................  A-10
      4.9   Compliance with Law...........................................................  A-11
      4.10  Intellectual Property.........................................................  A-11
      4.11  Title to and Condition of Properties..........................................  A-12

                                                                                            PAGE
                                                                                            ----
      4.12  Registration Statement; Proxy Statement.......................................  A-12
      4.13  Litigation....................................................................  A-13
      4.14  Brokerage and Finder's Fees; Expenses.........................................  A-13
      4.15  Accounting Matters; Reorganization............................................  A-13
      4.16  Employee Benefit Plans........................................................  A-13
      4.17  Contracts.....................................................................  A-15
      4.18  Labor Matters.................................................................  A-16
      4.19  Operation of Owen's Business; Relationships...................................  A-16
      4.20  Permits; Compliance...........................................................  A-16
      4.21  Product Warranties and Liabilities............................................  A-16
      4.22  Environmental Matters.........................................................  A-16
      4.23  Opinion of Financial Advisors.................................................  A-17
      4.24  Board Recommendation..........................................................  A-17
      4.25  State Takeover Laws...........................................................  A-17
      4.26  Lease Arrangements............................................................  A-17

    ARTICLE V: COVENANTS OF THE PARTIES...................................................  A-17
      5.1   Mutual Covenants..............................................................  A-18
            (a)  General..................................................................  A-18
            (b)  HSR Act..................................................................  A-18
            (c)  Other Governmental Matters...............................................  A-18
            (d)  Pooling-of-Interests.....................................................  A-18
            (e)  Tax-Free Treatment.......................................................  A-18
            (f)  Public Announcements.....................................................  A-19
      5.2   Covenants of Cardinal.........................................................  A-19
            (a)  Preparation of Registration Statement....................................  A-19
            (b)  Indemnification..........................................................  A-19
            (c)  Insurance................................................................  A-19
            (d)  Employee Benefits........................................................  A-19
            (e)  Notification of Certain Matters..........................................  A-19
            (f)  Pooling Press Release....................................................  A-19
            (g)  Merger Sub...............................................................  A-20
            (h)  NYSE Listing.............................................................  A-20
            (i)  Affiliates of Cardinal...................................................  A-20
            (j)  Access...................................................................  A-20
      5.3   Covenants of Owen.............................................................  A-20
            (a)  Owen Shareholders Meeting................................................  A-20
            (b)  Information for the Registration Statement and Preparation of Proxy
                 Statement................................................................  A-20
            (c)  Conduct of Owen's Operations.............................................  A-20
            (d)  Intellectual Property Matters............................................  A-22
            (e)  No Solicitation..........................................................  A-22
            (f)  Termination Right........................................................  A-22
            (g)  Affiliates of Owen.......................................................  A-23
            (h)  Access...................................................................  A-23
            (i)  Notification of Certain Matters..........................................  A-23
            (j)  Subsequent Financial Statements..........................................  A-23

                                                                                            PAGE
                                                                                            ----
ARTICLE VI: CONDITIONS....................................................................  A-24
      6.1   Mutual Conditions.............................................................  A-24
      6.2   Conditions to Obligations of Owen.............................................  A-24
      6.3   Conditions to Obligations of Cardinal and Subcorp.............................  A-25

  ARTICLE VII: TERMINATION AND AMENDMENT..................................................  A-25
      7.1   Termination...................................................................  A-25
      7.2   Effect of Termination.........................................................  A-26
      7.3   Amendment.....................................................................  A-27
      7.4   Extension; Waiver.............................................................  A-27

  ARTICLE VIII: MISCELLANEOUS.............................................................  A-27
      8.1   Survival of Representations and Warranties....................................  A-27
      8.2   Notices.......................................................................  A-27
      8.3   Interpretation................................................................  A-28
      8.4   Counterparts..................................................................  A-28
      8.5   Entire Agreement..............................................................  A-28
      8.6   Third Party Beneficiaries.....................................................  A-28
      8.7   Governing Law.................................................................  A-28
      8.8   Consent to Jurisdiction; Venue................................................  A-29
      8.9   Specific Performance..........................................................  A-29
      8.10  Assignment....................................................................  A-29
      8.11  Expenses......................................................................  A-29

Exhibit A-1 -- Form of Owen Affiliate Letter
Exhibit A-2 -- Form of Cardinal Affiliate Letter
Exhibit B -- Form of Opinion of Cardinal and Subcorp's Counsel
Exhibit C -- Form of Opinion of Owen's Counsel

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 27th day of November, 1996, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Owl Merger Corp., a Texas corporation and a wholly owned subsidiary of Cardinal ("Subcorp") and Owen Healthcare, Inc., a Texas corporation ("Owen").

                             PRELIMINARY STATEMENTS

     A. Cardinal desires to acquire the pharmacy management services business, the automated medication management business and other businesses operated by Owen through the merger of Subcorp with and into Owen, with Owen as the surviving corporation (the "Merger"), pursuant to which each share of Owen Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully provided herein.

     B. The Board of Directors of Owen has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Owen and Owen desires to combine its pharmacy management services, automated medication management and other businesses with the healthcare service businesses operated by Cardinal and for the holders of shares of Owen Common Stock ("Owen Shareholders") to have a continuing equity interest in the combined Cardinal/Owen businesses.

     C. The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

     D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     E. The respective Boards of Directors of Cardinal, Subcorp and Owen have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Texas Business Corporation Act (the "TBCA"), Subcorp shall be merged with and into Owen at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Owen shall continue its existence under the laws of the State of Texas. Owen, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Texas (the "Texas Secretary of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with Article 5.04 of the TBCA. The Merger shall become effective (the "Effective Time") when the Articles of Merger has been filed with the Texas Secretary of State or at such later time as shall be agreed upon by Cardinal and Owen and specified in the Articles of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree as soon as practicable (but in any event within three business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Cardinal and Owen may agree; provided, that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Article 5.06A of the TBCA.

     1.4 Certificate of Incorporation and Bylaws. The Articles of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'Owen Healthcare, Inc.'", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law.

     1.5 Directors and Officers. From and after the Effective Time, the officers of Owen shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, Owen shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of Owen, such resignations to be effective as of the Effective Time.

     1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Owen, or (b) otherwise carry out the provisions of this Agreement, Owen and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Owen or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Owen or their respective shareholders:

          (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the other provisions of this Article II, each share of Owen Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined below).

          (c) Each share of capital stock of Owen held in the treasury of Owen shall be cancelled and retired and no payment shall be made in respect thereof.

     2.2 Exchange Ratio; Fractional Shares. The "Exchange Ratio" (rounded to the nearest ten-thousandth of a share) shall be equal to (a) the quotient obtained by dividing (x) $27.25 by (y) the average of the closing prices per share (or, if the Cardinal Common Shares should not trade on any trading day, the average of the bid and asked prices therefor on such day), of the Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last ten trading days ending on the sixth trading day prior to the meeting of Owen Shareholders at which the vote to approve the Merger occurs (the "Average Share Price"); provided, however, that (i) if the Average Share Price is less than $82.175, then the Exchange Ratio shall be equal to 0.3316, or (ii) if the Average Share Price is greater than $90.825, then the Exchange Ratio shall be equal to 0.3000; or (b) if Cardinal has made an Adjustment Election (as defined in Section 7.1), then the product of (x) 0.3316 and (y) the quotient obtained by dividing $69.20 by the Average Share Price. No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b). In lieu of any such fractional shares, the holder of a certificate previously evidencing Owen Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Owen Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Owen Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares (including, without limitation, the previously announced split of three Cardinal Common Shares for every two Cardinal Common Shares currently outstanding, payable December 16, 1996 to holders of record of Cardinal Common Shares at the close of business on December 2, 1996), the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     2.3 Exchange of Certificates.

     (a) Exchange Agent. Promptly following the Effective Time, Cardinal shall deposit with Boatmen's Trust Company or such other exchange agent as may be designated by Cardinal and reasonably acceptable to Owen (the "Exchange Agent"), for the benefit of Owen Shareholders, for exchange in accordance with this
Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of Owen Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Owen Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Owen Common Stock. In the event of a transfer of ownership of shares of Owen Common Stock which is not registered on the transfer records of Owen, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Owen Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Ownership Rights in Owen Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Owen Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Owen of shares of Owen Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of Owen for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A-1.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Owen Shareholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Cardinal, upon demand thereby, and holders of Certificates previously representing shares of Owen Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Owen Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Owen Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

     2.4 Treatment of Stock Options.

     (a) Prior to the Effective Time, Cardinal and Owen shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Owen in effect on the date hereof which has been granted to current or former directors, officers or key employees of Owen by Owen (each, an "Owen Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Owen Common Stock issuable immediately prior to the Effective Time upon exercise of the Owen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Owen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Owen Option immediately before the Effective Time; provided that with respect to any Owen Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

     (b) Owen agrees to issue treasury shares of Owen, to the extent available, upon the exercise of Owen Options prior to the Effective Time.

     (c) Cardinal agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "Commission") within ten business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

     In order to induce Owen to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Owen that the statements contained in this
Article III are true, correct and complete.

     3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.3) on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or Code of Regulations, as amended and restated (the "Cardinal Code of Regulations"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Articles of Incorporation or Bylaws. Cardinal has heretofore furnished to Owen a complete and correct copy of the Cardinal Articles and Cardinal Code of Regulations.

     3.2 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

     3.3 Capitalization of Cardinal and Subcorp.

     (a) As of November 22, 1996, Cardinal's authorized capital stock consisted solely of (a) 150,000,000 common shares, without par value ("Cardinal Common Shares"), of which (i) 66,815,619 shares were issued and outstanding, (ii) 228,631 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 4,356,571 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.3 to the disclosure schedule delivered by Cardinal to Owen and dated the date hereof (the "Cardinal Disclosure Schedule"), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, transfer or registration by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal and Cardinal has no obligation of any kind to issue any additional securities. The Cardinal Common Shares (including those shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act").

     (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Subcorp Common Stock"), of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Cardinal.

     3.4 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Cardinal Articles or Cardinal Code of Regulations or the Articles of Incorporation or Bylaws of Subcorp;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (iv) consents or approvals of any Governmental Authority set forth in Section 3.4 to the Cardinal Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Cardinal or upon the ability of the parties to consummate the transactions contemplated hereby.

     3.5 Brokerage and Finder's Fees. Except for Cardinal's obligation to Montgomery Securities ("Montgomery"), neither Cardinal nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of Cardinal any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.6 Accounting Matters; Reorganization. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Owen or any of its affiliates) would
(a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     3.7 Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1993 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.8 Registration Statement. None of the information provided by Cardinal in writing for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the proxy statement and form of proxy relating to the vote of Owen Shareholders with respect to the Merger (as amended, supplemented or modified, the "Proxy Statement") at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Owen Shareholders Meeting (as hereinafter defined) to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to Owen, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

     3.9 No Material Adverse Change. Except as set forth in Section 3.9 to the Cardinal Disclosure Schedule, as contemplated by or resulting from the execution of this Agreement or as disclosed in the Cardinal SEC Documents, since September 30, 1996, there has been no material adverse change in the assets, liabilities, results of operations, business or financial condition of Cardinal taken as a whole or any event, occurrence or development which may reasonably be expected to have such a change or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF OWEN

     In order to induce Subcorp and Cardinal to enter into this Agreement, Owen hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.

     4.1 Organization and Standing. Owen is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Owen is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Owen. Owen is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Owen Articles"), or its Bylaws, as in effect on the date hereof (the "Owen Bylaws"). Owen has heretofore furnished to Cardinal a complete and correct copy of the Owen Articles and the Owen Bylaws. Listed in
Section 4.1 to the disclosure schedule delivered by Owen to Cardinal and dated the date hereof (the "Owen Disclosure Schedule") is each jurisdiction in which Owen is qualified to do business and in good standing as of the date of the Agreement.

     4.2 Subsidiaries. Owen does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the Owen Disclosure Schedule. Except as set forth in Section 4.2 to the Owen Disclosure Schedule, Owen is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Owen owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Owen's subsidiaries. Each of the outstanding shares of capital stock of each of Owen's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Owen free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Owen is set forth in Section 4.2 to the Owen Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in
Section 4.2 to the Owen Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Owen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Owen, and no subsidiary of Owen has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of Owen or any predecessor thereof.

     4.3 Corporate Power and Authority. Owen has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to authorization of the Merger and the transactions contemplated hereby by Owen Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Owen have been duly authorized by all necessary corporate action on the part of Owen, subject to authorization of the Merger and the transactions contemplated hereby by Owen Shareholders. This Agreement has been duly executed and delivered by Owen and constitutes the legal, valid and binding obligation of Owen enforceable against it in accordance with its terms.

     4.4 Capitalization of Owen. As of November 27, 1996, Owen's authorized capital stock consisted solely of (a) 40,000,000 shares of common stock, without par value ("Owen Common Stock"), of which (i) 17,069,094 shares were issued and outstanding, (ii) 1,776,654 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and (iii) 1,586,213 shares were reserved for issuance upon the exercise or conversion of outstanding options granted or issued by Owen and (b) 1,000,000 shares of preferred stock, $0.01 par value per share ("Owen Preferred Stock"), none of which was issued and outstanding or reserved for issuance. Each outstanding share of Owen capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Owen Disclosure Schedule or as contemplated by the Owen Stock Option Agreement (as defined in Section 4.26), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Owen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Owen, and Owen has no obligation of any kind to issue any additional securities or to pay for securities of Owen or any predecessor. The issuance and sale of all of the shares of capital stock described in this
Section 4.4 have been in compliance with federal and state securities laws. The Owen Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Owen Options and the exercise price with respect thereto) and the number of options held by, all holders of options to purchase Owen capital stock. Except as set forth in Section 4.4 to the Owen Disclosure Schedule, Owen has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

     4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Owen, nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of, the Owen Articles or the Owen Bylaws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Owen under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Owen or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Owen or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Owen or any of its affiliates with, any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Owen Shareholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Owen Disclosure Schedule;

except in the case of (b) for any of the foregoing that are set forth in Section
4.5 of the Owen Disclosure Schedule and in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Owen.

     4.6 No Material Adverse Change. Except as set forth in Section 4.6 to the Owen Disclosure Schedule as contemplated by or resulting from the execution of this Agreement or disclosed in the Owen SEC Documents (as defined in Section 4.7 hereof), since August 31, 1996, there has been no material adverse change in the assets, liabilities, results of operations, business or financial condition of Owen and its subsidiaries taken as a whole or any event, occurrence or development which may reasonably be expected to have such a change or a material adverse effect on the ability of Owen to consummate the transactions contemplated hereby.

     4.7 Owen SEC Documents. Owen has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since November 30, 1993 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Owen SEC Documents"). The Owen SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Owen included in the Owen SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Owen and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     4.8 Taxes.

     (a) Owen and its subsidiaries have duly filed all material federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Owen or its subsidiaries prior to the date hereof. All of the foregoing Tax Returns and reports are true and correct (except for such inaccuracies which are individually, or in the aggregate, not material), and Owen and its subsidiaries have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. Except as disclosed on Schedule 4.8 to the Owen Disclosure Schedule, neither Owen nor any of its subsidiaries have any material liability for any Taxes in excess of the amounts so paid or reserves so established and neither Owen nor any of its subsidiaries is delinquent in the payment of any material Tax. None of them has requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Owen or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 4.8 to the Owen Disclosure Schedule, neither Owen nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to May 1992, all federal income Tax Returns including Owen or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Owen nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Owen or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by an authority in a jurisdiction where none of Owen and its subsidiaries files Tax Returns that Owen or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Owen has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

     (b) Neither Owen nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither Owen nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Owen or any of its subsidiaries which (i) requires Owen or any of its subsidiaries to make any Tax payment to or for the account of any other person,
(ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Owen or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Owen or any of its subsidiaries, from any other person.

     (c) Owen and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

     (d) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

     (e) "Taxes" means (i) all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

     4.9 Compliance with Law.

     (a) Except as set forth in Section 4.9 to the Owen Disclosure Schedule, Owen is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Owen or its business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any federal or state pharmacy practice acts, the Good Manufacturing Practices standards of the Food and Drug Administration, federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy practice, the Occupational Safety and Health Act and the regulations promulgated thereunder and all rules of professional conduct applicable to Owen or by which any of its properties are bound or subject, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect on Owen. Except as disclosed in Section 4.9 to the Owen Disclosure Schedule, no investigation or review by any Governmental Authority, including, without limitation, applicable state insurance and health commissions, with respect to Owen is pending, or, to the knowledge of Owen, threatened, nor has any Governmental Authority, including, without limitation, applicable state insurance and health commissions, indicated in writing an intention to conduct the same, other than those the outcome of which could not reasonably be expected to have a Material Adverse Effect on Owen.

     4.10 Intellectual Property.

     (a) As set forth in Section 4.10 to the Owen Disclosure Schedule is a true and complete list of (i) all of Owen's foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, tradenames (and any registrations or applications for registration for any of the foregoing trademarks, service marks and tradenames) and all material copyright applications and registrations and (ii) all agreements to which Owen is a party which concern any of the material Intellectual Property ("Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark registration and trademark registration applications, service marks and service mark registra-tions and service mark registration applications, tradenames, trade dress, copyright registrations, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 4.10 of the Owen Disclosure Schedule, no name, patent, invention, tradesecret, proprietary right, computer software, trademark, tradename, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Owen in substantially the same manner as such business is presently conducted. Except as set forth in Section 4.10 to the Owen Disclosure Schedule
(i) Owen owns, free and clear of any liens, claims or encumbrances, the material Intellectual Property listed thereon; (ii) no claim of invalidity of the patents, trademark registrations, service mark registrations, and copyright registrations included in the Intellectual Property has been made by a third party; (iii) no claim of infringement of any now existing domestic or foreign patent, trademark, service mark, tradename, copyright or design right has been made by any third party; (iv) no person or entity has asserted that, with respect to the material Intellectual Property, Owen or a licensee of Owen is infringing or has infringed any domestic or foreign patent, trademark, service mark, tradename, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (v) to Owen's knowledge none of the Intellectual Property, its use or operation infringe any foreign or domestic patent, trademark, service mark, tradename or copyright of any entity or have involved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (vi) to Owen's knowledge all fees, annuities, and other payments which are due from Owen on or before the effective date of this Agreement for any of the Intellectual Property have been paid; (vii) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material pursuant to any part of the Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, tradename, copyright or other intellectual property right; (viii) no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Owen; (ix) the Intellectual Property is not the subject to any pending Action; (x) to Owen's knowledge there exists no (a) prior act that would void or invalidate any of the Intellectual Property or (b) conduct or use by Owen or any third party that would void or invalidate any of the Intellectual Property; (xi) the execution, delivery and performance of this Agreement by Owen, and the consummation of the transactions contemplated thereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Red or Subcorp to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (xii) there are no royalties, honoraria, fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property; (xiii) no substantial part of the source or object code, algorithms or structure included in any of the Intellectual Property is copied from, based upon or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party.

     (a) Owen has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, copyrights and patents contained in the Intellectual Property (including, entering into appropriate confidentiality, nondisclosure and noncompetition agreements with all officers, directors, employees and third-party consultants of Owen).

     4.11 Title to and Condition of Properties. Owen owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Owen as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on Owen.

     4.12 Registration Statement; Proxy Statement. None of the information provided in writing by Owen for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the meeting of the Owen Shareholders to consider the Merger, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.13 Litigation. Except as set forth in Section 4.13 to the Owen Disclosure Schedule, there is no suit, claim, action, proceeding or, to the knowledge of Owen, investigation (an "Action") pending or, to the knowledge of Owen (or its executive officers or directors), threatened against Owen or any executive officer or director of Owen which, individually or in the aggregate, if adversely determined, would have a Material Adverse Effect on Owen or a Material Adverse Effect on the ability of Owen to consummate the transactions contemplated hereby. Owen is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Owen or a material adverse effect on the ability of Owen to consummate the transactions contemplated hereby. Except as set forth in Section 4.13 to the Owen Disclosure Schedule, since November 30, 1993, Owen has not been subject to any outstanding order, writ, injunction or decree relating to Owen's method of doing business or its relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services of Owen.

     4.14 Brokerage and Finder's Fees; Expenses. Except for Owen's obligations to Smith Barney Inc. ("Smith Barney") and to Rauscher Pierce Refsnes, Inc. ("RPR") (copies of the written agreements relating to such obligations having previously been provided to Cardinal), neither Owen nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Owen, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 4.14 to the Owen Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses which will be paid or will be payable by Owen to all attorneys, accountants and investment bankers in connection with the Merger ("Merger Fees").

     4.15 Accounting Matters; Reorganization. Neither Owen nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     4.16 Employee Benefit Plans.

     (a) For purposes of this Section 4.16, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to Owen or beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by Owen or any of its subsidiaries or to which Owen or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (b) Section 4.16 to the Owen Disclosure Schedule lists all Plans. With respect to each Plan, Owen has made available to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and to the knowledge of Owen there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

     (e) Owen and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and to the knowledge of Owen there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Owen or any of its subsidiaries under ERISA or the Code.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Owen or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) Neither Owen nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) if Owen or any of its ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred; and (iii) neither Owen nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated.

     (g) There does not now exist, and to the knowledge of Owen there are no existing circumstances that could reasonably be expected to result in any material Controlled Group Liability that would be a liability of Owen or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Owen nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or
Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Owen nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     (i) Except with respect to the acceleration of the non-employee director options granted under the 1992 Non-Employee Director Stock Option Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Owen or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by Owen or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (j) Except as disclosed in Section 4.16(j) to the Owen Disclosure Schedule, there are no pending or to the knowledge of Owen threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of Owen or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

     (k) Section 4.16(k) to the Owen Disclosure Schedule sets forth the names of all directors and officers of Owen, the total salary, bonus, fringe benefits and perquisites each will receive in the fiscal year ending November 30, 1996, and any changes to the foregoing which will occur subsequent to November 30, 1996;
Section 4.16(k) to the Owen Disclosure Schedule also lists and describes the current compensation of any other employee of Owen whose total current salary and maximum bonus opportunity exceeds $100,000 annually. Except as disclosed in
Section 4.16(k) to the Owen Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of Owen. Except as set forth in Section 4.16(k) to the Owen Disclosure Schedule, no officer, director, or employee of Owen or any other affiliate of Owen, or any immediate family member of any of the foregoing, provides or causes to be provided to Owen any material assets, services or facilities and Owen does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

     4.17 Contracts. Section 4.17 to the Owen Disclosure Schedule lists as of the date hereof all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a "Contract") to which Owen is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Owen's business other than those that are not material to the business of Owen, (b) joint venture, partnership and like agreements, (c) Contracts which are service contracts or equipment leases involving payments by Owen of more than $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Owen to compete in any line of business in any geographic area or to hire any individual or group of individuals except for confidentiality agreements executed in connection with potential business combination or sale of any business division with such covenants consistent with the Confidentiality Agreement (as defined in Section 5.2(j), (e) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Owen and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, except for confidentiality agreements executed in connection with potential business combination or sale of any business division with such covenants consistent with the Confidentiality Agreement (f) Contracts which contain minimum purchase conditions (other than such Contracts with manufacturers of pharmaceutical products) in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of Owen or its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $300,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $250,000 and not cancellable by Owen (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $50,000, letters of credit or other agreements or instruments of Owen or commitments for the borrowing or the lending of amounts in excess of $50,000 by Owen or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Owen, (k) Contracts involving annual revenues or expenditures to the business of Owen in excess of 2.5% of Owen's annual revenues, (l) Contracts providing for "earn-outs" or other contingent payments by Owen involving more than $20,000 over the term of the Contract and (m) Contracts with or for the benefit of any affiliate of Owen or immediate family member thereof (other than subsidiaries of Owen) involving more than $60,000 in the aggregate per affiliate. All such Contracts are valid and binding obligations of Owen and, to the knowledge of Owen, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on Owen. Neither Owen nor, to the knowledge of Owen, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except for payment defaults by client hospitals in the ordinary course of business except such violations or defaults under or terminations which, individually or in the aggregate, would not have a Material Adverse Effect on Owen.

     4.18 Labor Matters. Except as set forth in Section 4.18 to the Owen Disclosure Schedule, neither Owen nor any of its subsidiaries has any labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by Owen or any persons otherwise performing services primarily for Owen or any of its subsidiaries (the "Owen Business Personnel"). There is no labor strike, dispute or stoppage pending or, to the knowledge of Owen, threatened against Owen or any of its subsidiaries, and neither Owen nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since November 30, 1993.

     4.19 Operation of Owen's Business; Relationships.

     (a) Since August 31, 1996 through the date of this Agreement, neither Owen nor its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as set forth in Section 4.20 to the Owen Disclosure Schedule.

     (b) The relationships of Owen with its customers and suppliers are satisfactory as of the date of this Agreement.

     (c) No product produced by Owen or produced for Owen by a third party and bearing an Owen trademark or other Proprietary Right of Owen has been recalled voluntarily or involuntarily since November 30, 1995, no such recall is being considered by Owen, and, to the knowledge of Owen, no such recall is being considered by or has been requested or ordered by any Governmental Authority.

     4.20 Permits; Compliance. Owen is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Owen Permits"), and there is no Action pending or, to the knowledge of Owen, threatened regarding any of the Owen Permits. Owen is not in conflict with, or in default or violation of any of the Owen Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Owen.

     4.21 Product Warranties and Liabilities. Except as listed in Section 4.21 to the Owen Disclosure Schedule, Owen has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it.

     4.22 Environmental Matters. Except for matters disclosed in Schedule 4.22 of the Owen Disclosure Schedule, (a) the properties, operations and activities of Owen and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below); (b) Owen and its subsidiaries and the properties and operations of Owen and its subsidiaries are not subject to any existing, pending or, to the knowledge of Owen, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no material release of any hazardous substance, pollutant or contaminant into the environment by Owen or its subsidiaries or in connection with their properties or operations; (d) there has been no material exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Owen and its subsidiaries; and (e) Owen and its subsidiaries or their counsel have made available to the Purchaser all internal and external audits (in each case relevant to Owen or any of its subsidiaries) in the possession of Owen or its subsidiaries or their counsel. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes

(collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     4.23 Opinion of Financial Advisors. Owen has received the opinion of each of Smith Barney and RPR, its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Owen Shareholders from a financial point of view, Owen has heretofore provided copies of such opinions to Cardinal and neither of such opinions have been withdrawn or revoked or modified in any material respect.

     4.24 Board Recommendation. The Board of Directors of Owen, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Owen Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Owen Shareholders, and
(ii) resolved to recommend that the holders of the shares of Owen Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Owen Board Recommendation").

     4.25 State Takeover Laws. No state takeover law or other state law (including, without limitation, under the TBCA) that purports to limit or restrict business combinations or the ability to acquire or vote shares nor the provisions of Article 10 of the Owen Articles are applicable to: (i) the execution of this Agreement, the Stock Option Agreement dated November 27, 1996 between Cardinal and Owen (the "Owen Stock Option Agreement") and the Support/Voting Agreements dated as of November 27, 1996 between Cardinal and certain Owen Shareholders (collectively, the "Support Agreements"), (ii) the Merger and (iii) the transactions contemplated hereby and by the Owen Stock Option Agreement and the Support Agreements.

     4.26 Lease Arrangements.

     (a) Except as set forth in Section 4.26 to the Owen Disclosure Schedule, there are no lessees ("Master Lessees") who have been granted the right to use, purchase, lease or license Intellectual Property, goods or services from Owen and to provide, resell, sublease or relicense same to other authorized lessees or third parties. The identity of each Master Lessee and a description of all lessees and third parties to whom such Master Lessee is entitled to provide, resell, sublease or relicense Intellectual Property, goods and services of Owen are set forth in Section 4.26 to the Owen Disclosure Schedule. There are no material agreements between Owen and any Master Lessee other than those in writing that are set forth in Section 4.26 to the Owen Disclosure Schedule.

     (b) The relationships of Owen with its lessees and licensees are satisfactory as of the date of this Agreement.

     (c) Owen is not a party to any vendor financing arrangement which (i) requires Owen to use such financing for any particular transaction, or (ii) cannot be terminated (without premium or penalty) upon less than one month's notice. Any Meditrol unit that is subject to any vendor financing arrangement shall, upon expiration of the term of such financing arrangement (assuming all Owen's obligations thereunder have been met), be owned by Owen free and clear of any liens, security interests, encumbrances and restrictions of any kind.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 Mutual Covenants.

     (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in
Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

     (b) HSR Act. As soon as practicable, and in any event no later than fifteen business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Cardinal and Owen agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts to contest and resist, any Action, including legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Upon the terms and subject to the conditions set forth in this Agreement, in connection with the HSR Act, each of Owen and Cardinal agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger or (y) to result in an Order
(i) prohibiting or limiting the ownership or operation by Cardinal of any material portion of the business or assets of Owen or compelling Cardinal to dispose of or hold separate any of the business or assets of Cardinal or any material portion of the business or assets of Owen as a result of the Merger or any of the other transactions contemplated by this Agreement, (ii) imposing limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Owen, including, without limitation, the right to vote such capital stock on all matters properly presented to the Owen Shareholders, or (iii) prohibiting Cardinal from effectively controlling in any material respect the business or operations of Owen.

     (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain.

     (d) Pooling-of-Interests. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes, including without limitation, appropriate representation letters to Cardinal's accountants.

     (e) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Vinson & Elkins L.L.P. and Wachtell, Lipton, Rosen & Katz to issue their opinions provided herein.

     (f) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Owen shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     5.2 Covenants of Cardinal.

     (a) Preparation of Registration Statement. Cardinal shall, as soon as is reasonably practicable, prepare the Proxy Statement for filing by Owen with the Commission on a confidential basis. Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Cardinal shall obtain knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Proxy Statement, Cardinal will so advise Owen in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement. Cardinal shall promptly furnish to Owen all information concerning it as may be required for supplementing the Proxy Statement. Cardinal shall cooperate with Owen in the preparation of the Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Owen in clearing the Proxy Statement with the Staff of the Commission. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

     (b) Indemnification. From and after the Effective Time, Cardinal shall cause (including, providing adequate funding), the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Owen in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Owen Certificate of Incorporation, as amended and restated, and Bylaws in effect on the date hereof.

     (c) Insurance. From and after this Effective Time Cardinal shall maintain the current policies of directors' and officers' liability insurance through the remainder of its term which ends in June 1997.

     (d) Employee Benefits. Cardinal covenants and agrees that, for a period of one year from and after the Effective Time, it will cause the Surviving Corporation to provide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, than those provided to employees of Owen immediately prior to the date of this Agreement. In the event Cardinal satisfies its obligations under this Section 5.2(c) by adding employees of Owen to Cardinal's medical plan (the "Cardinal Medical Plan"), then eligibility of such employees for medical benefits under the Cardinal Medical Plan will not be subject to standard exclusions for pre-existing conditions.

     (e) Notification of Certain Matters. Cardinal shall give prompt notice to Owen of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(d) shall not limit or otherwise affect the remedies available hereunder to Owen.

     (f) Pooling Press Release. Cardinal shall use its best efforts to prepare and publicly release as soon as practicable (but in any event within fifteen days) following the end of the first full calendar month completed after the Effective Time, a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of Cardinal and Owen for a period of at least 30 days of combined operations of Cardinal and Owen following the Effective Time.

     (g) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Cardinal) or any material liabilities.

     (h) NYSE Listing. Cardinal shall use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     (i) Affiliates of Cardinal. Cardinal shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Cardinal for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 30 days prior to the date of the Owen Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-2.

     (j) Access. Cardinal shall permit representatives of Owen to have appropriate access at all reasonable times to Cardinal's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Owen pursuant to this Section 5.2(i) shall be subject to the provisions of the confidentiality agreement between Cardinal and Owen dated November 12, 1996 (the "Confidentiality Agreement"), which agreement remains in full force and effect.

     5.3 Covenants of Owen.

     (a) Owen Shareholders Meeting. Owen shall take all action in accordance with the federal securities laws, the TBCA and the Owen Articles and the Owen Bylaws necessary to convene a special meeting of Owen Shareholders to be held on the earliest practicable date (the "Owen Shareholders Meeting") to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby.

     (b) Information for the Registration Statement and Preparation of Proxy Statement. Owen shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. Owen shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable. If, at any time prior to the Effective Time, Owen obtains knowledge of any information pertaining to Owen that would require any amendment or supplement to the Registration Statement or the Proxy Statement, Owen shall so advise Cardinal and shall promptly furnish Cardinal with all information as shall be required for such amendment or supplement and shall promptly supplement the Proxy Statement. Owen shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Proxy Statement with the Commission on a confidential basis. Owen shall use all reasonable efforts to mail at the earliest practicable date to Owen Shareholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to Owen Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the Owen Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(e).

     (c) Conduct of Owen's Operations. Owen shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Owen shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in
Section 5.3(c) to the Owen Disclosure Schedule, without the prior written consent of Cardinal:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Owen Options which are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

          (iii) make or propose any changes in the Owen Articles or the Owen Bylaws;

          (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person (other than as permitted, in each case, by Section 5.3(e));

          (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice not in excess of $8 million in the aggregate;

          (vi) create any subsidiaries;

          (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice;

          (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

          (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles;

          (x) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $500,000;

          (xi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $250,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

          (xii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $3 million;

          (xiii) pay (or agree to become obligated to pay) any Merger Fees in excess of the amount set forth in Section 4.14 to the Owen Disclosure Schedule;

          (xiv) take any action to exempt or make not subject to the provisions of Article 10 of the Owen Articles any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to such restrictive provisions and not exempt therefrom;

          (xv) take any action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

          (xvi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xvii) agree in writing or otherwise to take any of the foregoing actions.

     (d) Intellectual Property Matters. Owen shall use its reasonable efforts consistent with its past practices to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances.

     (e) No Solicitation. Owen agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Owen, or acquisition of any capital stock (other than upon exercise of Owen Options which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of Owen, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Owen Shareholders, Owen may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of Owen determines in good faith by a majority vote, based upon consultation and advice from its outside legal counsel that failing to take such action is reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors of Owen under Applicable Law and determines that such a proposal is, after consulting with Smith Barney or RPR (or any other nationally recognized investment banking firm), more favorable to Owen's Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction). Owen will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. In the event that prior to the approval of the Merger by the Owen Shareholders the Board of Directors of Owen receives advice of outside legal counsel that failure to do so is reasonably like to result in breach of the fiduciary duties of the Owen Board of Directors under Applicable Law, the Board of Directors of Owen may (subject to this and the following sentences) withdraw or modify the Owen Board Recommendation and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction, provided that it gives Cardinal two business days prior written notice of its intention to do so (provided that the foregoing shall no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(d)). Any such withdrawal or modification of the Owen Board Recommendation shall not change the approval of the Board of Directors of Owen for purposes of causing either the provisions of Article 10 of the Owen Articles or any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger, the Owen Stock Option Agreement or the Support Agreements or change the obligation of Owen to present the Merger for approval at a duly called Owen Shareholders Meeting on the earliest practicable date. From and after the execution of this Agreement, Owen shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Cardinal a copy of any such written proposal in addition to any information provided to or by any third party relating thereto.

     (f) Termination Right. If prior to the approval of the Merger by the Owen Shareholders the Board of Directors of Owen shall determine in good faith, after consultation with its financial and legal advisors, that any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by Owen or any of its subsidiaries or affiliates in violation of this Agreement is more favorable to the Owen Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Owen Shareholders and Owen has received (x) advice of its outside legal counsel that failure to enter into such a Competing Transaction is reasonably likely to constitute a breach of the Board of Directors' fiduciary duties under Applicable Law and (y) a written opinion (a copy of which has been delivered to Cardinal) from Smith Barney or RPR that the Competing Transaction is more favorable from a financial point of view to the Owen Shareholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Owen may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, prior to any such termination, (i) Owen has provided Cardinal written notice that it intends to terminate this Agreement pursuant to this Section 5.3(f), identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and (ii) at least two full business days after Owen has provided the notice referred to in clause (i) above (provided that the opinions referred to in clauses (x) and (y) above shall continue in effect without revision or modification), Owen delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to this Section 5.3(f), (B) a check in the amount of Cardinal's Costs (as defined in Section 7.2) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), plus the amount of the termination fee as provided in Section 7.2, (C) a written acknowledgment from Owen that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the Owen Stock Option Agreement and (y) the Owen Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of Owen's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by Owen.

     (g) Affiliates of Owen. Owen shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Owen for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 30 days prior to the date of the Owen Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1. On or prior to such date, Owen, after consultation with its outside counsel, shall provide Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who, in Owen's view, may be deemed to be "affiliates" of Owen under the preceding sentence.

     (h) Access. Owen shall permit representatives of Cardinal to have appropriate access at all reasonable times to Owen's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Proprietary information obtained by Cardinal pursuant to this Section 5.3(h) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect.

     (i) Notification of Certain Matters. Owen shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Owen representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Owen to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Cardinal.

     (j) Subsequent Financial Statements. Owen shall consult with Cardinal prior to making publicly available its financial results for any period.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The Merger and the transactions contemplated hereby shall have been approved by the Owen Shareholders in the manner required by any Applicable Law.

          (d) The Commission shall have declared the Cardinal Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been entered by the Commission or proceeding for that purpose initiated or any state securities administrator prohibiting the Merger.

          (e) No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

          (f) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche L.L.P. dated the date of the Proxy Statement and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

     6.2 Conditions to Obligations of Owen. The obligations of Owen to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Owen:

          (a) The representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and could not reasonably be expected to have in the reasonably foreseeable future a Material Adverse Effect on Cardinal.

          (b) Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Cardinal and Subcorp shall have furnished Owen with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) Owen shall have received the legal opinions, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz in substantially the form attached hereto as Exhibit B.

          (e) The Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

          (f) Owen shall have received the opinion of Vinson & Elkins LLP, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Owen, Cardinal and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Owen upon the receipt of Cardinal Common Shares in exchange for shares of Owen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

     6.3 Conditions to Obligations of Cardinal and Subcorp. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
Cardinal:

          (a) The representations and warranties of Owen set forth in Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and could not reasonably be expected to have in the reasonably foreseeable future a Material Adverse Effect on Owen.

          (b) Owen shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Owen shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Cardinal shall have received the legal opinion, dated the Closing Date, of Vinson & Elkins, substantially in the form attached hereto as Exhibit C.

          (e) Cardinal shall have received the opinion of Wachtell, Lipton, Rosen & Katz, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Cardinal, Subcorp and Owen will each be a party to that reorganization, and (iii) no gain or loss will be recognized by Cardinal, Subcorp or Owen by reason of the Merger.

          (f) There shall not have been a breach of the Owen Stock Option Agreement.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Owen Shareholders:

          (a) by mutual consent of Cardinal and Owen;

          (b) by either Cardinal or Owen if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either Cardinal or Owen if the Merger shall not have been consummated before May 31, 1997, unless extended by the Boards of Directors of both Cardinal and Owen (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (d) by Cardinal if the Board of Directors of Owen shall withdraw, modify or change the Owen Board Recommendation in a manner adverse to Cardinal, or if the Board of Directors of Owen shall have refused to affirm the Owen Board Recommendation within two business days of any written request from Cardinal;

          (e) by Cardinal or Owen if at the Owen Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Owen Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (f) by Owen, pursuant to Section 5.3(f);

          (g) by Owen, no earlier than the fifth trading day or later than the third full trading day immediately preceding the date of the Owen Stockholders Meeting at which the vote to approve the Merger will be taken, if the Average Share Price is less than $69.20, provided that Owen will have no right to terminate pursuant to this paragraph (g) unless (x) Owen shall have given, during the three trading day period referred to above, one full trading day's prior written notice of its intention to terminate pursuant to this Section 7.1(g) and (y) Cardinal during such one full trading day notice period shall not have given written notice (an "Adjustment Election") to Owen that the Exchange Ratio shall be calculated pursuant to clause (b) of Section 2.2;

          (h) by Cardinal if Owen shall have breached any of its obligations under the Owen Stock Option Agreement or if Dian G. Owen shall have breached any of her obligations under the Support Agreement with Cardinal;

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the last sentence of each of Section 5.2(j) and Section 5.3(h) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs"). If this Agreement is terminated for any reason pursuant to Section
7.1 (other than a termination pursuant to Section 7.1(a) (prior to the public announcement of a Competing Transaction), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) if Owen's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before May 31, 1997), 7.1(e), 7.1(g)) or this Agreement is terminated pursuant to Section 7.1(e) and within 12 months after the date of termination Owen enters into an Acquisition Agreement for a Business Combination (as defined herein) or consummates a Business Combination Owen will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by Owen, (except in each case, if the termination is pursuant to Section 7.1(e), then, prior to consummation of a Business Combination herein) or execution of the definitive agreement with respect thereto) concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1.8 million in the aggregate and (ii) a termination fee in an amount equal to $13 million. For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Owen as a result of which the Owen Shareholders prior to such transaction in the aggregate cease to own at least a majority of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of Owen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or
(iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Owen Common Stock whether by tender or exchange offer or otherwise.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Owen Shareholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Owen Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Owen) and Owen (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Cardinal or Subcorp:

          Cardinal Health, Inc.
          5555 Glendon Court
          Dublin, Ohio 43016
          Attention: Robert D. Walter
          Telecopy No.: (614) 717-8919

          with a copy to

          David A. Katz
          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York 10019
          Telecopy No.: (212) 403-2000

        (b) if to Owen:

            Owen Healthcare, Inc.
            9800 Centre Parkway, Suite 1100
            Houston, Texas 77036-8279
            Attention: Carl Isgren
            Telecopy No.: (713) 777-5417

            with a copy to

            Jeffery B. Floyd
            Vinson & Elkins L.L.P.
            1001 Fannin
            3300 First City Tower
            Houston, Texas 77002-6760
            Telecopy No.: (713) 615-5660

     8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Owen, such reference shall be deemed to include any and all subsidiaries of Owen, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.8, 4.16, 4.19 and 4.23. For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if (i) in any individual representation or warranty in this Agreement, if the aggregate consequences of breaches and inaccuracies of such representation and warranty would have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such party and its subsidiaries taken as a whole, and (ii) elsewhere in the Agreement, the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, would have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such party and its subsidiaries taken as a whole. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the Owen Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6 Third Party Beneficiaries.  Except for the agreements set forth in
Section 5.2(b) and 5.2(c) nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

     8.7 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court sitting in the City of Wilmington.

     8.8 Consent to Jurisdiction; Venue.

     (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

     8.9 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Expenses. Subject to the provisions of Section 7.2 and the Owen Stock Option Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement (including filing fees related thereto) will be shared equally by Cardinal and Owen.

     IN WITNESS WHEREOF, Cardinal, Subcorp and Owen have signed this Agreement as of the date first written above.

                                          CARDINAL HEALTH, INC.

                                          By: /s/ ROBERT D. WALTER
                                            ------------------------------------
                                            Name: Robert D. Walter
                                            Title: Chairman

                                          OWL MERGER CORP.

                                          By: /s/ ROBERT D. WALTER
                                            ------------------------------------
                                            Name: Robert D. Walter
                                            Title: Chairman

                                          OWEN HEALTHCARE, INC.

                                          By: /s/ CARL E. ISGREN
                                            ------------------------------------
                                            Name: Carl E. Isgren
                                            Title: President and CEO

                                                                         ANNEX B

[SMITH BARNEY LETTERHEAD]

November 27, 1996

The Board of Directors
Owen Healthcare, Inc.
9800 Centre Parkway
Houston, Texas 77036

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Owen Healthcare, Inc. ("Owen") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 27, 1996 (the "Merger Agreement"), by and among Owen, Cardinal Health, Inc. ("Cardinal") and Owl Merger Corp., a wholly owned subsidiary of Cardinal ("Subcorp"). As more fully described in the Merger Agreement, (i) Subcorp will be merged with and into Owen (the "Merger") and (ii) each outstanding share of the common stock, without par value, of Owen (the "Owen Common Stock") will be converted into the right to receive that number of shares of the common stock, without par value, of Cardinal (the "Cardinal Common Stock") equal to (A) the quotient obtained by dividing (x) $27.25 by (y) the average of the closing prices per share of Cardinal Common Stock as reported on the New York Stock Exchange Composite Tape on each of the last 10 trading days ending on the sixth trading day prior to the stockholders' meeting of Owen to approve the Merger (the "Average Share Price" and, the number of shares of Cardinal Common Stock into which such shares of Owen Common Stock will be so converted, the "Exchange Ratio"); provided that (i) the Average Share Prices is less than $82.175, then the Exchange Ratio will be 0.3316 or (ii) if the Average Share Price is greater than $90.825, then the Exchange Ratio will be 0.3000 or
(B) if Cardinal has made an Adjustment Election (as defined in the Merger Agreement), then the product of (x) 0.3316 and (y) the quotient obtained by dividing $69.20 by the Average Share Price.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Owen and certain senior officers and other representatives of Cardinal concerning the businesses, operations and prospects of Owen and Cardinal. We examined certain publicly available business and financial information relating to Owen and Cardinal as well as certain financial forecasts and other data for Owen and Cardinal which were provided to or otherwise discussed with us by the respective management of Owen and Cardinal, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Owen Common Stock and Cardinal Common Stock; the respective companies' historical and projected earnings and other operating data; and the capitalization and financial condition of Owen and Cardinal. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Owen and Cardinal. We also evaluated the potential pro forma financial impact of the Merger on Cardinal. In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Owen. In addition to the foregoing, we conducted such other

The Board of Directors Owen Healthcare, Inc.
November 27, 1996 - Page 2

analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Owen and Cardinal that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Owen and Cardinal and the strategic implications and operational benefits anticipated to result from the Merger. We assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Owen and Cardinal. We are not expressing any opinion as to what the value of the Cardinal Common Stock actually will be when issued to Owen stockholders pursuant to the Merger or the price at which the Cardinal Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Owen or Cardinal nor have we made any physical inspection of the properties or assets of Owen or Cardinal. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Owen in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Owen and Cardinal for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking and financial advisors services to Owen and Cardinal unrelated to the proposed merger, for which services we have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Owen and Cardinal.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Owen in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date thereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Owen Common Stock.

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.

                                                                         ANNEX C

                   [RAUSCHER PIERCE REFSNES, INC. LETTERHEAD]

                                                               November 27, 1996
Board of Directors
Owen Healthcare, Inc.
9800 Centre Parkway, Suite 1100
Houston, Texas 77036
Ladies and Gentlemen:

You have asked our opinion as to the fairness from a financial point of view to the holders of Owen Healthcare, Inc. ("Owen") outstanding common stock, no par value per share, of the proposed merger of Owen with a subsidiary (the "Cardinal Subsidiary") of Cardinal Health, Inc. ("Cardinal"). Such terms are included in the Agreement and Plan of Merger among Owen, the Cardinal Subsidiary and Cardinal, and the related merger agreements (together, the "Merger Agreement"). Under the terms of the Merger Agreement and subject to the approval of the stockholders of Owen and the satisfaction of certain other conditions, Owen will be merged with the Cardinal Subsidiary with Owen being the surviving corporation (the "Merger"). As a result of the Merger, each share of Owen's common stock ("Owen Common Stock") outstanding immediately prior to the Merger will be converted into the right to receive that number of shares of Cardinal's common stock, without par value. ("Cardinal Common Stock") equal to the quotient obtained by dividing (x) $27.25 by (y) the average of the closing prices of Cardinal Common Stock as reported on the New York Stock Exchange Composite Tape on each of the last 10 trading days ending on the sixth trading day prior to the stockholders' meeting of Owen to approve the Merger (the "Average Share Price" and, the number of shares of Cardinal Common Stock into which such shares of Owen Common Stock will be so converted, the "Exchange Ratio"); provided that (i) if the Average Share Price is less than $82.175, then the Exchange Ratio will be
 .3316 or (ii) if the Average Share Price is greater than $90.825, then the Exchange Ratio will be .3000.

In connection with the opinion described below, we have reviewed publicly available business and financial information relating to Owen and Cardinal. We also have, among other things, reviewed the Merger Agreement and discussed with certain members of senior management of Owen and Cardinal the past and current business operations, financial condition and future prospects of Owen and Cardinal. We have reviewed certain financial analyses and forecasts of Owen and Cardinal which were provided to or otherwise discussed with us by the companies' respective managements. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Owen Common Stock and Cardinal Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Owen and Cardinal. We compared certain financial and stock market information for Owen and Cardinal with similar information for certain other companies the securities of which are publicly traded. We reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally whose operations we considered relevant in evaluating those of Owen and Cardinal. We also evaluated the potential pro forma financial impact of the Merger on Cardinal. In connection with our engagement, we were requested to approach, and prior to the date of the Merger Agreement held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Owen.

Board of Directors
November 27, 1996 - Page 2

In addition, we have considered such other information and financial, economic and market criteria which we deemed relevant, and have conducted such other analyses as we deemed appropriate under the circumstances. In connection with our review, we have relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to us by Owen and Cardinal or their representatives. We have not independently verified the accuracy or completeness of such information. With respect to the financial forecasts provided to or otherwise reviewed by or discussed with us, we have assumed that they have been prepared on bases reflecting reasonable estimates and judgments as to the future performance of Owen and Cardinal, respectively. In addition, we have not made an independent evaluation or appraisal of the assets of Owen or Cardinal, nor were we furnished with any such appraisals. We assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes.

Rauscher Pierce Refsnes, Inc., as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate and other purposes. We are familiar with Owen and have rendered certain investment banking services to Owen in recent years, including acting as agent in the private placement in December 1991 of $10,000,000 principal amount of Convertible Subordinated Notes, rendering a fairness opinion in connection with Owen's acquisition of Meditrol, Inc. in April 1994, acting as manager in the public offering of 6,656,000 shares of Owen Common Stock in August 1995, as well as providing certain valuation services to Owen. In addition, Rauscher Pierce Refsnes, Inc. has been engaged to render financial advisory services to Owen in connection with the Merger and will receive a fee for our services, a significant portion is contingent upon the consummation of the Merger. We will also receive a fee upon delivery of this opinion. In the ordinary course of our business, we may actively trade or hold the securities of Owen for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Owen in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Further, we are not expressing any opinion as to what the value of the Cardinal Common Stock actually will be when issued to Owen stockholders pursuant to the Merger or the price at which the Cardinal Common Stock will trade subsequent to the Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference be made, without our prior written consent.

Based upon and subject to the foregoing and based upon our experience as investment bankers, the matters described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the stockholders of Owen.

                                          Very truly yours,

                                          RAUSCHER PIERCE REFSNES, INC.

                                          /s/ Rauscher Pierce Refsnes, Inc.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contacts generally: (i) confirm the existing indemnity provided to them under Cardinal's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; and (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgements, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee, or agent of Cardinal or at the request of Cardinal as a director, officer, employee, or agent of another corporation or enterprise. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) of a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) as to officers who are not directors, with respect to any act or omission which is finally adjudged to have been a violation, other than in good faith, of Cardinal's Standards of Business Conduct of which the officer then most recently has received written notice.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

      2.01    Agreement and Plan of Merger dated as of November 27, 1996, among the
              Registrant, Owl Merger Corp., and Owen Healthcare, Inc.(1)
      2.02    Stock Option Agreement, dated November 27, 1996, between the Registrant and
              Owen Healthcare, Inc.(2)
      3.01    Amended and Restated Articles of Incorporation of the Registrant, as
              amended.(3)

      3.02    Restated Code of Regulations of the Registrant, as amended.(4)
      4.01    Specimen Certificate for the Registrant's Class A Common Shares.(3)
      4.02    Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
              Registrant's 8% Notes Due 1997.(5)
      4.03    Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
              Registrant's 6 1/2% Notes Due 2004.(4)
              Other long-term debt agreements of the Registrant are not filed pursuant to
              Item 601(b)(4)(iii)(A) of Regulation S-K and the Registrant agrees to furnish copies of such agreements to the Securities and Exchange Commission upon its request.
         5    Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
         8    Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
     23.01    Consent of Deloitte & Touche LLP.
     23.02    Consent of Ernst & Young LLP.
     23.03    Consent of Price Waterhouse LLP.
     23.04    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
     23.05    Consent of Vinson & Elkins L.L.P. (included in Exhibit 8).
     99.01    Form of Support/Voting Agreement dated November 27, 1996 between the Registrant and certain directors of Owen Healthcare, Inc.(2)
     99.02    Support/Voting Agreement, dated as of November 27, 1996, between the Registrant and Dian G. Owen.(2)
     99.03    Consent of Smith Barney Inc.
     99.04    Consent of Rauscher Pierce Refsnes, Inc.
     99.05    Form of Proxy Card.
     99.06    Form of Voting Instruction Card.

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D filed December 6, 1996, reporting Registrant's beneficial ownership of shares of Owen Healthcare, Inc. (Commission File No. 5-44943) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992 (Commission File No. 0-12591) and incorporated herein by reference.

     (b) Financial Statement Schedules.

          Schedule II -- Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996).

     (c) Report, Opinion or Appraisal. Not Applicable.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph(c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on February 12, 1997.

                                          CARDINAL HEALTH, INC.

                                          By:      /s/ ROBERT D. WALTER
                                            ------------------------------------
                                                      Robert D. Walter
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 1997.

                  Signature                                        Title
---------------------------------------------  ----------------------------------------------

/s/ ROBERT D. WALTER                           Chairman and Chief Executive Officer
---------------------------------------------  (principal executive officer)
Robert D. Walter

/s/ DAVID BEARMAN                              Executive Vice President and Chief Financial
---------------------------------------------  Officer (principal financial officer)
David Bearman

/s/ RICHARD J. MILLER                          Vice President, Controller and Principal
---------------------------------------------  Accounting Officer
Richard J. Miller

/s/ John F. Finn                               Director
---------------------------------------------
John F. Finn

/s/ Robert L. Gerbig                           Director
---------------------------------------------
Robert L. Gerbig

/s/ John F. Havens                             Director
---------------------------------------------
John F. Havens

/s/ Regina E. Herzlinger                       Director
---------------------------------------------
Regina E. Herzlinger

/s/ John C. Kane                               Director
---------------------------------------------
John C. Kane

/s/ J. Michael Losh                            Director
---------------------------------------------
J. Michael Losh

                  Signature                                        Title
---------------------------------------------  ----------------------------------------------
/s/ George R. Manser                           Director
---------------------------------------------
George R. Manser

/s/ John B. McCoy                              Director
---------------------------------------------
John B. McCoy

/s/ Jerry E. Robertson                         Director
---------------------------------------------
Jerry E. Robertson

/s/ L. Jack Van Fossen                         Director
---------------------------------------------
L. Jack Van Fossen

/s/ Melburn G. Whitmire                        Director
---------------------------------------------
Melburn G. Whitmire


                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                    EXHIBIT DESCRIPTION
  -------    ----------------------------------------------------------------------------------
    2.01     Agreement and Plan of Merger dated as of November 27, 1996, among the Registrant,
             Owl Merger Corp., and Owen Healthcare, Inc.(1)
    2.02     Stock Option Agreement, dated November 27, 1996, between the Registrant and Owen
             Healthcare, Inc.(2)
    3.01     Amended and Restated Articles of Incorporation of the Registrant, as amended.(3)
    3.02     Restated Code of Regulations of the Registrant, as amended.(4)
    4.01     Specimen Certificate for the Registrant's Class A Common Shares.(3)
    4.02     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
             Registrant's 8% Notes Due 1997.(5)
    4.03     Indenture between the Registrant and Bank One, Indianapolis, NA relating to the
             Registrant's 6 1/2% Notes Due 2004.(4)

               Other long-term debt agreements of the Registrant are not filed pursuant to Item
               601(b)(4)(iii)(A) of Regulation S-K and the Registrant agrees to furnish copies of such agreements to the Securities and Exchange Commission upon its request.

    5        Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
    8        Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
   23.01     Consent of Deloitte & Touche LLP.
   23.02     Consent of Ernst & Young LLP.
   23.03     Consent of Price Waterhouse LLP.
   23.04     Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
   23.05     Consent of Vinson & Elkins L.L.P. (included in Exhibit 8).
   99.01     Form of Support/Voting Agreement dated November 27, 1996 between the Registrant and certain directors of Owen Healthcare, Inc.(2)
   99.02     Support/Voting Agreement, dated as of November 27, 1996, between the Registrant and Dian G. Owen.(2)
   99.03     Consent of Smith Barney Inc.
   99.04     Consent of Rauscher Pierce Refsnes, Inc.
   99.05     Form of Proxy Card.
   99.06     Form of Voting Instruction Card.

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(1) Included as Annex A in the Prospectus included as part of this Registration
    Statement.

(2) Included as an exhibit to the Registrant's Schedule 13D filed December 6, 1996, reporting Registrant's beneficial ownership of shares of Owen Healthcare, Inc. (Commission File No. 5-44943) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992 (Commission File No. 0-12591) and incorporated herein by reference.